     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1997


                                                      REGISTRATION NO. 333-20977

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               TELEPASSPORT INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                       4813                      13-3923895
             (STATE OR OTHER             (PRIMARY STANDARD
              JURISDICTION OF                INDUSTRIAL                (I.R.S. EMPLOYER
             INCORPORATION OR           CLASSIFICATION CODE
               ORGANIZATION)                  NUMBER)                IDENTIFICATION NO.)

                            ------------------------

                            1212 AVENUE OF AMERICAS
                         NEW YORK, NEW YORK 10036-9998
                           TELEPHONE: (212) 302-3365
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

            JAMES D. PEARSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TELEPASSPORT INC.
                            1212 AVENUE OF AMERICAS
                         NEW YORK, NEW YORK 10036-9998
                           TELEPHONE: (212) 302-3365
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              STANLEY E. BLOCH, ESQ.                              KRIS F. HEINZELMAN, ESQ.
              BAER MARKS & UPHAM LLP                              CRAVATH, SWAINE & MOORE
                 805 THIRD AVENUE                                     WORLDWIDE PLAZA
             NEW YORK, NEW YORK 10022                                825 EIGHTH AVENUE
               TEL: (212) 702-5700                                NEW YORK, NEW YORK 10019
               FAX: (212) 702-5941                                  TEL: (212) 474-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


===================================================================================================================
                                                           PROPOSED             PROPOSED
                                       AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF             TO BE            OFFERING PRICE         AGGREGATE           REGISTRATION
 SECURITIES TO BE REGISTERED         REGISTERED           PER SHARE        OFFERING PRICE(1)           FEE
-------------------------------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par
  value.......................      5,750,000(2)            $16.00            $92,000,000         $27,878.79(3)
===================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Includes 750,000 shares of Class B Common Stock which may be issued upon exercise of an over-allotment option granted to the U.S. Underwriters and the Managers. See "Underwriting."


(3) Of this amount, $22,727.27 was previously paid.

                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT CONTAINS TWO FORMS OF PROSPECTUS: ONE TO BE USED IN CONNECTION WITH AN UNDERWRITTEN OFFERING IN THE UNITED STATES AND CANADA (THE "U.S. PROSPECTUS") AND ONE TO BE USED IN A CONCURRENT INTERNATIONAL OFFERING (THE "INTERNATIONAL PROSPECTUS") OF THE CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE, OF TELEPASSPORT INC. THE U.S. PROSPECTUS FOR THE OFFERING IN THE UNITED STATES AND CANADA FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE. AFTER THE U.S. PROSPECTUS ARE THE ALTERNATE PAGES FOR THE INTERNATIONAL PROSPECTUS: A FRONT COVER PAGE, AN INSIDE FRONT COVER PAGE AND A "SUBSCRIPTION AND SALE" SECTION. A COPY OF THE COMPLETE U.S. PROSPECTUS AND INTERNATIONAL PROSPECTUS IN THE EXACT FORMS IN WHICH THEY ARE TO BE USED AFTER EFFECTIVENESS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 424(B).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 20, 1997


                                5,000,000 Shares


                               TelePassport Inc.
                                                                          [LOGO]

                              Class B Common Stock

                               ($0.01 par value)

                               ------------------


All the shares of Class B Common Stock, par value $0.01 per share (the "Class B
 Common Stock"), of TelePassport Inc. ("TelePassport" or the "Company") offered hereby are being sold by the Company. Of the 5,000,000 shares of Class B Common
 Stock being offered, 4,000,000 shares (the "U.S. Shares") are initially being offered by the U.S. Underwriters (as defined herein) in the United States and Canada (the "U.S. Offering") and 1,000,000 shares (the "International Shares"
      and together with the U.S. Shares, the "Shares") are initially being concurrently offered by the Managers (as defined herein) outside the United
   States and Canada (the "International Offering" and together with the U.S. Offering, the "Offering"). The initial price to public and the underwriting discounts and commissions of the U.S. Offering and the International Offering
                       are identical. See "Underwriting."



 The Company's common stock has been designated into two classes, consisting of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and the Class B Common Stock (collectively, the "Common Stock"). The Class B Common
   Stock and the Class A Common Stock are substantially identical, except for disparity in voting power, transferability and convertibility. The Class B
Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock. The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock.
 Except as otherwise required by law, under the Company's Amended and Restated Certificate of Incorporation, shares of Class A Common Stock and Class B Common
  Stock will vote together on all matters submitted to a vote of stockholders, including the election of directors. Upon completion of the Offering and after giving effect to certain acquisitions, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will represent 92.7% of the combined voting power of the Company. Accordingly, the holders of the Class A Common Stock will have the ability to elect all of the
       Company's Board of Directors. See "Description of Capital Stock."



 Prior to the Offering, there has been no public market for the Class B Common Stock. It is anticipated that the initial public offering price will be between
   $14.00 and $16.00 per share. For information relating to the factors to be considered in determining the initial public offering price, see "Underwriting."



Application has been made for quotation of the shares of Class B Common Stock on The Nasdaq Stock Market's National Market ("NNM") under the symbol "TEPP."

                               ------------------

 THE CLASS B COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE CLASS B COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 10
                                    HEREIN.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                     Underwriting
                                                        Price        Discounts and     Proceeds to
                                                      to Public       Commissions      Company(1)
                                                  ---------------------------------------------------
Per Share.......................................  $                $                $
Total (2).......................................  $                $                $

(1) Before deduction of expenses payable by the Company estimated at $     .


(2) The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 750,000 additional shares to cover over-allotments of shares. If such option is exercised in full, the
    total Price to Public will be $         , Underwriting Discounts and
    Commissions will be $         and Proceeds to Company will be $         .


                               ------------------

    The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that
the U.S. Shares will be ready for delivery on or about            , 1997,
against payment in immediately available funds.

Credit Suisse First Boston                                     Smith Barney Inc.

               The date of this Prospectus is             , 1997.

                  [MAP INSERTED ON INSIDE FRONT COVER FOLDOUT]

     MAP -- reflecting the various locations in the United States, Europe and Asia in which the Company has existing switching facilities and intends to locate additional switching facilities over the next three years. The map also reflects United States Air Force -- Europe bases where the Company has installed and is installing telecommunications systems.

                           [LARGE TELEPASSPORT LOGO]


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



TelePassport(R) is a registered trademark of the Company. Certain other trademarks of the Company and other companies, including MasterCall(TM), are used in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and Consolidated Financial Statements and other financial data appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the overallotment option and (ii) has been adjusted to give effect to the Reorganization (as defined herein). As used herein unless the context otherwise indicates, the terms "Company" and "TelePassport" refer to the TelePassport Companies (as defined herein) as of dates and periods prior to the closing of the Reorganization and, thereafter, collectively, TelePassport Inc. and its subsidiaries. See "Business--Reorganization." See "Glossary of Terms" for definitions of certain technical terms used in this Prospectus.

                                  THE COMPANY

GENERAL


     TelePassport is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, in Japan and other targeted Asian countries and in certain countries of southern Africa. The Company has also commenced efforts to sell national telecommunications services in certain of these areas.



     The Company is developing a digital switch-based telecommunications network connected by leased fiber optic transmission facilities (the "TelePassport Network"). The TelePassport Network currently has international gateway switching centers in New York and Tokyo and has switching facilities in London and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. The construction of a state-of-the-art international gateway switching center and network management facility in New Jersey is substantially completed and will replace the New York international gateway switching center. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 cities over the next three years. These switching facilities will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. Switching facilities are expected to be installed in Frankfurt, Milan, Naples, Paris and Zurich by the end of 1997. In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators in order to enhance the TelePassport Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company provides international long distance services with value-added features, primarily under the "TelePassport" brand. The Company believes its services are typically competitively priced below those of the incumbent telecommunications operators ("ITOs"), which are often government-owned or protected telephone companies. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the public switched telephone network ("PSTN"), or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, customer size and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include virtual private network ("VPN") services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers.


     The Company believes that Japan and certain other Asian countries provide the Company with significant opportunities for growth. In order to facilitate entry into the Japanese telecommunications market, the Company has established strategic relationships with certain Japanese telecommunications providers. In March 1995, the Company and Asahi Telecom Co., Ltd. ("Asahi Telecom") began operating a joint venture that provided international long distance services in Japan. Asahi Telecom is owned 33.5% by Japan Telecom

Co., Ltd. ("Japan Telecom") and 9.0% by NEC Corporation ("NEC"), and is an agent for Japan Telecom's long distance services and a distributor of NEC PBXs in Japan. Asahi Telecom recently commenced the construction of a nationwide network and began offering one of Japan's first integrated national and international long distance telecommunications services through its wholly owned subsidiary, A.T. NET K.K. ("A.T. NET"). In an effort to enhance its presence in the Japanese telecommunications market, in March 1997, the Company, together with A.T. NET and Asahi Telecom, entered into a series of agreements (the "A.T. NET Agreements") pursuant to which the Company, in replacement of the joint venture, became the carrier of international long distance traffic for A.T. NET, Asahi Telecom and their respective affiliates, the Company sold its interest in the joint venture to Asahi Telecom and purchased certain equipment and other assets of the joint venture, including the rights to the joint venture's non-Japanese and private line customers, which accounted for approximately 10% of its revenues, and the Company became entitled to receive preferential pricing as a reseller of A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulations, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The A.T. NET Agreements also provide that, to the extent A.T. NET offers customized calling cards and prepaid debit cards for its customers, the Company will provide such cards and will supply the related national and international long distance services to such cardholders, and that A.T. NET and Asahi Telecom are required to enter into arrangements to provide to the Company's customers those services permitted by A.T. NET's Special Type II registration, which would effectively permit the Company to provide additional telecommunications services in Japan. In addition, the Company has exercised an option to acquire a 10% ownership interest in A.T. NET and the Company is entitled to designate one representative to A.T. NET's board of directors. The Company believes that its relationship with Asahi Telecom and ownership interest in A.T. NET provide the Company with both a greater opportunity to competitively penetrate the Japanese market and advance the TelePassport brand and an added competitive advantage with respect to its wholesale business by allowing it to originate and terminate international traffic cost effectively from and to major metropolitan areas of Japan. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries.



     In addition to targeting small and medium-sized businesses and residential customers, the Company markets its services to supra-national and governmental organizations. The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. In addition, contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can then utilize to expand its customer base in the region. In May 1996, the Company was awarded a contract to provide, on a ten-year basis, local exchange and national and international telecommunications services to the temporary lodging facilities on currently up to 14 United States Air Force--Europe ("USAFE") bases (the "USAFE Contract"). Under the terms of the USAFE Contract, the Company, to date, has received delivery orders for two bases in Germany and one base in Italy and has received requests for pricing ("RFPs") for nine bases: two in Germany, five in the United Kingdom, one in Spain and one in Turkey. The Company has completed the installation of telecommunications systems providing voice and data service to temporary lodging facilities at the Ramstein and Rhein Main Air Force Bases in Germany. The Company expects to complete the installation of systems at nine additional bases by the end of 1997. The Company believes that the USAFE Contract will also provide an opportunity to expand its services to the permanent dormitories at USAFE bases. In addition, pursuant to the terms of the USAFE Contract, certain agencies within the other branches of the United States armed forces in Europe have the option to designate the Company as a supplier of telecommunications services and to present delivery orders for certain of their facilities. The Company intends to take advantage of these contractual terms by actively pursuing delivery orders from other United States military facilities in Europe. Further, the Company is a supplier of call reorigination services for offices of certain United Nations ("UN") agencies and their affiliates in over 100 countries and for other supra-national food, health, fiscal and labor organizations (collectively, the "UN Arrangements"). The Company believes that the services it provides to these organizations help to develop its customer base by establishing a high profile in local regions surrounding their offices.



     The Company typically relies on local independent sales agents for distribution of its services. In locations the Company deems strategic, the Company generally seeks to integrate distribution and interface directly with its customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations. The Company believes that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. Accordingly, in March 1997, the Company entered into agreements to acquire all the capital stock of each of Telepassport GmbH ("TelePassport Germany"), its independent agent in Germany, and TelePassport Telekom GmbH ("TelePassport Austria"), its independent agent in Austria (collectively, the "Agent Acquisitions"). The Agent Acquisitions are expected to be consummated concurrently with the closing of the Offering.



     An important element of the Company's business plan is the pursuit of strategic acquisitions, investments and alliances. In January 1997, the Company entered into an agreement with Intelenet, Inc. ("Intelenet"), a reseller of telecommunications services, pursuant to which Intelenet granted the Company an option to purchase Intelenet's customer accounts principally in Naples and Milan, Italy, as well as telecommunications equipment (the "Intelenet Agreement"). The acquisition of these assets (the "Intelenet Acquisition") will provide the Company with an immediate customer base in the Milan and Naples markets, which should enable the Company thereafter to expand the TelePassport Network into additional cities in Italy. Also, in March 1997, the Company entered into an agreement (the "HCL Agreement") to acquire all the capital stock of Hercules Consultants, Limited ("HCL"), an alternative network access consultant and installer of PBXs in the United Kingdom. The Company anticipates that the acquisition of HCL (the "HCL Acquisition;" and together with the Agent Acquisitions, the "Acquisitions") will expand the Company's existing customer base in the United Kingdom through the marketing of TelePassport services to HCL's customers, and will enable the Company to offer an integrated package of PBXs and TelePassport services in the United Kingdom.



     The Company has achieved significant growth since its inception in 1993 with revenues increasing from $2.1 million in 1993 to $12.8 million in 1994, $27.6 million in 1995 and $36.6 million in 1996. The number of customers (at the end of the period) and billable minutes, respectively, increased from 9,118 and
11.9 million in 1994 to 12,378 and 32.8 million in 1995 and 15,683 and 53.5 million in 1996.


STRATEGY


     The Company seeks to capitalize on the fundamental changes occurring in the telecommunications industry as a result of increasing demand for international telecommunications services, rapid advances in technology and a growing worldwide trend toward deregulation. The Company believes that these factors have created opportunities for alternative network operators to effectively compete with ITOs and major global commercial carriers. The Company believes it is strategically positioned to take advantage of these fundamental changes for the following reasons:


     - The Company's services are sold in over 100 countries, primarily under the "TelePassport" brand, which the Company can leverage as it expands into new locations and introduces additional services;


     - The development of the TelePassport Network in the United Kingdom, Germany, Austria, Switzerland, Italy and other targeted areas of Europe, and in Japan and other targeted Asian countries, will enable the Company to take advantage of deregulation in these markets;


     - The unique relationship with Asahi Telecom and A.T. NET provides the Company with competitive advantages in accessing the Japanese market and a platform from which to expand to other targeted Asian countries;


     - Contracts and arrangements with governmental and supra-national organizations, such as the USAFE Contract and the UN Arrangements, present the Company with long-term revenue potential and opportunities to enhance its reputation and profile in underserved markets;

     - The Company's call reorigination business enables it to gain low-cost entry into numerous markets, to establish distribution networks, to build customer bases and to identify opportunities prior to significant investment; and

     - The Company's management team, with its substantial combined telecommunications and related businesses experience and strong entrepreneurial leadership, provides the Company with the managerial skills to exploit available market opportunities.


     The Company's objective is to become a leading provider of switch-based international and national telecommunications services in its target markets. The Company's business strategy includes the following key elements: (i) development of the TelePassport Network in primary markets where the Company has an established customer base or has existing key contracts and into secondary markets in proximity to the Company's primary markets; (ii) maximizing operating efficiency by achieving economies of scale in the operation of the TelePassport Network and enhancing its information systems; (iii) integrating its distribution and interfacing directly with customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations in strategic locations; (iv) focusing on small and medium-sized businesses, and providing those customers with a wide range of services; (v) expanding the government services and supra-national sectors; (vi) expanding distribution, customer bases and brand recognition through the use of call reorigination; (vii) expanding wholesale services to increase the utilization of the TelePassport Network; and (viii) pursuing acquisitions, investments and strategic alliances.


                            ------------------------


     TelePassport was organized in Delaware on December 9, 1996 to acquire and continue the various businesses conducted by USFI, Inc., USFI-Japan, L.L.C. and TelePassport L.L.C. and its operating subsidiaries (collectively, the "TelePassport Companies"). USFI, Inc., the Company's principal operating subsidiary, was incorporated in New York in January 1993. Prior to the effective date of the registration statement of which this Prospectus is a part, the Company will complete the Reorganization pursuant to which TelePassport L.L.C. will be merged with TelePassport Inc. and all the outstanding shares and interests in USFI, Inc. and USFI-Japan, L.L.C. will be contributed to TelePassport Inc. From and after the date of the Reorganization, all the assets and business of USFI, Inc. and USFI-Japan, L.L.C. will be owned and conducted by TelePassport Inc. and such entities will become wholly owned subsidiaries of TelePassport Inc. The Company's executive offices are located at 1212 Avenue of the Americas, New York, New York, 10036-9998, and its telephone number is (212) 302-3365.

                                  THE OFFERING


Class B Common Stock offered hereby:
  U.S. Offering......................  4,000,000 shares
  International Offering.............  1,000,000 shares
                                       ---------
     Total Offering..................  5,000,000 shares
                                       =========
Common Stock to be outstanding after
  the Offering:
  Class A Common Stock...............  7,350,000 shares
  Class B Common Stock...............  5,340,000 shares(1)
Voting Rights........................  The Class A Common Stock and the Class B Common Stock
                                       will vote together as a single class on all matters,
                                       except as otherwise required by law, with each share of
                                       Class B Common Stock having one vote and each share of
                                       Class A Common Stock having ten votes. Upon completion
                                       of the Offering and after giving effect to the
                                       Acquisitions, the Company's current stockholders will
                                       own 100% of the outstanding Class A Common Stock, which
                                       will represent 92.7% of the combined voting power of the
                                       shares of Class A Common Stock and Class B Common Stock.
                                       See "Principal Stockholders" and "Description of Capital
                                       Stock."
Use of Proceeds......................  To upgrade and expand the TelePassport Network; to integrate distribution through acquisitions (including
                                       the Agent Acquisitions); to acquire businesses or invest
                                       in joint ventures or strategic alliances (including A.T.
                                       NET and HCL); for research and development and general
                                       corporate and working capital purposes. See "Risk
                                       Factors--Substantial Capital Requirements; Need for
                                       Additional Financing to Complete Network Expansion;
                                       Uncertainty of Additional Financing; Broad Discretion
                                       Over Use of Proceeds" and "Use of Proceeds."
Proposed NNM Symbol..................  TEPP


---------------

(1) Includes: (i) 66,667 shares of Class B Common Stock to be issued in connection with the HCL Acquisition; (ii) 253,333 shares of Class B Common Stock to be issued in connection with the acquisition of TelePassport Germany, including 80,000 shares of Class B Common Stock to be issued and held in escrow subject to vesting over 36 months; and (iii) 20,000 shares of Class B Common Stock to be issued in connection with the acquisition of TelePassport Austria and held in escrow subject to vesting over 36 months (in each case, assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). Excludes: an aggregate of 1,903,500 shares of Class B Common Stock, consisting of (i) 886,390 shares of Class B Common Stock reserved for issuance upon exercise of options outstanding as of the date of this Prospectus under the Company's Long Term Incentive Plan (the "Long Term Incentive Plan"); and (ii) 1,017,110 shares of Class B Common Stock reserved for issuance pursuant to options to be issued in the future under the Long Term Incentive Plan. In the event the over-allotment option is exercised in full, the total number of shares of Class B Common Stock to be outstanding after the Offering would be 6,090,000. See "Business--Acquisitions," "Management," "Shares Eligible for Future Sale" and "Underwriting."


                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before purchasing shares of Class B Common Stock.

                             SUMMARY FINANCIAL DATA


     The summary Statement of Operations Data, Other Financial Data and Balance Sheet Data as of and for the years ended December 31, 1994, 1995 and 1996 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which were audited by Ernst & Young LLP, independent auditors. The summary Statement of Operations Data, Other Financial Data and Balance Sheet Data for the period from February 12, 1993 (Inception) to December 31, 1993 have been derived from unaudited Consolidated Financial Statements of the Company which are not included herein. This information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                       FEBRUARY 12, 1993                  FISCAL YEAR ENDED
                                                        (INCEPTION) TO                       DECEMBER 31,
                                                         DECEMBER 31,        --------------------------------------------
                                                             1993                1994            1995            1996
                                                       -----------------     ------------     -----------     -----------
                                                        (in thousands, except share, per share and other operating data)
STATEMENT OF
  OPERATIONS DATA:
Telecommunications revenue............................    $     2,085        $    12,775      $    27,643     $   36,550
Costs and expenses:
  Cost of telecommunications services.................          1,367              8,907           20,075         29,880
  Selling expenses....................................            349              1,687            2,579          3,800
  General and administrative expenses.................          2,848              5,173            5,349          8,804
  Non cash compensation...............................             --                 --               --          2,718
  Depreciation and amortization.......................             32                100              395            714
                                                             --------           --------         --------       --------
Total costs and expenses..............................          4,596             15,867           28,398         45,916
                                                             --------           --------         --------       --------
Loss from operations..................................         (2,511)            (3,092)            (755)        (9,366)
Other income (expense) and minority interest(1).......             --               (315)              57             14
Equity in net loss of foreign joint venture(2)........             --                 --             (703)        (1,453)
                                                             --------           --------         --------       --------
Net loss..............................................    $    (2,511)       $    (3,407)     $    (1,401)    $  (10,805)
                                                             ========           ========         ========       ========
Net loss per common share(3)..........................    $     (0.33)       $     (0.45)     $     (0.19)    $    (1.43)
Weighted average common shares and equivalents........      7,546,805          7,546,805        7,546,805      7,546,805

OTHER FINANCIAL DATA:
EBITDA(4).............................................    $    (2,479)       $    (3,307)     $    (1,006)    $  (10,091)
Net cash (used in) operating activities...............         (1,529)            (1,669)             (74)        (1,620)
Net cash (used in) investing activities...............           (293)              (318)          (2,219)        (3,754)
Net cash provided by financing activities.............          1,875              2,252            2,396          6,045
Capital expenditures and investments..................            293                304            2,080          3,537

OTHER OPERATING DATA:
Billable minutes(5)...................................             --         11,930,671       32,758,910     53,501,247
Customers(6)..........................................          4,107              9,118           12,378         15,683
Switching facilities..................................              1                  1                3              4



                                                                                                AS OF DECEMBER 31, 1996
                                                                                AS OF         ---------------------------
                                                                             DECEMBER 31,                         AS
                                                                                 1995           ACTUAL        ADJUSTED(7)
                                                                             ------------     -----------     -----------
BALANCE SHEET DATA:
Working capital (deficit).............................                       $    (2,584)     $    (6,504)    $   57,588
Property and equipment, net...........................                             1,974            5,194          5,598
Total assets..........................................                             7,003           13,880         87,670
Stockholders' (deficit) equity........................                            (1,838)          (2,338)        68,972


                                                   (footnotes on following page)

                        NOTES TO SUMMARY FINANCIAL DATA

(1) The expense reported for the year ended December 31, 1994 is primarily the result of an arbitration award paid by the Company in connection with a 1994 contract dispute. See note 5 to the Consolidated Financial Statements.


(2) This item represents the Company's equity in the net loss of its joint venture with Asahi Telecom. In March 1997, pursuant to the A.T. NET Agreements, the Company sold its interest in the joint venture to Asahi Telecom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Japan and Asahi Telecom."



(3) Net loss per common and common equivalent share is based on the weighted average number of shares of common stock outstanding during each period, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, options granted within one year of the Company's initial public offering which have an exercise price less than the initial public offering price are treated as outstanding for all periods presented (using the treasury method at the initial public offering price) even though the effect is to reduce the loss per share.



(4) As used herein, "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.



(5) Billable minutes are those minutes of call traffic for which a customer of record is billed by the Company. The number of billable minutes for the period from February 12, 1993 (Inception) to December 31, 1993 is not available.



(6) Information presented as of the end of the period indicated.



(7) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom and the issuance of 340,000 shares of Class B Common Stock in connection with the Acquisitions. See "Use of Proceeds," "Capitalization" and "Business -- Acquisitions."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Class B Common Stock offered hereby. The discussion in this Prospectus contains forward looking statements that involve risks and uncertainties. Statements contained in this Prospectus that are not historical facts are forward looking statements. A number of important factors could cause the Company's actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.


LIMITED OPERATING HISTORY; HISTORY OF NEGATIVE EBITDA; ACCUMULATED DEFICIT AND INCREASING OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY



     The Company commenced operations in 1993 and has only a limited operating history upon which potential investors may base an evaluation of its performance. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early development. To date, the Company has incurred negative EBITDA and substantial and increasing net losses. EBITDA for the years ended December 31, 1996, 1995 and 1994 was negative $10.5 million, negative $1.0 million and negative $3.3 million, respectively. The Company has accumulated net losses from inception in February 1993 through December 31, 1996, of $19.3 million. Losses have resulted principally from operating losses including costs incurred in the development and expansion of the TelePassport Network and the infrastructure necessary for the anticipated growth of the Company's business. The Company expects to continue to incur losses and development and expansion costs at least through the year 2000 while it further develops the TelePassport Network. There can be no assurance that the Company will ever achieve profitability. In addition, none of the operating losses that have accumulated prior to the date of this Prospectus are available to be carried forward to offset profits, if any, in future periods for Federal income tax purposes.


     The Company's future operating results will be subject to annual and quarterly fluctuations due to several factors, certain of which are outside the control of the Company. These factors include the effects of governmental regulation and regulatory changes, the introduction of new products and services by the Company and its competitors, the mix of products and services sold and the mix of channels through which those products and services are sold, general economic conditions, specific economic conditions in the telecommunications industry, user demand, the cost of developing and expanding the TelePassport Network (including any unanticipated costs associated therewith), pricing strategies for competitive products and services and changes in technology. As a result of the foregoing factors, the Company may in the future experience materially adverse results. In such event, the price of the Company's Class B Common Stock would likely be materially adversely affected. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into acquisitions, investments and strategic alliances that could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with Acquisitions, Investments and Strategic Alliances," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Services."


SUBSTANTIAL CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING TO COMPLETE NETWORK EXPANSION; UNCERTAINTY OF ADDITIONAL FINANCING; BROAD DISCRETION OVER USE OF PROCEEDS



     In the future, the Company will require capital significantly in excess of historical levels to fund the upgrade and expansion of the TelePassport Network, the acquisition of businesses or investment in joint ventures and strategic alliances and working capital and general corporate purpose requirements, including general and administrative expenses and the funding of operating losses. The exact amount of the Company's future capital requirements, however, will depend upon many factors, including the cost, timing and extent of upgrading and expanding the TelePassport Network, the expansion of existing services and the development of new services, the Company's ability to penetrate new markets, regulatory changes, the status of competing services, the magnitude of potential acquisitions, investments and strategic alliances; and the Company's results of operations. Individually or collectively, variances in these and other factors could cause material changes in the Company's actual capital requirements.



     The Company currently estimates that the net proceeds of the Offering, together with equipment financing, will be sufficient to finance its capital requirements through the end of 1998. The Company plans to install up to 30 additional switching facilities during the next three years. The net proceeds of the Offering, however, will not be sufficient to fund all 30 planned switching facilities. After the end of 1998, or sooner if conditions make it necessary, the Company will be required to seek additional debt or equity financing to fund its capital requirements. Such financing potentially includes equity financing which may be dilutive to stockholders. It is likely that any debt financing would restrict the Company's ability to make acquisitions, borrow from other sources and pay dividends to stockholders, in certain cases. The Company does not currently have any commitments for any additional equity or debt financing and there can be no assurance that any financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. To the extent unexpected expenditures arise or the Company's estimates of its capital requirements prove to be inaccurate, the Company may require such additional financing sooner than anticipated and in amounts greater than current expectations. Failure to obtain additional financing will require the Company to delay, reduce the scope of, or stop the expansion of the TelePassport Network and otherwise materially reduce its operations, and would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



     Approximately $23.5 million, 34.4% of the estimated net proceeds of the Offering, have been allocated for general corporate and working capital purposes. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds from the Offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information which will be considered by the Company in determining the application of such net proceeds. See "Use of Proceeds."



SUBSTANTIAL GOVERNMENT REGULATION


  General

     The international telecommunications industry is subject to international treaties and agreements, and to laws and regulations which vary from country to country. Enforcement and interpretation of these laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries that regulate telecommunications in each country. In some cases, such government officials and ministries are subject to influence by the ITO.

     In some countries where the Company operates or plans to operate, local laws or regulations limit provision of basic international telecommunications service in competition with state-authorized carriers. There can be no assurance that future regulatory, judicial, legislative or political changes will permit the Company to offer to residents of such countries all or any of its services or will not have a material adverse effect on the Company, that regulators or third parties will not raise material issues regarding the Company's compliance with applicable laws or regulations, or that regulatory decisions will not have a material adverse effect on the Company. If the Company is unable to provide the services which it presently provides or intends to provide or to use its existing or contemplated transmission methods due to its inability to obtain or retain the requisite governmental approvals for such services or transmission methods, or for any other reason related to regulatory compliance or lack thereof, such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has pursued and expects to continue to pursue a strategy of providing its services to the fullest extent it believes is permissible under current applicable laws and regulations. For example, the Company provides call reorigination services in certain countries based upon its interpretation that such services are not specifically prohibited by the applicable laws and regulations of such countries or that such laws and regulations are unclear or are unenforced. If the Company's interpretation of a country's laws or regulations is found to be incorrect, if a country's laws or regulations are changed or if a country changes its policy regarding enforcement of laws and regulations, the Company may seek to modify its operations in such country so as to comply with its laws or regulations, or it may discontinue provision of service in that country. There can be no assurance that the Company will not be subject to fines or other sanctions as a result of violations of a country's laws or regulations, even if such violations have been or are subsequently corrected. In addition, an incorrect interpretation of a country's applicable laws or regulations, or an incorrect assessment of the likelihood of enforcement of a country's laws or regulations, could cause the Company to lose, or be unable to obtain, regulatory approvals to provide certain of its services or to use certain transmission methods in such country. There can be no assurance that the Company has correctly interpreted or that it will correctly interpret applicable laws and regulations, or that the Company has correctly assessed, or that it will correctly assess in the future, the likelihood of enforcement of applicable laws and regulations, in all countries in which it operates or plans to operate. See "Regulation of the International Telecommunications Industry."



     Since June 1995, 18 countries have formally notified the Federal Communications Commission (the "FCC") that call reorigination services violate their laws. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against call reorigination providers based in the United States. Of these 18 countries, two countries have requested assistance from the FCC in enforcing their prohibitions on call reorigination within their respective territories. The Company has customers in 17 of these countries, including one country that has requested that the FCC take action against the Company. The customers in these 17 countries accounted for an aggregate of approximately 6.0% of telecommunications revenues in 1996. While the FCC has not initiated any action to date, there can be no assurance that it will not take action in the future. The FCC has held that it would consider enforcement action against companies based in the United States engaged in call reorigination by means of uncompleted call signalling in countries where such services are expressly prohibited. Enforcement action could range from an order to cease providing call reorigination services in such country, to the imposition of one or more restrictions on the Company's FCC 214 Authorizations (as defined herein). See "Regulation of the International Telecommunications Industry."



     In February 1997, the World Trade Organization ("WTO") announced that 69 countries, including the United States, Japan, Switzerland, South Africa and all of the member states of the European Union ("EU"), reached an agreement (the "WTO Agreement") to facilitate competition in telecommunications services. Under the WTO Agreement, beginning in 1998, such countries are expected to allow access to their domestic and international markets to competing telecommunications providers, allow foreign ownership interests in existing telecommunications providers and establish regulatory schemes to develop and implement policies to accommodate telecommunications competition. To join the WTO Agreement, each country submitted a written offer to the WTO agreeing to implement certain changes, which offer was subject to the acceptance by the WTO. Although each of these countries has agreed to make certain changes to increase competition in its respective markets, there can be no assurance that these countries will enact the legislation required to implement the changes set forth in the offers, or implement any legislation which may be enacted, in a timely manner or at all. See "Risk Factors -- Competition" and "Regulation of the International Telecommunications Industry."


  United States


     The Company owns and operates an international gateway switching center in New York. The London switching facility and the Tokyo international gateway switching facility are connected to the New York international gateway switching center by international private line circuits ("IPLC") leased from other carriers. In accordance with FCC policy described below, the IPLCs between London and New York are used to provide international switched telecommunications services and the IPLCs between Tokyo and New York are limited to the transmission of signalling information used to initiate call reorigination. The Company's provision of international long distance service between the United States and foreign points is subject to regulation by the FCC. The Company was required to obtain authorizations from the FCC (the "FCC 214

Authorizations") under Section 214 ("Section 214") of the Communications Act of 1934 (the "Communications Act"). The Company has been granted FCC 214 Authorizations to: (i) provide switched international telecommunications services through the resale of switched services of United States carriers; (ii) provide global facilities-based service between the United States and all international points, except Cuba (currently excluded by the FCC); and (iii) resell international private lines interconnected with the PSTNs in the United States and those countries determined by the FCC to afford resale opportunities equivalent to those available under United States law. To date, such interconnected private line resale has been permitted by the FCC only to four countries: Canada, the United Kingdom, Sweden and New Zealand. The FCC may expand the number of countries to which the Company may provide such services if the FCC determines that additional countries afford equivalent resale opportunities to those available under United States law. The Company has no control over when, or with respect to which countries, the FCC will make any such determinations. The Company's business plan provides for the installation of switching facilities in certain countries which are currently deemed "non-equivalent" by the FCC. The Company plans to connect these facilities, including the Vienna and Japan switching facilities, via IPLCs to its international gateway switching facility in New Jersey (once it becomes operational in mid-1997), interconnecting with PSTNs at both ends. The successful implementation of such a plan depends on the determination by the FCC to classify these countries as equivalent countries. Until such time, the Company will be able to provide service between the United States and those (and all other) non-equivalent countries only through the resale of international switched services or "switched hubbing." Switched hubbing would require the Company to transmit that portion of the call between the non-equivalent country (e.g., Germany) and an equivalent country (e.g., the United Kingdom) via a resold, tariff-based switched service, rather than by IPLC. To the extent that the Company is restricted from carrying traffic over private lines, it will not be able to take advantage of the economies of scale achievable through utilization of fixed-cost private lines. See "Regulation of the Telecommunications Industry."


     The grant of the Company's FCC 214 Authorization to resell international switched services permits the Company to offer service by means of call reorigination using uncompleted call signalling, subject to certain relevant FCC decisions. The FCC has determined that call reorigination service using uncompleted call signalling does not violate United States or international law, but has held that United States companies providing such services must do so in compliance with the laws of the countries in which they operate.


     The FCC reserves the right to condition, modify or revoke any FCC 214 Authorization and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the telecommunications laws of certain other countries. The Company believes that it has obtained all authorizations from the FCC required for the conduct of its current operations in the United States, but that it may need additional FCC authorizations in the future. No assurance can be given that the Company will be able to obtain or retain the authorizations necessary to conduct its business in the future. The revocation of any authorization or the denial of, or inability to obtain, additional authorizations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."



     The Company is also required to file with the FCC a tariff containing the rates, terms and conditions applicable to its international telecommunications services. The Company has filed a tariff with the FCC. If the Company charges rates other than those set forth in, or otherwise violates, its tariff, the FCC or a third party could bring an action against the Company, which could result in a fine, a judgment or other penalties.


     The Company is subject to additional regulation under various federal and state laws regarding, among other things, occupational safety, environmental protection and hazardous substance control. The laws and regulations administered by governmental agencies are subject to change and varying interpretation. No assurance can be given that an agency might not assert a claim of noncompliance against the Company. Unanticipated changes in laws or adverse interpretations of regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

  European Union


     Historically, European countries have prohibited the provision of voice telephony services except by the ITO. The regulation of the telecommunications industry is governed at a supra-national level by the EU. The EU has adopted several pro-competition directives requiring the liberalization of voice telephony and the freedom to create alternative telecommunications infrastructures within the EU member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom). The EU has set January 1, 1998, as the deadline for such mandatory liberalization and each EU member state is required to enact its own laws to implement such directives by such time, subject to extensions granted to certain members. There can be no assurance that each EU member state will enact laws that implement the EU directives within the allotted time frame or at all. To the extent the directives are not implemented, or not properly or fully implemented, in a particular member state, the Company will not be able to offer its full range of services or utilize certain transmission or access methods in that country. Each EU member state in which the Company currently conducts business has a different national regulatory scheme and regulatory variations among the member states are expected to continue for the foreseeable future. The requirements for the Company to obtain necessary approvals to offer the full range of telecommunications services, including voice telephony, vary considerably from country to country and there can be no assurance that the Company has received all necessary approvals, filed applications for such approvals, received comfort letters or obtained all necessary licenses from the applicable regulatory authorities, or that it will do so in the future. The Company's failure to obtain necessary approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."



     In March 1997, the EU's Telecommunications Council approved a directive setting forth general rules regarding the granting of telecommunications licenses. At the request of certain countries, the EU agreed to issue a declaration allowing member states to base their respective license fees on present, as well as estimated future, administrative costs incurred in the management, control and enforcement of individual licenses. As a result of authorizing member states to consider such future administrative costs, license fees in those states that include such expenses may be higher than typical license fees currently charged. To the extent such fees are substantially higher than typical licensing fees, the Company may be required to divert funds originally designated for other uses to the payment of such fees. Alternatively, the Company could curtail its operations in those member states that charge excessive fees. The curtailment of all or a portion of the Company's existing or planned operations in the EU could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."


  United Kingdom


     The Company owns and operates a switching facility in London that is connected to the New York international gateway by IPLCs leased by the Company from third parties. In the United Kingdom, the Company offers direct access, call reorigination and services to closed user groups ("CUGs"), as well as customized calling card and prepaid debit card services, and acts as a wholesaler of switched minutes providing international call termination services for other telecommunications carriers and resellers. The Company expects to commence 1-XXX service from the United Kingdom during the second quarter of 1997. The Company's services are subject to the Telecommunications Act 1984 (the "UK Telecommunications Act"). The Secretary of State for Trade and Industry (the "TI Secretary") is responsible for granting telecommunications licenses and the Director General of Telecommunications ("DGT") and his staff, known as the Office of Telecommunications ("Oftel"), the United Kingdom's telecommunications regulatory authority, are responsible for enforcing the conditions of such licenses. In October 1995, the TI Secretary granted to the Company an international simple resale ("ISR") license which allows the Company to offer certain international and national long distance services via connection to the PSTN by leased lines. The loss of the Company's license or the placement of significant restrictions thereon could have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

     To reduce transmission costs associated with leasing IPLCs owned by third parties and to provide additional capacity between the United States and United Kingdom, the Company is exploring the acquisition of one or more indefeasible rights of use ("IRU") in digital undersea fiber optic cable for the transmission of traffic between its London switching facility and its international gateway switching center, which is currently under construction in New Jersey. The Company is required to apply to the TI Secretary to obtain an International Facilities License ("IF License") that would permit it to run international facilities-based voice services over cables in which it has an IRU. The British government has not placed any limit on the number of IF Licenses it will issue, but there can be no assurance that the Company will be granted an IF License. The Company's failure to obtain an IF License would prevent the Company from providing facilities-based services to and from the United Kingdom through its own facilities (e.g., by IRU), would adversely affect the Company's plans and ability to expand its operations and could have a material adverse effect on the Company's operations, financial condition and results of operations.

  Germany


     The Company plans to install a switching facility in Frankfurt, Germany, by the end of 1997. The Company intends, subject to FCC rules, to connect this facility by leased IPLCs to its international gateway switching center in New Jersey when it becomes fully operational later this year. The Company presently offers call reorigination and services to CUGs in Germany, as well as customized calling card and prepaid debit card services. Germany is an EU member state and is governed by the EU directives mandating liberalization by January 1998. Upon full deregulation of the German telecommunications market and subject to FCC rules, the Company intends to install additional switching facilities in other metropolitan areas in Germany. The Company plans to connect such additional facilities by IPLCs to its New Jersey international gateway switching center when it becomes fully operational later this year, to provide to the German public international and national long distance telecommunications services, including Voice Telephony, with switched and dedicated access. See "Business--Services."


     The regulation of the telecommunications industry in Germany is governed by Telekommunikations-gesetz, the Telecommunications Act of 1996 ("TKG"), which, with respect to most of its provisions, became effective in August 1996. Under the TKG, a license ("TKG License") is generally required by any person that: (i) operates transmission facilities for the provision of telecommunications services to the public; or (ii) offers Voice Telephony services to the public through telecommunications networks operated by such provider. While the TKG represents the final phase of the reform of the German telecommunications industry, the law will continue to protect the monopoly rights of Deutsche Telecom AG ("DT") over the provision of Voice Telephony until January 1, 1998. In order to provide the services to the public that the Company intends to provide and expand its network switching facilities in Germany, the Company will be required to obtain a TKG License. Under the TKG, an applicant is entitled to the grant of a license subject to certain public policy considerations set forth in the statute. A license may be revoked if, among other things, continued effectiveness would be contrary to statutory public policy considerations. There can be no assurance that the Company will be able to obtain, or, if granted, thereafter maintain, a TKG License. The failure to obtain, or the loss of, a TKG License or the placement of significant restrictions thereon could have a material adverse effect on the Company's operations, financial condition and results of operations. In addition, there can be no assurance that any future changes in, or additions to, any existing or future German laws, regulations, government policy, court or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."


  Switzerland


     The Company presently offers call reorigination, services to CUGs and customized calling card and debit card services in Switzerland. The Company's services are subject to the Federal Law on Telecommunications of June 21, 1991 ("LTC"). Under the LTC, the Company is not required to obtain a permit to offer telephone services for CUGs. Although Switzerland is not an EU member state, the Swiss government has expressed its intention to maintain Swiss telecommunications regulations in line with EU directed liberalization. Towards that end, on October 1, 1996, the Swiss federal government published a draft law (the "Draft Law") designed to increase competition in the telecommunications industry and to guarantee "universal" services for the entire Swiss population at reasonable prices. The Company plans to install a switching facility in Zurich by the end of 1997. Upon deregulation of the Swiss telecommunications market and subject to FCC rules, the Company plans to expand operations in Switzerland through the installation of additional switching facilities in other metropolitan areas of Switzerland and connect these and the Zurich facility via IPLCs to its international gateway switching center in New Jersey, when it becomes fully operational later this year, to provide international and national long distance services with switched and dedicated access. Under the Draft Law, the Company would not be required to obtain a license unless it controls the infrastructure over which its services are carried. Accordingly, the Company's provision of its existing and intended services would require the Company only to deliver notification of such services to the government. If the Company were to "control" its own infrastructure, as such term may be defined and interpreted, the Draft Law, should it become effective in its current form, would require the Company to obtain a license. The Draft Law requires the government to grant a license if the applicant possesses the technical abilities to offer the services and is able to offer sufficient guarantees that it will comply with Swiss law and regulations. It is anticipated that licenses granted will have a perpetual duration but will be revocable by the government based on a licensee's non-compliance with Swiss telecommunications law. If the Company is required to obtain a license, there can be no assurance it will be able to satisfy the required conditions. If the Company does obtain a license, the loss of such license or the placement of significant restrictions thereon due to the Company's failure to comply with applicable law and regulations, could materially adversely affect the Company's operations, financial condition and results of operations. The Draft Law is currently being reviewed by the Swiss Parliament and there can be no assurance that the Draft Law as currently proposed will be adopted. In addition, there can be no assurance that any future changes in or additions to existing or future Swiss laws, regulations, government policy or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."


  Austria


     The Company owns and operates a switching facility in Vienna, Austria, and presently offers call reorigination in Austria. The Company intends to connect via IPLCs the switching facility in Vienna to the international switching facility in New Jersey when it becomes fully operational later this year, subject to FCC rules. The provision of telecommunications services in Austria is currently subject to the Fernmeldegesetz of 1993, as amended (the "Austrian Telecommunications Act"). In general, the Austrian Telecommunications Act requires a license for the construction and operation of any telecommunications equipment. A license may be refused on the basis of certain public policy rules. The Austrian ITO generally maintains a monopoly over the fixed public telecommunications network and voice telephony. Austria is an EU member state and is governed by EU directives mandating liberalization by 1998. The government is currently considering a new statute incorporating the EU directives to liberalize the provision of Voice Telephony services and infrastructure by January 1998 (the "Austrian Proposed Legislation"). Upon deregulation of the Austrian telecommunications market, the Company intends to expand its switching facility in Vienna to provide international long distance services with switched and dedicated access. Under the Austrian Proposed Legislation, in order to provide the services that the Company intends to provide, the Company would be required to obtain a license (the "Austrian Telecommunications License"). No assurance can be given that the Company would be able to obtain an Austrian Telecommunications License, or that such license would not be revoked or modified. There can be no assurance that the statute as currently proposed will be adopted. In addition, there can be no assurance that any new statute or any future changes in or additions to existing or future Austrian laws, regulations, government policy or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

  Japan


     The Company owns and operates an international gateway switching center in Tokyo that is connected to the New York international gateway switching center by IPLCs leased by the Company currently for the purpose of transmitting signals from Japan to the United States to trigger call reorigination service. In Japan, the Company offers direct access and call reorigination services, as well as customized calling card and debit card services, and acts as a wholesaler of switched minutes providing international call termination services to other telecommunications carriers and resellers. The Company intends to install switching facilities in additional metropolitan areas in Japan connected via leased private lines to provide international and national long distance services with switched and dedicated access. In addition, to reduce transmission costs associated with leasing private lines and to provide additional capacity between the United States and Japan, the Company is exploring the acquisition of one or more IRUs for the transmission of international traffic between its Tokyo switching facility and the Company's international gateway switching center in New Jersey, when it becomes fully operational later this year, subject to FCC rules. The Company's services in Japan are subject to regulation by the Ministry of Posts and Telecommunications (the "Japanese Ministry") under the Telecommunications Business Law (the "Japanese Law"). The Company, through its Japanese subsidiary, has filed notice with the Japanese Ministry as a General Type II carrier which permits it to provide its current international long distance services, customized calling cards and debit cards and to act as a wholesaler. The Company is in the process of seeking a Special Type II registration which will permit the Company to provide additional national and international services in Japan. In addition, the A.T. NET Agreements provide that A.T. NET and Asahi Telecom will enter into arrangements to provide to the Company's customers those services permitted by A.T. NET's Special Type II registration. There can be no assurance that the Company will be able to register with the Japanese Ministry as a Special Type II carrier. The Company's failure to obtain registration as a Special Type II carrier, or any failure to enter into arrangements with A.T. NET and Asahi Telecom, could have an adverse effect on the Company's ability to expand its operations in Japan and could adversely affect the Company's operations, financial condition and results of operations. See "Business--Services; and --Japan and Asahi Telecom" and "Regulation of the International Telecommunications Industry."


  South Africa

     The Company presently provides call reorigination and customized calling card and debit card services in South Africa. The Company does not own any switching facilities and does not intend in the near future to provide any facilities-based services in South Africa. The telecommunications industry in South Africa is principally regulated by the Post Office Act of 1958 (the "SA Post Office Act") and the recently enacted Telecommunications Act of 1996 (the "SA Telecommunications Act"). Section 78 of the Post Office Act confers a statutory monopoly on Telkom SA Limited ("Telkom"), a state-owned company, for the construction, maintenance and use of any telecommunications line ("fixed line telephony"). It is anticipated that the government will promulgate regulations during 1997 that will provide for the repeal of Section 78 of the Post Office Act pursuant to Section 106 of the SA Telecommunications Act. Accordingly, while the SA Telecommunications Act ultimately envisages the liberalization of telecommunications in South Africa, Telkom continues to exercise at least a temporary monopoly over fixed line telephony. The Company believes that the SA Post Office Act and the SA Telecommunications Act allow the Company to provide its call reorigination services and that such laws do not require the Company to obtain a license for the provision of such services. A license to operate any telecommunications apparatus must, however, be obtained from the Department of Posts and Telecommunications. The Company believes that its agents in South Africa that supply customers with automatic dialing devices for the provision of the Company's call reorigination services have obtained the required licenses. The loss or limitation of such licenses by the Company's agents could have a material adverse effect on the Company's operations, financial condition and results of operations.

     No assurance can be given that any future changes in or additions to laws, regulations, government policy or administrative rulings will not have a material adverse effect on the Company's operations, financial condition and results of operations. In addition, if, after the repeal of Section 78 of the SA Post Office Act becomes effective, the Company determines it is required to obtain a license, there can be no assurance that the Minister of Posts, Telecommunications and Broadcasting would take the required action of inviting the Company to make a license application. In that case, the Company's failure to obtain a license could have a material adverse effect on the Company's ability to expand its operations in South Africa and could materially adversely affect the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."


COMPETITION



     The international telecommunications industry is highly competitive. Competition for customers in the international telecommunications industry is primarily based upon pricing, the type and quality of services offered and customer relationships. Other providers of international long distance telecommunications services include: (i) the ITO in each country; (ii) major international carriers and their global alliances; (iii) secondary alliances of nontraditional carriers which own infrastructure; and (iv) alternative carriers. Other potential competitors include cable television companies, wireless telephone companies, Internet access providers and large end users which have dedicated circuits or private networks. Many of the Company's current or potential competitors have substantially greater financial, marketing and other resources than the Company. If the Company's competitors were to devote significant additional resources to the provision of international long distance telecommunications services to the Company's target customer base of small and medium-sized businesses in the Company's targeted geographic markets, the Company's business, financial condition and results of operations could be materially adversely affected, and there can be no assurance that the Company would be able to compete successfully against such new or existing competitors.



     The Company believes that competition will continue to intensify as the number of new service providers increases due to the overall growth in the industry and the global trend toward deregulation. In February 1997, the WTO announced that 69 countries, including the United States, Japan, Switzerland, South Africa and all of the member states of the EU, entered into the WTO Agreement, which is expected to result in greater competition from new market entrants and existing telecommunications service providers in such markets. See "-- Substantial Government Regulation" and "Regulation of the International Telecommunications Industry."



     The Company prices its services primarily by discounting against the prices charged by the ITOs. The Company has no control over the prices set by the ITOs, and some may be able to use their financial resources to cause severe price competition in the geographic markets in which the Company operates. Further, the Company has experienced, and expects to continue to experience, declining revenue per billable minute in many product segments, in part as a result of increasing worldwide competition within the telecommunications industry. If price competition intensifies significantly, the Company's business, financial condition and results of operations could be materially adversely affected.


     The Company believes that the ITOs generally have certain competitive advantages due to their control over local connectivity and because, in many instances, the ITOs themselves are governmental entities. The Company believes that from time to time it has encountered anti-competitive behavior on the part of certain ITOs. If the Company encounters anti-competitive behavior in countries in which it operates or if the ITO in any country in which the Company operates uses its competitive advantages to the fullest extent, the Company's business, financial condition and results of operations could be materially adversely affected.

     The major international carriers and the global alliances generally offer their lowest rates and best services primarily to larger, higher-volume businesses and less frequently to the small and medium-sized businesses targeted by the Company's marketing strategy. Secondary alliances generally target their services to compete directly with the global alliances and ITOs and not with the Company. The Company's TelePassport Direct and TelePassport VPN services are targeted, however, primarily at larger volume businesses which may also be targeted by the global and secondary alliances. Furthermore, the Company's marketing efforts toward supra-national and governmental organizations may also compete directly with major international carriers. There can be no assurance that the Company will be able to compete successfully against major international carriers and global alliances and any significant direct competition with such carriers and alliances could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services."

     In addition, the Company's pricing as a reseller is largely dependent upon the pricing strategy of larger carriers, who supply the Company with switched minutes. To the extent such larger carriers target customers similar to those targeted by the Company, such carriers are also direct competitors of the Company. Accordingly, the business success of a reseller is significantly tied to the pricing policies established by potential competitors. There can be no assurance that favorable pricing policies will be continued by these larger carriers. See "--Reliance on Third Parties for Leased Capacity."

     Many of the newly emerging competitors are smaller carriers, most of which specialize in offering international telephone services utilizing call reorigination and other alternative access methods. Some of these alternative carriers have begun to build networks which are similar to, or more extensive than, the TelePassport Network. Competition for customers among these small carriers is primarily based on the carrier's reputation and the ability of a carrier to provide quality service at low prices. There can be no assurance that the Company will be able to successfully compete against its competitors in this market segment. See "Business--Business Strategy; and --Competition."

POTENTIAL DIFFICULTIES ASSOCIATED WITH IMPLEMENTING TELEPASSPORT NETWORK EXPANSION STRATEGY


     The successful implementation of its switched access expansion strategy will require the Company, among other things, to continue to expand and develop the TelePassport Network. Expansion and development of the TelePassport Network are necessary to enable the Company to meet customer requirements and to increase the volume of traffic, which is fundamental to achieving economies of scale on the TelePassport Network and to the Company's overall financial success. The Company plans to upgrade existing facilities and add switching facilities in up to 30 cities during the next three years. By the end of 1997, the Company plans to upgrade existing and install additional switching facilities in the New York metropolitan area, the United Kingdom, Austria and Japan and install switching facilities in Frankfurt, Milan, Naples, Paris and Zurich. The expansion of the TelePassport Network and the number of cities in which the Company actually installs switching facilities will depend upon many factors, including the availability of additional capital, cost, regulatory developments, the Company's ability to penetrate new markets, competition and the Company's results of operations. There can be no assurance that the Company will be able to add services, upgrade or install switching facilities in all 30 cities as currently planned or expand its geographic markets to include all or any of such locations, that existing regulatory barriers to its current or future operations will be reduced or eliminated or that the Company will be able to expand and develop the TelePassport Network successfully. The Company may be required to decrease the number or change the mix of locations presently targeted for expansion of the TelePassport Network. See "--Substantial Government Regulation; and --Substantial Capital Requirements; Need for Additional Financing to Complete Network Expansion; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     To originate and terminate calls on the TelePassport Network, the Company requires "interconnection" with one or more carriers that provide access and egress into and from the PSTN in those cities in which the Company owns switching facilities. Although the Company has been successful to date in obtaining interconnect agreements, there can be no assurance that the Company will be able to maintain such agreements or obtain additional agreements as the Company expands the TelePassport Network into additional countries. See "--Competition."


     In addition, concurrently with its anticipated expansion, the Company may from time to time experience general problems affecting the quality of the voice and voice band data transmission of some calls transmitted over the TelePassport Network, which could result in poor quality voice transmission and interruptions in service. To provide redundancy in the event of technical difficulties with the TelePassport Network, the Company relies upon other carriers' networks. To the extent that such difficulties occur and calls are transmitted over other carriers' networks rather than over the TelePassport Network, these calls will be more costly to the Company.

     Failure to implement successfully the Company's switched access expansion strategy, which is a key element of its overall business strategy, or future problems with interconnection, quality of service or redundancy, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation," "--Competition," "--Risks Associated with International Operations" and "Business--Business Strategy; --The TelePassport Network; and --Competition."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As new technologies develop, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to implement such new technologies at substantial cost. In addition, competitors may implement new technologies before the Company is able to implement such technologies, allowing such competitors to provide enhanced services and quality, or services at more competitive costs, compared with that which the Company is able to provide. There can be no assurance that the Company will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Company, or which it may implement in the future, may not be preferred by its customers or may become obsolete. If the Company is unable to respond to competitive pressures, implement new technologies on a timely basis, penetrate new markets in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced services offered by the Company do not achieve a significant degree of market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND IMPLEMENTATION OF GROWTH STRATEGY


     The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The Company's strategy is to continue its growth by expanding its service offerings and principal geographic markets in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, in Japan and other targeted Asian countries and in certain countries of southern Africa. If the Company is successful in increasing its services and expanding its markets, there will be additional demands on the Company's customer support, marketing, distribution and other operational and administrative resources and systems and the Company's network infrastructure. To accommodate its growth strategy, the Company will be required to invest additional capital and resources to enhance its information systems by replacing or upgrading certain existing systems and integrating new systems. In addition, the Company will be required to hire a substantial number of additional management and other employees in the United States and abroad. There can be no assurance that the Company's administrative, operational, infrastructure and financial resources and systems will be adequate to maintain and effectively monitor future growth. There can also be no assurance that the Company will be successful in hiring qualified personnel to implement its growth strategy or that it will be able to rapidly and efficiently integrate its new personnel with its existing workforce. The failure to continue to upgrade the Company's information services and infrastructure or the occurrence of unexpected expansion difficulties could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Potential Difficulties Associated With Implementing TelePassport Network Expansion Strategy" and "--Dependence on Effective Information Systems."


RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES


     As part of its growth strategy, the Company pursues acquisitions of businesses, agents or customer bases, and investments in, and strategic alliances with, entities that complement or expand the Company's current operations or capabilities. In March 1997, the Company entered into the A.T. NET Agreements governing its strategic relationship with Asahi Telecom and investment in A.T. NET. There can be no assurance that the

A.T. NET Agreements will result in increased sales or an expanded customer base for the Company or enable the Company to effectively penetrate its targeted markets in Asia. In addition, the Company has entered into agreements to acquire TelePassport Germany and TelePassport Austria concurrently with the closing of the Offering. There can be no assurance that the Agent Acquisitions will result in increased sales or an expanded customer base for the Company. Pursuant to the Intelenet Agreement, the Company acquired an option to purchase the customer accounts and certain telecommunications equipment from a reseller of telecommunications services principally in Milan and Naples, Italy. The Company has also entered into an agreement to acquire HCL, an alternative network access consultant and installer of PBXs in the United Kingdom. There can be no assurance that such acquisitions will enable the Company to effectively penetrate the Italian market or result in increased sales in the United Kingdom. Further, the Company is continuously evaluating other potential investment opportunities but no assurance can be given that the Company will enter into any additional understandings, commitments or agreements with respect to any acquisition, investment, strategic alliance or related effort. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the identification of appropriate candidates, the assimilation of operations and personnel of the respective entities, the potential disruption of the Company's ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise. Further, to the extent that any such transaction involves operations located outside the United States, the transaction would involve the risks associated with international operations, including regulatory obstacles. There can be no assurance that the Company would be successful in overcoming these risks or any other difficulties encountered with respect to such acquisitions, investments, strategic alliances or related efforts. See "--Potential Difficulties Associated With Implementing TelePassport Network Expansion Strategy," "--Risks Associated with International Operations" and "Business--Business Strategy; and --Acquisitions."


RELIANCE ON THIRD PARTIES FOR LEASED CAPACITY


     The Company does not currently own any of the telecommunications transmission lines that connect the TelePassport Network. As a result, the Company must lease its transmission facilities from facilities-based carriers, all of which are potential competitors of the Company. The Company currently leases IPLCs from MCI Communications Corporation ("MCI"), British Telecommunications plc ("BT"), International Digital Communications Inc. ("IDC") and the respective ITO in each country in which the Company has a switching facility. The Company's profitability depends, in part, on its ability to obtain and utilize leased capacity on a cost-effective basis. Generally, the Company leases lines pursuant to one-year leases. Because rates for international transmission lines are continuing to fall, the Company has not made, and has no current intention to make, leases of longer duration with any providers. Although the Company believes that it has and will continue to enjoy favorable arrangements with the facilities-based carriers from which it leases transmission lines, there can be no assurance that such arrangements will continue or that leased capacity will continue to be available at cost-effective rates. See "Business--Services; and --The TelePassport Network."


FOREIGN EXCHANGE RATE RISKS

     The Company currently bills primarily in United States Dollars and generally is paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. As the Company's business develops and expands, the Company anticipates that in many countries it may bill and receive payment in local currency at prevailing exchange rates. Substantially all of the costs of acquisition and upgrade of the Company's switching facilities and expansion of the TelePassport Network have been, and will continue to be, denominated in United States Dollars. Any appreciation of the value of the United States Dollar relative to the local currency may place the Company at a competitive disadvantage by effectively making its services more expensive as compared to those of its competitors located in such country, including the ITO. Any depreciation of the value of the United States Dollar relative to the local currency may adversely affect the Company by effectively increasing the cost of the Company's capital expenditures made in such local currency. While the Company monitors exposure to currency fluctuations, and may, as appropriate, use certain financial hedging instruments in the future, there can be no assurance that the use of financial hedging instruments will successfully offset exchange rate risks, or that such fluctuations will not have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS ASSOCIATED WITH IMPOSITION OF VAT ON COMPANY'S SERVICES



     The Company believes it is not currently required to charge value-added taxes ("VAT") on telecommunications services provided to its EU customers. VAT is a tax on goods and services designed to be borne by the ultimate consumer end user of such goods and services. The rate of VAT varies among EU member states but is typically between 15% and 20% of the cost of the goods or services. In general, under VAT rules, most businesses are permitted to offset the VAT charged to them with the VAT that they charge to their customers, while residential customers and certain categories of businesses, such as banks and insurance companies, cannot offset the VAT and therefore must bear the cost of the tax. Pursuant to the Sixth EC VAT Directive adopted in 1977 (the "VAT Directive"), providers of telecommunications services in the EU are liable for VAT in the EU member state where the supplier of the services is established. The Company believes that, as a supplier located in the United States, its services are not currently subject to VAT. Many of the Company's EU based competitors, however, including the ITOs, are required to charge VAT. As a result, the Company has had a competitive price advantage over competitors in the EU who are required to charge VAT for telecommunications services with respect to residential customers, certain categories of businesses that are not permitted to offset VAT and businesses that are unable to offset the entire VAT for which they are liable.



     The EC has proposed legislation, to be followed no later than 1999 by an amendment to the VAT Directive, to specifically impose VAT on telecommunications services supplied within the EU by carriers based outside of the EU. Until such time as the final legislation is adopted, the EC has proposed interim rules allowing EU member states to make the European purchasers of the services liable for the VAT and to collect VAT directly from such users, which, in almost all cases, is expected to be businesses. Under the interim rules, EU based businesses that purchase telecommunications services from non-EU based carriers will be required to self-account for VAT on such services and pay VAT directly to the authorities, except to the extent that businesses can offset the VAT. Germany has already begun to collect VAT from users of such services effective January 1, 1997. After the amendment to the VAT Directive is adopted, all EU member states will be required to adopt rules implementing the amended VAT directive and all non-EU based carriers supplying services to users located in the EU will be required to register in one or more EU member states and collect and pay the VAT themselves. To the extent that the Company's services are, and in the future become, subject to VAT, the Company's competitive price advantage with respect to those EU businesses and other customers required to pay VAT will be reduced. Such reduction could have an adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation" and "Regulation of the International Telecommunications Industry."


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     There are certain risks inherent in an international business, including regulatory limitations restricting or prohibiting the offering of the Company's services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity in certain parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with differing tax laws. Depending on the countries involved, any or all of the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, there can be no assurance that laws or administrative practices relating to telecommunications, taxation, foreign exchange or other matters in countries in which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation," "--Competition," "--Risks Associated with Imposition of VAT on Company's Services," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Regulation of the International Telecommunications Industry."

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     While the Company believes that its information systems are sufficient for its current operations, such systems will require enhancements, replacements and additional investments to continue their effectiveness in the future, particularly to enable the Company to manage an expanded TelePassport Network. There can be no assurance that the Company will not encounter difficulties in enhancing its systems or integrating new technology into its systems. The inability of the Company to implement any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost effective manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Business Strategy; and --Information Systems."

PROTECTION OF PROPRIETARY TECHNOLOGY AND INFORMATION

     The Company relies on trade secrets, know-how and continuing technological advancements to maintain its competitive position. Although the Company has entered into confidentiality and invention agreements with certain of its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. See "Business--The TelePassport Network; and --Information Systems."

DEPENDENCE ON QUALIFIED PERSONNEL


     The success of the Company is dependent upon its ability to hire and retain qualified management, technical, marketing, financial and other personnel. The Company competes for such personnel with companies that have greater financial and other resources. Accordingly, no assurance can be given that the Company will be successful in hiring additional or retaining qualified personnel. Further, the Company's business is currently managed by a small number of key management and operating personnel. The loss of the services of such personnel as a group could have a material adverse impact on the Company's business. The Company does not maintain, nor is it currently contemplating obtaining, "key man" life insurance policies on any of its employees. See "Management."


CONTROL BY PRINCIPAL STOCKHOLDERS


     The Company's Class A Common Stock is entitled to ten votes per share and the Company's Class B Common Stock, which is being sold in the Offering, is entitled to one vote per share. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will represent 92.7% of the combined voting power of the Company (91.8% if the over-allotment option is exercised in full). Accordingly, the holders of the Class A Common Stock will have the ability to elect all of the Company's directors and to control the outcome of substantially all other issues submitted to the Company's stockholders. See "Principal Stockholders" and "Description of Capital Stock."


IMMEDIATE SUBSTANTIAL DILUTION

     The Company's present stockholders acquired their shares of the Company's Common Stock at costs substantially below the anticipated offering price of the Class B Common Stock to be sold in the Offering. Therefore, investors purchasing Class B Common Stock in the Offering will incur an immediate and substantial dilution in net tangible book value per share. See "Dilution."

NO DIVIDENDS

     The Company has not paid dividends on the Class A or the Class B Common Stock since inception and does not anticipate paying any dividends to its stockholders in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. In addition, any future bank or other financing may restrict the Company's ability to declare and pay dividends. See "--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; A.T. NET's Future Capital Requirements" and "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Class B Common Stock. Upon completion of the Offering and after giving effect to the Acquisitions, the Company will have 12,690,000 shares of Common Stock outstanding (13,440,000 shares if the over-allotment option is exercised in full). In addition, the Company has reserved for issuance 886,390 shares of Class B Common Stock upon exercise of options granted under the Long Term Incentive Plan.



     The 5,000,000 shares of Class B Common Stock offered in the Offering (5,750,000 if the over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The 7,350,000 outstanding shares of Class A Common Stock will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. No prediction can be made as to the effect that future sales of Class A or Class B Common Stock, or the availability of shares of Class A or Class B Common Stock for future sales, will have on the market price of the Class B Common Stock prevailing from time to time. Sales of substantial amounts of Class A or Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class B Common Stock and could impair the Company's ability to raise capital through the future sale of equity securities. The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the Long Term Incentive Plan. See "Management," "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."


ANTI-TAKEOVER CONSIDERATIONS

     The voting rights contained in the Class A Common Stock, which grant the holders thereof ten votes per share, are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors, even though such a transaction may offer the holders of Class B Common Stock the opportunity to sell such shares of Class B Common Stock at a price above the then prevailing market price. Such voting rights may also render the removal of directors and management more difficult.


     In addition, the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of undesignated preferred stock issuable by the Board of Directors (the "Preferred Stock") in such series, and with such designations, rights and preferences, as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of such Preferred Stock, depending upon the rights, designations, preferences, qualifications, limitations and restrictions thereof, may have the effect of delaying, deterring or preventing a change in control of the Company or may otherwise adversely affect the interests of holders of Common Stock. The issuance of Preferred Stock, for example, could decrease the amount of earnings or assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock.

     In addition, certain provisions of the Delaware General Corporation Law prevent certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock--Common Stock; --Preferred Stock; and --Delaware Law and Certain Charter and By-Law Provisions."


     Further, the new employment agreement to be executed with Mr. Pearson will contain provisions which will require the Company to make certain payments to Mr. Pearson in certain instances if his employment is terminated following a "Change in Control" (as defined therein). In the event of a Change of Control of the Company (as defined in the Long Term Incentive Plan), all Incentive Awards (as defined therein) under the Long Term Incentive Plan will become immediately vested and exercisable. The employment agreement and Long Term Incentive Plan provisions may have the effect of delaying, deterring or preventing a change of control of the Company, may discourage bids for outstanding shares of Class B Common Stock and may adversely affect the market price of the Class B Common Stock. See "Management--Employment Agreements; and -- Long Term Incentive Plan."


ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public trading market for the Class B Common Stock and there can be no assurance that an active public market for the Class B Common Stock will develop or continue following the Offering. The initial public offering price of the Class B Common Stock will be determined by negotiation between the Company and Credit Suisse First Boston Corporation and may not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Class B Common Stock will trade after completion of the Offering. There can be no assurance that the market price of the Class B Common Stock will not decline below the initial public offering price. See "Underwriting."

     Trading volume and prices for the Class B Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, regulatory developments and other events or factors which cannot be foreseen or predicted by the Company. In addition, various factors affecting companies in the international telecommunications industry generally may have a significant impact on the market price of the Class B Common Stock, as well as price and volume volatility affecting such companies, in general, and not necessarily related to the operating performance of such companies.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be approximately $68.3 million ($78.7 million if the over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.



     The Company intends to use approximately $40 million of the net proceeds for network upgrade and expansion, including the installation of switching facilities and investments in fiber optic cable, and $5 million for integration of distribution through acquisitions, for acquisitions of businesses or for investments in joint ventures or strategic alliances (including the Acquisitions and $3.0 million for the acquisition of a 10% interest in A.T. NET). Although the Company is continuously evaluating other potential investment opportunities, it does not have, nor can any assurance be given that it will have, any understanding, commitment or agreement with respect to any other acquisition, investment, strategic alliance or related effort. In addition, $1.0 million of the net proceeds will be used for research and development, and the balance of the net proceeds ($23.3 million) will be used to fund working capital requirements and for other general corporate purposes including general and administrative expenses and the funding of operating losses. If the over-allotment option is exercised in full, additional net proceeds ($10.4 million) will be added to the Company's working capital. Pending application of the net proceeds described herein, such amounts will be invested in short-term investment grade securities. See "Risk Factors--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; and --Potential Difficulties Associated With Implementing TelePassport Network Expansion Strategy." For a discussion of the Company's future capital requirements and the sources of funds therefor over the next three years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Class A or Class B Common Stock and currently intends to retain future earnings, if any, to finance the development and continued expansion of its business. Accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future. Any future determination with respect to the payment of dividends will be within the sole discretion of the Company's Board of Directors and will depend upon, among other things, the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. In addition, any future bank or other financing may restrict the Company's ability to declare and pay dividends.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of shares of Class B Common Stock in the Offering exceeds the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.


     As of December 31, 1996, the Company had a (deficit in) net tangible book value of $(3.0) million, or $(.41) per share of Common Stock. Assuming that the sale of the shares of Class B Common Stock hereunder had occurred on December 31, 1996 and without taking into account any change in net tangible book value after December 31, 1996, other than the sale of the shares of Class B Common Stock in the Offering, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $65.2 million or $5.28 per share of Common Stock (assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). See "Capitalization." This represents an immediate increase in tangible book value of $5.69 per share of Common Stock held by existing holders of shares of Common Stock and an immediate dilution of $9.72 per share of Class B Common Stock to new investors. The following table illustrates this dilution per share of Common Stock (assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus):



    Assumed initial public offering price per share of Class B Common
      Stock.............................................................            $15.00
    (Deficit in) net tangible book value per share of Common Stock at
      December 31, 1996.................................................  $(.41)
    Increase in net tangible book value per share of Class B Common
      Stock attributable to the Offering................................   5.69
                                                                          -----
    Pro forma net tangible book value per share of Common Stock after
      the Offering......................................................              5.28
                                                                                    ------
    Dilution per share of Common Stock to new investors.................            $ 9.72
                                                                                    ======



     If the over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to the Offering would be $5.78 per share, the increase in net tangible book value per share would be $6.19 and the dilution to persons who purchase shares of Class B Common Stock in the Offering would be $9.22 per share (assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus).



     The following table sets forth, on a pro forma basis as of December 31, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid, and the percentage of equity interest in the Company represented thereby (assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus):



                                    SHARES PURCHASED          TOTAL CONSIDERATION
                                 ----------------------     -----------------------     AVERAGE PRICE
                                   NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                 ----------     -------     -----------     -------     -------------
    Existing stockholders......   7,350,000       59.5%     $13,074,000       14.8%        $  1.78
    New investors..............   5,000,000       40.5       75,000,000       85.2           15.00
                                 ----------      -----      -----------      -----
      Total....................  12,350,000      100.0%     $88,074,000      100.0%
                                 ==========      =====      ===========      =====



     The foregoing table excludes the exercise of all stock options issued prior to the date of this Prospectus under the Long Term Incentive Plan and the issuance of shares in connection with the Acquisitions. To the extent that any options granted or to be granted are exercised in the future at prices which are below the initial public offering price, there will be further dilution to new investors. See "Management--Long Term Incentive Plan."

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of December 31, 1996, and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom (assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). See "Use of Proceeds." The information set forth below should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                          AS OF DECEMBER 31, 1996
                                                  ---------------------------------------
                                                       ACTUAL              AS ADJUSTED
                                                  -----------------     -----------------
                                                          (dollars in thousands)
    Cash......................................        $   1,088             $  65,888
                                                      =========             =========
    Current portion of capital lease
      obligations.............................        $      61             $      61
                                                      =========             =========
    Long-term portion of capital lease
      obligations.............................        $     289             $     289
    Stockholders' equity (deficit):
      Preferred stock
         $.01 par value, zero and 1,000,000
         shares authorized; zero and zero
         issued and outstanding,
         respectively(1)......................               --                    --
      Class A Common Stock
         $.01 par value, 9,000,000 shares
         authorized; 7,350,000 issued and
         outstanding(1).......................               74                    74
      Class B Common Stock
         $.01 par value, 20,000,000 shares
         authorized; zero and 5,260,000 issued
         and outstanding,
         respectively(1)(2)...................               --                    53
      Additional paid-in-capital(3)...........           15,718                70,126
      Accumulated deficit(3)..................          (18,124)                   --
      Deferred compensation...................               --                (1,275)
      Cumulative translation adjustment.......               (6)                   (6)
                                                      ---------             ---------
    Total stockholders' equity (deficit)......           (2,338)               68,972
                                                      ---------             ---------
         Total capitalization.................        $  (2,049)            $  69,261
                                                      =========             =========


---------------

(1) See "Description of Capital Stock."


(2) Includes: (i) 66,667 shares of Class B Common Stock to be issued in connection with the HCL Acquisition; (ii) 253,333 shares of Class B Common Stock to be issued in connection with the acquisition of TelePassport Germany, including 80,000 shares of Class B Common Stock to be issued and held in escrow subject to vesting over 36 months; and (iii) 20,000 shares of Class B Common Stock to be issued in connection with the acquisition of TelePassport Austria and held in escrow subject to vesting over 36 months (in each case, assuming that the initial public offering price of the Class B Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). Excludes: an aggregate of 1,903,500 shares of Class B Common Stock, consisting of (i) 886,390 shares of Class B Common Stock reserved for issuance upon exercise of options outstanding as of the date of this Prospectus under the Company's Long Term Incentive Plan (the "Long Term Incentive Plan"); and (ii) 1,017,110 shares of Class B Common Stock reserved for issuance pursuant to options to be issued in the future under the Long Term Incentive Plan. In the event the over-allotment option is exercised in full, the total number of shares of Class B Common Stock to be outstanding after the Offering would be 6,090,000. See "Business--Acquisitions," "Management," "Shares Eligible for Future Sale" and "Underwriting."



(3) Reflects an adjustment to additional paid-in-capital and accumulated deficit upon termination of the "S" corporation election of USFI, Inc. and certain of the TelePassport Companies in connection with the Reorganization.

                            SELECTED FINANCIAL DATA


     The selected Statement of Operations Data, Other Financial Data and Balance Sheet Data as of and for the fiscal years ended December 31, 1994, 1995 and 1996 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which were audited by Ernst & Young LLP, independent auditors. The selected Statement of Operations Data, Other Financial Data and Balance Sheet Data for the period from February 12, 1993 (Inception) to December 31, 1993 have been derived from unaudited Consolidated Financial Statements of the Company which are not included herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                    FEBRUARY 12, 1993            FISCAL YEAR ENDED DECEMBER 31,
                                                     (INCEPTION) TO       --------------------------------------------
                                                    DECEMBER 31, 1993         1994             1995            1996
                                                    -----------------     ------------     ------------     ----------
                                                    (in thousands, except share, per share and other operating data)
STATEMENT OF OPERATIONS DATA:
Telecommunications revenue........................     $     2,085        $    12,775       $   27,643      $  36,550
Costs and expenses:
  Cost of telecommunications services.............           1,367              8,907           20,075         29,880
  Selling expenses................................             349              1,687            2,579          3,800
  General and administrative expenses.............           2,848              5,173            5,349          8,804
  Non cash compensation...........................                                                              2,718
  Depreciation and amortization...................              32                100              395            714
                                                       -----------        -----------       ----------      ---------
Total costs and expenses..........................           4,596             15,867           28,398         45,916
                                                       -----------        -----------       ----------      ---------
Loss from operations..............................          (2,511)            (3,092)            (755)        (9,366)
Other income (expense) and minority interest(1)...              --               (315)              57             14
Equity in net loss of foreign joint venture(2)....              --                 --             (703)        (1,453)
                                                       -----------        -----------       ----------      ---------
Net loss..........................................     $    (2,511)       $    (3,407)      $   (1,401)     $ (10,805)
                                                       ===========        ===========       ==========      =========
Net loss per common share(3)......................     $     (0.33)       $     (0.45)      $    (0.19)     $   (1.43)
Weighted average common shares and equivalents....       7,546,805          7,546,805        7,546,805      7,546,805

OTHER FINANCIAL DATA:
EBITDA(4).........................................     $    (2,479)       $    (3,307)      $   (1,006)     $ (10,091)
Net cash (used in) operating activities...........          (1,529)            (1,669)             (74)        (1,620)
Net cash (used in) investing activities...........            (293)              (318)          (2,219)        (3,754)
Net cash provided by financing activities.........           1,875              2,252            2,396          6,045
Capital expenditures and investments..............             293                304            2,080          3,537

OTHER OPERATING DATA:
Billable minutes(5)...............................              --         11,930,671       32,758,910      53,501,247
Customers(6)......................................           4,107              9,118           12,378         15,683
Switching facilities..............................               1                  1                3              4



                                                                                             AS OF DECEMBER 31, 1996
                                                                             AS OF         ---------------------------
                                                                          DECEMBER 31,                          AS
                                                                              1995            ACTUAL        ADJUSTED(7)
                                                                          ------------     ------------     ----------
BALANCE SHEET DATA:
Working capital (deficit).........................                        $    (2,584)      $   (6,504)     $  57,588
Property and equipment, net.......................                              1,974            5,194          5,598
Total assets......................................                              7,003           13,880         87,670
Stockholders' (deficit) equity....................                             (1,838)          (2,338)        68,972


                                                   (footnotes on following page)

                        NOTES TO SELECTED FINANCIAL DATA

(1) The expense reported for the year ended December 31, 1994 is primarily the result of an arbitration award paid by the Company in connection with a 1994 contract dispute. See note 5 to the Consolidated Financial Statements.


(2) This item represents the Company's equity in the net loss of its joint venture with Asahi Telecom. In March 1997, pursuant to the A.T. NET Agreements, the Company sold its interest in the joint venture to Asahi Telecom. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business--Japan and Asahi Telecom."



(3) Net loss per common and common equivalent share is based on the weighted average number of shares of common stock outstanding during each period, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, options granted within one year of the Company's initial public offering which have an exercise price less than the initial public offering price are treated as outstanding for all periods presented (using the treasury method at the initial public offering price) even though the effect is to reduce the loss per share.



(4) As used herein "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.



(5) Billable minutes are those minutes of call traffic for which a customer of record is billed by the Company. The number of billable minutes for the period from February 12, 1993 (Inception) to December 31, 1993 is not available.



(6) Information presented as of the end of the period indicated.



(7) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom and the issuance of 340,000 shares of Class B Common Stock in connection with the Acquisitions. See "Use of Proceeds," "Capitalization" and "Business--Acquisitions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the other financial data included elsewhere in this Prospectus.

OVERVIEW


     The Company is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, in Japan and other targeted Asian countries and in certain countries of southern Africa. The Company has also commenced efforts to sell national telecommunications services in certain of these areas.



     The Company's principal operating subsidiary, USFI, Inc., was incorporated in January 1993. The Company has been principally funded through the date of this prospectus by an aggregate of $17.3 million in equity capital contributed by the founders of the Company, Stephen E. Myers, Michael C. Anderson and James
D. Pearson (the "Principals"). The Company has incurred losses from operating activities in each year of operations since its inception, and expects to continue to incur operating losses for the next several years. To date, the Company has incurred negative EBITDA and substantial net losses. EBITDA for the years ended December 31, 1994, 1995 and 1996 was negative $3.3 million, negative $1.0 million and negative $10.1 million, respectively. The Company has accumulated net losses from inception in February 1993 through December 31, 1996, of $18.1 million and had working capital deficits of $2.3 million, $2.6 million and $6.5 million as of December 31, 1994, 1995 and 1996, respectively. Losses have resulted principally from operating losses including costs incurred in the development and expansion of the TelePassport Network and the infrastructure necessary for the anticipated growth of the Company's business. The Company expects to continue to incur operating losses and development and expansion costs at least through the year 2000 while it further develops the TelePassport Network. There can be no assurance that the Company will ever achieve profitability.



     The Company was organized in Delaware on December 9, 1996 to acquire and continue the various businesses conducted by USFI, Inc., USFI-Japan, L.L.C. and TelePassport L.L.C. and its operating subsidiaries. Prior to the effective date of the registration statement of which this Prospectus is a part, TelePassport L.L.C. will be merged with TelePassport Inc. and the Principals will contribute to TelePassport Inc. all the outstanding shares and interests in USFI, Inc. and USFI-Japan, L.L.C. From and after the closing date of this Offering, all the assets and business of USFI, Inc. and USFI-Japan, L.L.C. will be owned and conducted by TelePassport Inc. Currently, USFI, Inc. and certain other TelePassport Companies are taxed as "S" corporations and, as such, any income or loss of such companies has been reported directly to their equity owners for inclusion in their tax returns. After completion of the Reorganization, such companies will no longer be taxed as "S" corporations and deferred taxes will be recorded in the Company's consolidated financial statements. In addition, TelePassport Inc. will be the common parent of a consolidated group for Federal income tax purposes that includes the TelePassport Companies, and each member of such group will be subject to corporate level tax on its share of the consolidated group's income. Any net operating losses, as defined in Section 172(c) of the Internal Revenue Code of 1986, as amended (the "Code"), incurred by the TelePassport Companies prior to the completion of the Reorganization will be unavailable to the Company to offset taxable income earned, if any, after the closing of the Offering for Federal income tax purposes.



     Since its inception in 1993, the Company has invested substantial resources in developing the TelePassport Network and related business operations. In February 1993, the Company installed its international gateway switching center in New York, commenced offering TelePassport call reorigination services and began marketing TelePassport international long distance calling cards. The Company installed its international gateway switching center in Tokyo in April 1995 and in December 1995 installed the London switching facility. Due to the rapid and significant technological advancements which are characteristic of the telecommunications industry, the Company may be required to make additional investments to replace or upgrade its equipment to implement new technologies as they become available. The Company began selling TelePassport services on a wholesale basis to other carriers in late 1994. In 1995, the Company introduced several additional TelePassport services, including prepaid debit cards for the European market in early 1995, TelePassport VPN in August 1995 and TelePassport direct access services for the London market in November 1995. The Company has also established strategic relationships with several supra-national and governmental organizations, as well as with telecommunications service providers in Japan. In June 1993, the Company became a supplier of call reorigination services for the offices of certain United Nations agencies and their affiliates in over 100 countries and has since entered into service contracts with other supra-national organizations. In May 1996, the Company was awarded the USAFE Contract in Germany. In March 1995, the Company formed a joint venture with Asahi Telecom to provide international long distance services in Japan. In March 1997, the Company, Asahi Telecom and A.T. NET entered into the A.T. NET Agreements, which supersede the joint venture. The Company has exercised its option to acquire a 10% ownership interest in A.T. NET for approximately $3.0 million. The Company's ownership interest in A.T. NET will be accounted for under the cost method. After giving effect to the sale of the Company's interest in the joint venture to Asahi Telecom and exercise of the option, upon payment of the option exercise price, the Company's equity in the accumulated net loss of the joint venture, net of investment and long term advances ($1.8 million as of December 31, 1996), will be recorded as a reduction of its investment in A.T. NET.


     The Company's telecommunications revenue is derived from the number of minutes of use billed by the Company and is recorded upon completion of calls. The Company believes its services are typically competitively priced below those of the ITO in each country in which the Company offers its services. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers.


     For the year ended December 31, 1996, call reorigination revenue represented $23.8 million, or 65.0%, of the Company's telecommunications revenue and wholesale services represented $12.2 million, or 33.3%, of telecommunications revenue. The remainder of the Company's telecommunications revenue during the year, $0.6 million, or 1.7%, was derived from a VPN contract with certain UN organizations which is expected to terminate in the first quarter of 1997. During the year ended December 31, 1996, telecommunications revenue was derived from services provided in the following locations: Europe 47.4%; North America 23.4%; southern Africa 17.9%; Japan 9.9%; and South America 1.4%. Predominantly all of the revenue generated in North America was derived from wholesale services. Telecommunications revenue in all other areas was derived primarily from services accessed through call reorigination.



     The Company intends to generate telecommunications revenue through the expansion of the TelePassport Network, as well as through the continued use of call reorigination in markets that do not justify the capital commitments associated with establishing switching facilities or where the Company is prohibited from providing switched services. As additional markets are deregulated and the Company expands the TelePassport Network into those markets, the Company will seek to transfer its customers to facilities-based services, and, as a result, the Company anticipates that the percentage of telecommunications revenue derived from dedicated or switched access services will increase and the percentage of telecommunications revenue from call reorigination services will decrease. The Company believes, however, that call reorigination services will continue to be a significant source of revenue. The Company intends to continue to focus on providing telecommunications services to small and medium-sized businesses and residential customers with significant international long distance traffic, as well as expanding the resale of switched minutes to other telecommunications carriers and resellers on a wholesale basis. In addition, the Company intends to continue targeting supra-national and governmental organizations.


     Prices in the international long distance telecommunications industry in many of the countries in which the Company provides its services have declined in recent years due to increased competition and deregulation, and the Company believes that prices are likely to continue to decrease. Additionally, to the extent EU member states impose VAT on telecommunications services provided to EU customers by telecommunications providers located outside of the EU, such as the Company, the Company may need to further reduce prices of services offered to certain customer segments in order to remain competitive. See "Risk Factors--Risks Associated with Imposition of VAT on Company's Services." In addition, the Company believes that the deregulatory trends in many foreign markets will result in greater competition which could reduce telecommunications revenue per minute and the Company's operating margins. For example, 69 countries recently entered into the WTO Agreement with the goal of increasing competition among telecommunications providers in those markets beginning in 1998. The Company believes, however, that any decreases in prices as a result of deregulation and increased competition will be at least partially offset by increased telecommunications usage and decreased costs that the Company anticipates will be realized as the percentage of traffic transmitted over the TelePassport Network increases. See "Regulation of the International Telecommunications Industry."



     Cost of telecommunications services is comprised of costs associated with the origination, transmission and termination of voice and voice band data telecommunications services, and with owning and maintaining switching facilities. Currently, a substantial portion of the Company's telecommunications revenue is derived from services that are accessed through call reorigination or are not otherwise transmitted over the TelePassport Network. Accordingly, a significant portion of the Company's cost of telecommunications services is variable, based on the number of minutes of use, with transmission and termination costs being the Company's most significant expense. The Company is seeking to originate, transport and terminate a larger portion of traffic over the TelePassport Network in order to bypass, to the greatest extent possible, the higher costs associated with traditional international settlement policies. As the Company increases the percentage of traffic transmitted over the Telepassport Network, cost of telecommunications services will increasingly consist of fixed costs associated with leased lines and the ownership and maintenance of the TelePassport Network, and the Company expects that the cost of telecommunications services as a percent of telecommunications revenue will decline. The Company seeks to lower cost of telecommunications services through:
(i) increasing volume on the TelePassport Network, thereby allocating fixed costs over a larger number of minutes; (ii) continuing to negotiate favorable rates with the ITOs; and (iii) optimizing the routing of calls over the TelePassport Network. See "Business--Business Strategy."


     As is typical in the long distance telecommunications industry, the Company generally realizes higher margins from its retail services than from its wholesale services. Wholesale services, however, provide a source of additional revenue and add significant minutes originating and terminating on the TelePassport Network, thus enhancing the Company's purchasing power for leased lines and switched minutes. The Company also generally realizes higher margins from direct access services than from services accessed through call reorigination. The Company's overall margins may fluctuate in the future based on its mix of wholesale and retail long distance services and the percentage of calls using direct access as compared to call reorigination.

     Selling expenses are primarily derived from commissions paid to independent agents, and payroll and other benefit costs. Selling expenses have increased over the past three years as the Company's business has expanded and the number of agents and the size of the direct sales and marketing forces have increased. The Company expects that selling expenses will continue to increase as the business grows and the TelePassport Network expands. In addition, as the Company begins to integrate its distribution network in selected strategic locations by acquiring independent agents or establishing country managers or direct sales organizations, it will incur added selling expenses associated with the transition which is likely to result, initially, in an increase in selling expenses as a percent of telecommunications revenue. The Company anticipates, however, that as sales networks become fully integrated and economies of scale are realized, selling expenses ultimately will decline as a percent of telecommunications revenue. The Company also believes that the integration of its distribution network will give it greater control over its sales and marketing functions, which would enable it to provide a higher level of service to its customers. See "Business--Market Opportunity" and "Business Strategy."

     General and administrative expenses includes salary and benefits and other overhead costs associated with headquarters and network operations. These costs have increased due to the development and expansion of the TelePassport Network and corporate infrastructure. The Company expects that general and administra-tive expenses will, initially, continue to increase as a percentage of revenue as the Company puts into place the infrastructure necessary to support the continued growth of the Company and expansion of the TelePassport Network. Once the infrastructure has been installed and the traffic routed over the TelePassport Network grows, the Company expects to realize economies of scale and anticipates that general and administrative expenses will decrease as a percentage of revenues.

     The Company currently bills primarily in United States Dollars and generally is paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. As the Company's business develops and expands, the Company anticipates that in many countries it may bill and receive payment in local currency at prevailing exchange rates. While the Company does not presently use financial hedging instruments to offset exchange rate risk, it may elect to do so in the future. Substantially all of the costs of acquisition and upgrade of the Company's switching facilities and expansion of the TelePassport Network have been, and will continue to be denominated in United States Dollars. See "Risk Factors--Foreign Exchange Rate Risks."

     Inflation is not a material factor affecting the Company's business and has not had a significant effect on the Company's operations to date. The Company has historically experienced, and expects to continue to experience, decreases in revenues in the months of August and December due to extended vacation time typically taken by Europeans during these months.


RESULTS OF OPERATIONS



  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



     Telecommunications revenue. Telecommunications revenue increased $8.9 million, or 32.3%, to $36.6 million for the year ended December 31, 1996 from $27.6 million for the year ended December 31, 1995. This increase was attributable primarily to the increase in billable minutes, which increased 20.7 million, or 63.1%, to 53.5 million billable minutes for the year ended December 31, 1996 from 32.8 million billable minutes for the year ended December 31, 1995. Telecommunications revenue derived from retail customers increased approximately $3.0 million, or 14.4%, to $23.8 million for the year ended December 31, 1996 from $20.8 million for the year ended December 31, 1995, while telecommunications revenue derived from wholesale customers increased $5.3 million, or 76.8%, to $12.2 million for the year ended December 31, 1996 from $6.9 million for the year ended December 31, 1995. The remainder of the Company's telecommunications revenue during the year ended December 31, 1996, $0.6 million, was derived from a VPN contract with certain UN organizations. The increase in telecommunications revenue during the year ended December 31, 1996 was achieved despite declining prices in both the retail and wholesale sectors as a result of increased competition and deregulation of certain foreign markets.



     Cost of telecommunications services. Cost of telecommunications services increased $9.8 million, or 48.8%, to $29.9 million for the year ended December 31, 1996 from $20.1 million for the year ended December 31, 1995, and, as a percent of telecommunications revenue, increased to 81.8% for year ended December 31, 1996 from 72.6% for the year ended December 31, 1996. The increase in cost of telecommunications services was attributable primarily to increased traffic being handled by the Company and increased costs associated with the expansion of the TelePassport Network. The increase in cost of telecommunications services as a percent of telecommunications revenue was attributable primarily to the greater increase in the wholesale business, as compared to the increase in the retail business. Although the wholesale business generates lower margins than those derived from the retail business, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network, thus enhancing the Company's purchasing power for leased lines and switched minutes.



     Selling expenses. Selling expenses increased $1.2 million, or 47.3%, to $3.8 million for the year ended December 31, 1996 from $2.6 million for the year ended December 31, 1995, and as a percent of telecommunications revenue, increased to 10.4% for the year ended December 31, 1996 from 9.3% for the year ended December 31, 1995. For the years ended December 31, 1996 and 1995, selling expenses were primarily comprised of commissions paid to independent agents, payroll and other benefit costs and travel costs associated with the sales and marketing department. The increase in selling expenses was primarily attributable to increased commissions of $0.8 million associated with the increase in telecommunications revenue for year ended December 31, 1996 as compared to the year ended December 31, 1995. The increase in selling expenses as a percent of telecommunications revenue during 1996 was attributable to increased commission rates payable to certain agents in connection with increases in telecommunications revenue generated by those agents.



     General and administrative expenses. General and administrative expenses increased $3.5 million, or 64.6%, to $8.8 million for the year ended December 31, 1996 from $5.3 million for year ended December 31, 1995, and, as a percentage of telecommunications revenue, increased to 24.1% for the year ended December 31, 1996 from 19.4% for the year ended December 31, 1995. For the years ended December 31, 1996 and 1995, general and administrative expenses were primarily comprised of salary and benefit costs, consulting expenses and other overhead costs associated with headquarters and network operations. The increase in general and administrative expenses (both actual and as a percentage of telecommunications revenue) was attributable primarily to an increase in personnel costs associated with servicing a larger number of customers and increases in business development expenses required to prepare for expansion of the TelePassport Network and evaluation of prospective new markets.



     Non cash compensation. The Company incurred compensation expenses in connection with its incentive plans of $2.7 million for the year ended December 31, 1996. There was no noncash compensation charge in 1995.



     Depreciation and amortization. Depreciation and amortization increased to $0.7 million for year ended December 31, 1996 from $0.4 million for the year ended December 31, 1995. The increase was due primarily to depreciation of switched equipment and computers and other equipment placed in service during the beginning of fiscal year 1996.



  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



     Telecommunications revenue. Telecommunications revenue increased $14.9 million, or 116.4%, to $27.6 million for the year ended December 31, 1995 from $12.8 million for the year ended December 31, 1994. This increase was attributable primarily to the increase in billable minutes which increased 20.9 million, or 175.6%, to 32.8 million billable minutes for the year ended December 31, 1995 from 11.9 million billable minutes for the year ended December 31, 1994. Telecommunications revenue derived from retail customers increased $10.3 million, or 98.1%, to $20.8 million for the year ended December 31, 1995 from $10.5 million for the year ended December 31, 1994, while telecommunications revenue derived from wholesale customers increased $4.6 million, or 200.0%, to $6.9 million for the year ended December 31, 1995 from $2.3 million for the year ended December 31, 1994. The increase in telecommunications revenue for the year ended December 31, 1995 was achieved despite declining prices in both the retail and wholesale sectors as a result of increased competition and deregulation of certain foreign markets.


     Cost of telecommunications services. Cost of telecommunications services increased $11.2 million, or 125.4%, to $20.1 million for the year ended December 31, 1995 from $8.9 million for the year ended December 31, 1994, and, as a percent of telecommunications revenue, increased to 72.6% for the year ended December 31, 1995 from 69.7% for the year ended December 31, 1994. The increase in cost of telecommunications services was attributable primarily to increased traffic being handled by the Company and increased costs associated with the expansion of the TelePassport Network. The increase in cost of telecommunications services as a percent of telecommunications revenue was attributable primarily to the greater increase in the wholesale business as compared to the retail business. The wholesale business generates lower margins than those derived from retail business.


     Selling expenses. Selling expenses increased $0.9 million, or 52.9%, to $2.6 million for the year ended December 31, 1995 from $1.7 million for year ended December 31, 1994, and, as a percent of telecommunications revenue, decreased to 9.3% for the year ended December 31, 1995 from 13.2% for the year ended December 31, 1994. For the years ended December 31, 1995 and 1994, selling expenses were primarily comprised of commissions paid to independent agents and payroll and other benefit costs. The increase in selling expenses was attributable primarily to increased commissions of $1.0 million associated with the increase in telecommunications revenue for the year ended December 31, 1995, as compared to the year ended December 31, 1994. The decrease in selling expenses as a percent of telecommunications revenue was primarily the result of the increase in the wholesale business in 1995 on which the Company does not pay commissions.


     General and administrative expenses. General and administrative expenses increased to $5.3 million for the year ended December 31, 1995 from $5.2 million for the year ended December 31, 1994, and as a percent of telecommunications revenue, decreased to 19.4% for the year ended December 31, 1995 from 40.5% for the year ended December 31, 1994. For the years ended December 31, 1995 and 1994, general and administrative expenses were primarily comprised of salary and benefit costs, consulting expenses and other overhead costs associated with headquarters and network operations. The increase in general and administrative expenses was due primarily to increased salary expense associated with the increase in number of employees. The significant decrease in general and administrative expenses as a percent of telecommunications revenue in 1995, as compared to 1994, was attributable primarily to the increase in telecommunications revenue to $27.7 million in 1995 from $12.8 million in 1994.


     Depreciation and amortization. Depreciation and amortization increased to $0.4 million for the year ended December 31, 1995 from $0.1 million for the year ended December 31, 1994. The increase resulted primarily from additions to switching equipment in 1995 associated with the expansion of the TelePassport Network.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has incurred operating losses in each year since its inception and expects that such losses will increase as the Company continues to build the TelePassport Network and increase its customer base. Through December 31, 1996, losses since inception totaled $18.1 million, and were $2.5 million, $3.4 million, $1.4 million and $10.8 million in 1993, 1994, 1995 and 1996, respectively.



     Since inception, the Company has financed its working capital, operating losses and capital expenditures primarily through capital contributions from its founding stockholders, vendor lease financing and a bank line of credit in its Japanese joint venture. Contributions from stockholders totaled $13.1 million through December 31, 1996 and are $17.3 million through the date of this Prospectus. In June 1995, a consortium of five Japanese banks extended a $5 million line of credit (the "Joint Venture Loan") to TelePassport Japan Co., Ltd. ("TelePassport Japan"). The Joint Venture Loan is without recourse to the Company, bears interest at the Japanese prime rate and is payable on demand. As of December 31, 1996, the outstanding principal balance of the Joint Venture Loan was $3.5 million and the applicable interest rate was 1.6%. Pursuant to the A.T. NET Agreements, the Company sold its interest in TelePassport Japan to Asahi Telecom and Asahi Telecom assumed the outstanding obligations of TelePassport Japan, including the Joint Venture Loan. In the fourth quarter of 1996, the Company acquired PBXs and related equipment from a major European equipment distributor. In connection therewith, such distributor provided $0.4 million (based on the foreign currency exchange rate from the Deutsche Mark to the United States Dollar in effect on December 31, 1996) of lease financing which is repayable in 60 equal monthly payments terminating in 2002 at an effective annual rate equal to 6.45%.



     Net cash (used in) operating activities was ($1.7) million in 1993, ($1.7) million in 1994, ($0.1) million in 1995 and ($1.6) million in 1996. Net cash provided by financing totaled $1.9 million in 1993, $2.3 million in 1994, $2.4 million in 1995, and $6.0 million in 1996. Net cash used in investing activities was $0.3 million in each of 1993 and 1994, all of which was for capital expenditures, $2.2 million in 1995, of which $1.7 million was for capital expenditures, and $3.8 million in 1996, of which $3.5 million was for capital expenditures. A substantial portion of the investing activity to date has consisted of the purchase and deployment of switching equipment and the cost of developing management information systems. The significant increase in capital expenditures from 1994 to 1995 was attributable primarily to the increase in expenditures associated with the expansion of the TelePassport Network in 1995. During 1996, investment activity also included the cost of the development of infrastructure for services to be provided under the USAFE Contract.


     As of December 31, 1996, the Company had $1.1 million in cash, although the Company had a working capital deficit of $6.5 million. The Company had working capital deficits of $2.3 million and $2.6 million as of December 31, 1994 and 1995.



     The Company estimates that it will require approximately $135 million to fund its anticipated capital requirements over the next three years. This amount includes an estimated $65 million in capital expenditures, $5 million for the acquisition of businesses or for investment in joint ventures and strategic alliances (including the Acquisitions and $3.0 million for the acquisition of a 10% interest in A.T. NET) and $65 million for working capital requirements and general corporate purposes including general and administrative expenses and the funding of operating losses. The exact amount of the Company's future capital requirements, however, will depend upon many factors, including the cost, timing and extent of upgrading and expanding the TelePassport Network, the expansion of existing services and the development of new services, the Company's ability to penetrate new markets, regulatory changes, the status of competing services, the magnitude of potential acquisitions, investments and strategic alliances and the Company's results of operations. Variances in these and other factors could cause material changes in the Company's actual capital requirements.



     Of the $135 million of capital required, approximately $68.3 million ($78.7 million if the overallotment option is exercised in full) will be funded by the Offering (assuming an initial public offering price of the Class B Common Stock at the mid-point of the range indicated on the front cover of this Prospectus) and approximately $15 million is expected to be funded by equipment financing. The Company currently estimates that the net proceeds of the Offering, together with the equipment financing, will be sufficient to finance its capital requirements through the end of 1998. For the balance of the capital required, the Company will be required to seek additional debt or equity financing. The Company does not currently have any commitments for any additional debt or equity financing and there can be no assurance that any financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. To the extent unexpected expenditures arise or the Company's estimates of its capital requirements prove to be inaccurate, the Company may require such additional financing sooner than anticipated and in amounts greater than currently expected. See "Risk Factors--Substantial Capital Requirements; Need for Additional Financing to Complete Network Expansion; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; and --Potential Difficulties Associated with Implementing TelePassport Network Expansion Strategy."

                 THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

OVERVIEW


     The international telecommunications industry provides voice and data transmission from one national telephone network to another. The industry has experienced dramatic changes during the past decade that have resulted in significant growth in the use of services and in enhancements to technology. Whether in terms of revenue or traffic volume, the industry is expecting similar growth in the foreseeable future. According to the International Telecommunications Union ("ITU"), a worldwide telecommunications organization under the auspices of the United Nations, the international telecommunications industry accounted for $55 billion in revenues and 60.3 billion minutes of use in 1995, up from $21.7 billion in revenues and 16.7 billion minutes of use in 1986, representing compound annual growth rates of 11% and 15%, respectively. Based on recent trends, TeleGeography, Inc., an independent research and publishing company, projects that revenues will approach $75.5 billion by the year 2000 with the volume of traffic expanding to 107.3 billion minutes of use. The market for telecommunications services is highly concentrated, with Europe and the United States accounting for approximately 43% and 26%, respectively, of the industry's worldwide minutes of use in 1995. AT&T Corp. ("AT&T"), DT, MCI, BT and France Telecom S.A. ("France Telecom") generated approximately 40% of the aggregate international long distance outgoing traffic minutes in 1995. Austria, Germany, Switzerland, the United Kingdom and Japan, the Company's core target markets, accounted for approximately 1.5%, 8.7%, 2.9%, 6.7% and 2.7%, respectively, of the international long distance outgoing traffic minutes in 1995.


     Growth and change in the international telecommunications industry have been fueled by a number of factors, including greater consumer demand, globalization of the industry, increases in international business travel, privatization of ITOs, and growth of computerized transmission of voice and data information. These trends have sharply increased the use of, and reliance upon, telecommunications services throughout the world. The Company believes that at the same time, businesses and residential customers have encountered higher prices with poorer quality and service which were, and in some cases still are, characteristic of many ITOs. Demand for improved service has created opportunities for private industry to compete in the international telecommunications market. Increased competition, in turn, has spurred a broadening of products and services, and new technologies have contributed to improved quality and increased transmission capacity and speed.


     Consumer demand and competitive initiatives have also acted as a catalyst for government deregulation, especially in developed countries. Deregulation began in the United States in 1984 with the divestiture of AT&T and the spin-off of the Regional Bell Operating Companies ("RBOCs"). Equal access to customers followed thereafter for all United States carriers. Deregulation began in the United Kingdom with the privatization of BT, also in 1984. Deregulation spread to Europe with the adoption of the EU "Directive on Competition in the Markets for Telecommunication Services" in 1990. A series of subsequent EU directives, reports and actions are expected to result in substantial deregulation of the telecommunications industries in most EU countries by 1998. A similar movement toward deregulation is taking place in Japan. Other governments have begun to allow competition for value-added and selected other telecommunications services and features, including data and facsimile services and certain restricted voice services. In February 1997, 69 countries, including the United States, Japan, Switzerland, South Africa and all of the member states of the EU, entered into the WTO Agreement with the goal of increasing competition among telecommunications providers in such markets beginning in 1998. In many countries, however, the rate of change and emergence of competition remain slow and the timing and extent of future deregulation is uncertain. See "Regulation of the International Telecommunications Industry."


TRADITIONAL INTERNATIONAL LONG DISTANCE SETTLEMENT MECHANICS

     An international long distance telephone call consists of three parts: origination, transport and termination. Generally, an international long distance call originates on a local exchange and is transported to the network of an international long distance carrier in the originating country and then to an international long distance carrier in the terminating country. The first international long distance carrier transports the call from the country of origination, and the second international long distance carrier transports the call to a local exchange in the country of termination.

     Traditionally, international long distance traffic is exchanged pursuant to bilateral correspondent agreements among international carriers. Correspondent agreements provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated rate per minute referred to as the Total Accounting Rate ("TAR"). Correspondent agreements typically provide that a carrier will return to its correspondent a percentage of the minutes received from such correspondent ("return traffic"). In the United States, the FCC's International Settlement Policy states that United States carriers must receive inbound return traffic in exchange for each outbound minute sent to a correspondent carrier. The proportionate return traffic that a United States carrier receives is based upon the carrier's market share. Typically, a United States carrier's market share, for the purpose of calculating proportionate inbound return traffic, is derived by comparing the carrier's volume of outbound minutes sent to a correspondent with the total volume of outbound minutes sent by all United States carriers to the same correspondent over a period of time. For example, if during a particular month United States carrier A sends 100,000 minutes of outbound traffic to a correspondent and all United States carriers as a group send 1,000,000 minutes of outbound traffic to the same correspondent, then carrier A's market share is said to be 10%. Carrier A would then expect to receive, as proportionate return inbound traffic, 10% of the total volume of minutes that the correspondent has to send to all United States carriers for termination in the United States. A call made from the United States to a foreign country is referred to as outbound traffic for the United States carrier and inbound traffic for the foreign carrier. Outbound traffic from the United States is significantly higher than inbound return traffic. In the United States, inbound return traffic is generally more profitable than outbound traffic because the margin between the inbound settlement rate per minute and the carrier's cost to terminate calls in the United States is higher than the margin between the collection rate (the rate charged by the carrier to its customer) and the outbound settlement rate per minute.

     Correspondent agreements also provide for network coordination and accounting and settlement procedures between carriers. Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its network. Settlement costs are reciprocal between each party to a correspondent agreement at a negotiated rate. The FCC mandates that United States based carriers must charge the foreign carrier the same rate to terminate a call in the United States as that foreign carrier charges the United States carrier to terminate a call in the foreign country. Further, while all United States carriers must have the same TAR with a given carrier, the TAR varies from country to country. As a result, a United States carrier could have a different TAR than a United Kingdom carrier for exchanging similar traffic into a third country. Settlement costs arise because carriers pay each other on a net basis determined by the difference between the inbound and outbound traffic between them. Under the settlement process, a carrier which originates more traffic than it receives will make net payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes, there is no net settlement payment.

     The profitability of an international long distance company with correspondent agreements that provide for return traffic will be a function of the volume of its outbound traffic and its end user billing rates, as well as the relative volume of its outbound and inbound traffic minutes. Thus, an important factor that can influence the profitability of an international carrier is the proportion of high margin inbound minutes. A carrier which does not have a correspondent agreement with a carrier in a particular country is able to provide international service to that country by leasing transmission facilities or reselling switched minutes from a carrier which does. The profitability of these calls for such a carrier is determined by the difference between the carrier's end user billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     The Company currently has no correspondent agreements with any country. Rather, it both leases transmission facilities and resells switched minutes from carriers that have correspondent agreements. By aggressively negotiating resale agreements, the Company exploits the economic incentive of a carrier with a correspondent agreement to increase incoming traffic. The resold call volume increases the market share for the correspondent agreement carrier to a particular country, thereby increasing such carrier's proportionate return traffic under the TAR settlement process. The Company may in the future, however, enter into correspondent agreements if such agreements would improve the Company's profitability over these routes.

COMPETITIVE OPPORTUNITIES AND ADVANCES IN TECHNOLOGY

     The combination of a continually expanding global telecommunications market, consumer demand for lower prices with improved quality and service and ongoing deregulation has created competitive opportunities in many countries. Further, as more small and medium-sized businesses and residential customers have come to rely on international telecommunications services for their business and personal needs, an increasingly diverse and sophisticated customer base has generated demand for a far greater variety of products and services. Increased competition has also resulted in improved quality of service at lower prices. Similarly, new technologies, including fiber optic cable and improvements in digital compression, have improved quality and increased transmission capacities and speed, with transmission costs decreasing as a result. Overall, these changes have resulted in a trend towards bypassing traditional international long distance settlement mechanics as international long distance companies seek to operate more efficiently.


     Advances in technology have created multiple ways for telecommunications carriers to provide customer access to their networks and services. These include customer-paid local access, domestic and international toll-free access, direct digital access through a dedicated line, equal access through automated routing from the PSTN and call reorigination. The type of access offered depends on the proximity of switching facilities to the customer, the needs of the customer, and the regulatory environment in which the carrier competes. In a deregulated country such as the United States, carriers can establish switching facilities, own or lease fiber optic cable, enter into operating agreements with foreign carriers and, accordingly, provide direct access service. In markets that have not deregulated or are slow in implementing deregulation, such as South Africa, international long distance carriers have used advances in technology to develop innovative alternative access methods, such as call reorigination. In other countries, such as Japan and most EU member states, where deregulation is imminent but not complete, carriers are permitted to offer facilities-based data and facsimile services, as well as limited voice services including those to CUGs, but are as yet precluded from offering full voice telephony. As countries deregulate, the demand for alternative access methods typically decreases as carriers are permitted to offer a wider range of facilities-based services.


     The most common form of alternative access, call reorigination, avoids the high international rates offered by the ITO in a particular regulated country by providing dial tone from a deregulated country, typically the United States. To place a call using call reorigination, a user dials a unique phone number to an international carrier's switching center and then hangs up after it rings. The user then receives an automated callback to a pre-programmed number providing dial tone which enables the user to place a call. Technical innovations, ranging from inexpensive dialers to sophisticated in-country switching platforms, have enabled telecommunications carriers to offer a "transparent" form of call reorigination. The customer dials the international number in the usual fashion, without the "hang-up" and "callback," and the international call is automatically and swiftly processed.

     The fundamental changes occurring in the worldwide telecommunications market and the related growth in the worldwide customer base have created a large and diverse international telecommunications market. The market is increasingly served by a wide range of telecommunications providers, many of which seek to focus on only a limited segment of the overall market. ITOs and major global carriers typically concentrate their efforts on multinational companies and other high volume long distance telephone users that demand high quality and service and which are often less cost sensitive. These providers typically invest substantial capital to construct and operate high quality networks throughout the world. Given the scale of their operations, these large carriers are economically discouraged from effectively serving small or medium-sized businesses. Many smaller entrepreneurial carriers, such as the Company, concentrate on serving the international long distance needs of small and medium-sized business and residential customers who have significant international long distance traffic. Many of these smaller carriers work in cooperation with, and/or rely upon facilities and services provided by, larger carriers, but do not generally compete directly against them in their primary markets.

                                    BUSINESS
OVERVIEW


     TelePassport is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, in Japan and other targeted Asian countries and in certain countries of southern Africa. The Company has also commenced efforts to sell national telecommunications services in certain of these areas.



     The Company is developing the TelePassport Network, a digital switch-based telecommunications network connected by leased fiber optic transmission facilities. The TelePassport Network currently has international gateway switching centers in New York and Tokyo and switching facilities in London and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. The construction of a state-of-the-art central switching center and network management facility in New Jersey is substantially completed and will replace the New York international gateway switching center. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 cities over the next three years. These switching facilities will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. Switching facilities are expected to be installed in Frankfurt, Milan, Naples, Paris and Zurich by the end of 1997. In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators to enhance the TelePassport Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "--The TelePassport Network."



     The Company provides international long distance services with value-added features primarily under the "TelePassport" brand. The Company believes its services are typically competitively priced below those of the ITOs. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, customer size and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. See "--Services."



     The Company believes that Japan and certain other Asian countries provide the Company with significant opportunities for growth. In order to facilitate entry into the Japanese telecommunications market, the Company has established strategic relationships with certain Japanese telecommunications providers. In March 1995, the Company and Asahi Telecom began operating a joint venture that provided international long distance services in Japan. Asahi Telecom is owned 33.5% by Japan Telecom and 9.0% by NEC, and is an agent for Japan Telecom's long distance services and a distributor of NEC PBXs in Japan. Asahi Telecom recently commenced the construction of a nationwide network and began offering one of Japan's first integrated national and international long distance telecommunications services through its wholly owned subsidiary, A.T. NET. In an effort to enhance its presence in the Japanese telecommunications market, in March 1997, the Company, together with A.T. NET and Asahi Telecom, entered into the A.T. NET Agreements pursuant to which the Company, in replacement of the joint venture, became the carrier of international long distance traffic for A.T. NET, Asahi Telecom and their respective affiliates, the Company sold its interest in the joint venture to Asahi Telecom and purchased certain equipment and other assets of the joint venture, including the rights to the joint venture's non-Japanese and private line customers, which accounted for approximately 10% of its revenues, and the Company became entitled to receive preferential pricing as a reseller of A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulations, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The A.T. NET Agreements also provide that, to the extent A.T. NET offers customized calling cards and prepaid debit cards for its customers, the Company will provide such cards and will supply the related national and international long distance services to such cardholders, and that A.T. NET and Asahi Telecom are required to enter into arrangements to provide to the Company's customers those services permitted by A.T. NET's Special Type II registration, which would effectively permit the Company to provide additional telecommunications services in Japan. In addition, the Company has exercised an option to acquire a 10% ownership interest in A.T. NET and the Company is entitled to designate one representative to A.T. NET's board of directors. The Company believes that its relationship with Asahi Telecom and ownership interest in A.T. NET provide the Company with both a greater opportunity to competitively penetrate the Japanese market and advance the TelePassport brand and an added competitive advantage with respect to its wholesale business by allowing it to originate and terminate international traffic cost effectively from and to major metropolitan areas of Japan. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries. See "--Japan and Asahi Telecom" and "Regulation of the International Telecommunications Industry."



     In addition to targeting small and medium-sized businesses and residential customers, the Company markets its services to supra-national and governmental organizations. The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. In addition, contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can also utilize to expand its customer base in the region. In May 1996, the Company was awarded the USAFE Contract to provide, on a ten-year basis, local exchange and national and international telecommunications services to the temporary lodging facilities on currently up to 14 USAFE bases. Under the terms of the USAFE Contract, the Company, to date, has received delivery orders for two bases in Germany and one base in Italy and has received RFPs for nine bases: two in Germany, five in the United Kingdom, one in Spain and one in Turkey. The Company has completed the installation of telecommunications systems providing voice and data service to the temporary lodging facilities at the Ramstein and Rhein Main Air Force Bases in Germany. The Company expects to complete the installation of systems at nine additional bases by the end of 1997. The Company believes that the USAFE Contract will also provide an opportunity to expand its services to the permanent dormitories at USAFE bases. In addition, pursuant to the terms of the USAFE Contract, certain agencies within the other branches of the United States armed forces in Europe have the option to designate the Company as a supplier of telecommunications services and to present delivery orders for certain of their facilities. The Company intends to take advantage of this provision by actively pursuing delivery orders from other United States military facilities in Europe. Further, the Company is a supplier of call reorigination services for offices of certain UN agencies and their affiliates in over 100 countries and for other supra-national food, health, fiscal and labor organizations. The Company believes that the services it provides to these organizations help to develop its customer base by establishing a high profile in local regions surrounding their offices. See "--The USAFE Contract; and --The UN Arrangements."



     The Company typically relies on local independent sales agents for distribution of its services. In locations the Company deems strategic, the Company generally seeks to integrate distribution and interface directly with its customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations. The Company believes that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. Accordingly, in March 1997, the Company entered into agreements to acquire all the capital stock of each of TelePassport Germany, its independent agent in Germany, and TelePassport Austria, its independent agent in Austria. The Agent Acquisitions are expected to be consummated concurrently with the closing of the Offering.



     An important element of the Company's business plan is the pursuit of strategic acquisitions, investments and alliances. In January 1997, the Company entered into the Intelenet Agreement pursuant to which

Intelenet granted the Company an option to purchase Intelenet's customer accounts principally in Naples and Milan, Italy and telecommunications equipment. The Intelenet Acquisition will provide the Company with an immediate customer base in the Milan and Naples markets which should enable the Company thereafter to expand the TelePassport Network into additional cities in Italy. Also, in March 1997, the Company entered into the HCL Agreement to acquire all the capital stock of HCL, an alternative network access consultant and installer of PBXs in the United Kingdom. The Company anticipates that the HCL Acquisition will expand the Company's existing customer base in the United Kingdom through the marketing of TelePassport services to HCL's customers, and will enable the Company to offer an integrated package of PBXs and TelePassport services in the United Kingdom.



MARKET OPPORTUNITY



     The Company seeks to capitalize on the fundamental changes occurring in the telecommunications industry. The Company believes it is strategically positioned to take advantage of these fundamental changes for the following reasons:



     - The Company's services are sold in over 100 countries, primarily under the "TelePassport" brand, which the Company can leverage as it expands into new locations and introduces additional services;



     - The development of the TelePassport Network in the United Kingdom, Germany, Austria, Switzerland, Italy and other targeted areas of Europe, and in Japan and other targeted Asian countries, will enable the Company to take advantage of deregulation in these markets;



     - The unique relationship with Asahi Telecom and A.T. NET provides the Company with competitive advantages in accessing the Japanese market and a platform from which to expand to other targeted Asian countries;



     - Contracts and arrangements with governmental and supra-national organizations, such as the USAFE Contract and the UN Arrangements, present the Company with long-term revenue potential, and opportunities to enhance its reputation and profile in underserved markets;



     - The Company's call reorigination business enables it to gain low-cost entry into numerous markets, to establish distribution networks, to build customer bases and to identify opportunities prior to significant investment; and



     - The Company's management team, with its substantial combined telecommunications and related businesses experience and strong entrepreneurial leadership, provides the Company with the managerial skill to exploit available market opportunities.


BUSINESS STRATEGY

     The Company's objective is to become a leading provider of switch-based international and national telecommunications services in its target markets. The Company's business strategy includes the following key elements:


     - Expanding the TelePassport Network. The Company seeks to deliver high quality, reliable telecommunications services using its developing state-of-the-art TelePassport Network. The Company has substantially completed the construction of an advanced international gateway switching center and network management facility in New Jersey to replace its international gateway switching center in New York. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 cities over the next three years. These will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. The Company believes that competition will be slower to develop in the regional secondary markets as other larger carriers will likely concentrate on larger metropolitan areas. Switching facilities are expected to be installed in Frankfurt, Milan, Naples, Paris and Zurich by the end of 1997. The Company also plans to invest in digital undersea fiber optic cable and lease IPLCs in order to cost effectively interconnect the expanding TelePassport Network switching facilities. See "Risk Factors--Substantial Capital Requirements; Need For Additional Financing to Complete Network

       Expansion; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds;--Potential Difficulties Associated with Implementing TelePassport Network Expansion Strategy; and--Rapid Changes in Technology and Customer Requirements," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--The TelePassport Network."


     - Maximizing Operating Efficiencies and Enhancing Information Systems. The Company intends to continue its attempts to reduce the costs of providing its services by achieving economies of scale in the use of the TelePassport Network. By integrating its current and proposed switching facilities, the Company believes that it will ultimately be able to originate, transport and terminate a larger proportion of its traffic over the TelePassport Network, thereby bypassing the higher costs associated with use of other carriers' switched networks. Integration is expected to significantly reduce the cost structure for calls originating and terminating in markets in which the Company has switching facilities. In order to reduce the cost structure for calls not carried on the TelePassport Network, the Company will continue to attempt to aggressively negotiate favorable reseller contracts with major carriers. The TelePassport Network's utilization of least cost routing ("LCR") is designed to route traffic to minimize the cost per call. In addition, the Company seeks to optimize its leased line utilization by balancing telecommunications traffic during business hours with night and weekend off-peak traffic from alternative sources such as the USAFE Contract and residential customers. Furthermore, the Company plans to continue to invest substantial capital and resources to enhance its information systems to rapidly and economically enter orders and activate new customers, improve customer service, and improve sales tracking and forecasting. See "Risk Factors--Dependence on Effective Information Systems," "Use of Proceeds," "--The USAFE Contract; --The TelePassport Network; and --Information Systems."


     - Integrating its Distribution Network. In locations the Company deems strategic, the Company generally intends to integrate its distribution and interface directly with customers by acquiring independent sales agents, establishing country managers and/or creating direct sales organizations. In March 1997, the Company entered into agreements to acquire TelePassport Germany and TelePassport Austria, the Company's independent agents in Germany and Austria, respectively. The Company anticipates that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances" and "--Acquisitions."


     - Targeting Small and Medium-Sized Businesses with a Wide Range of Services. The Company intends to continue to focus on small and medium-sized businesses and residential customers with significant international long distance traffic. The Company believes that these customers tend to be focused principally on quality service at low prices and have traditionally been underserved by the ITOs and the major global telecommunications carriers. In order to attract such customers, who typically require a full-service telecommunications provider, the Company intends to continue to provide a wide range of services. The Company will seek to bundle its international long distance services with the national long distance services of other carriers to provide its customers with an integrated "one-stop shop" long distance service. In addition, the Company offers a variety of other services such as customized calling cards and prepaid debit cards, and plans to introduce additional customer-driven services in the future. See "Risk Factors--Rapid Changes in Technology and Customer Requirements," "--Sales and Marketing; and --Services."

     - Expanding the Government Services and Supra-National Sectors. The Company intends to continue targeting governmental and supra-national organizations. It has established a specialty marketing group to seek additional military and government contracts. The Company believes that contracts to provide services to such entities present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. Further, major contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can then utilize to expand its customer base in the region. In addition, the Company seeks to identify other specialty markets which may provide the Company with similar benefits. See "--Sales and Marketing; and --Services."

     - Expanding Distribution, Customer Bases and Brand Recognition through the Use of Call Reorigination. By relying on a network of local independent agents, the Company intends to continue to use call reorigination, which does not require significant resource and capital investment, to expand the TelePassport brand worldwide in existing and new markets. The Company believes that call reorigination has an extended product life in markets that are not deregulating, are slow in implementing deregulation or are outside of major cities. The Company intends to leverage the customer base, distribution, experience and knowledge gained from its call reorigination efforts to identify private contract opportunities and markets in which it believes it can make profitable investments in infrastructure. As such markets move toward deregulation, the Company intends to migrate its call reorigination customers to facilities-based services. See "--Sales and Marketing; and --Services."

     - Expanding Wholesale Services. The Company intends to expand the resale of switched minutes to other telecommunications carriers and resellers on a wholesale basis. Although this category of traffic realizes lower margins than other services provided by the Company, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network, thereby enhancing the Company's purchasing power for leased lines and switched minutes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     - Pursuing Acquisitions, Investments and Strategic Alliances. The Company intends to enter new markets and expand its current operations through selective acquisitions, investments or strategic alliances of businesses or customer bases that complement the Company's current operations or capabilities. The Company is continuously reviewing opportunities and believes that such acquisitions, investments and strategic alliances are an important means of increasing network traffic volume and achieving economies of scale. The Company believes that its management's extensive entrepreneurial, operational, technical and financial expertise will enable the Company to identify and rapidly address such opportunities. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances" and "--Acquisitions."



SALES AND MARKETING



     The Company provides its services on a retail basis in more than 100 countries, primarily under the "TelePassport" brand, at prices that it believes are typically competitively priced below those of the ITOs. The Company also sells its services under the name MasterCall as an "off brand" service principally designed to address distributor conflicts and to permit experimental services without risking the TelePassport brand. The Company's retail services are generally marketed toward medium-sized businesses with international long distance telecommunications charges in excess of $1,500 per month, small-sized businesses with charges in excess of $250 per month and residential users with charges in excess of $50 per month. In addition to targeting small and medium-sized businesses and residential customers with significant international long distance traffic, the Company markets its services to supra-national and governmental organizations. The Company also provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. Currently, no customer of the Company individually accounts for more than 10% of the Company's telecommunications revenue. The Company markets its retail, governmental and supra-national organizations and wholesale services through a variety of distribution channels, including independent agents, direct sales forces and joint ventures and other strategic relationships. The Company's use of these distribution channels varies from market to market.


     The Company intends to support the planned expansion of the TelePassport Network with the recruitment and training of additional marketing and sales personnel, including regional distribution managers. Further, the Company intends to enhance its marketing efforts by expanding its product management department, which currently consists of two full-time employees in New York.

  Retail Services


     For distribution of TelePassport retail services, the Company generally relies on independent local sales agents. In locations the Company deems strategic, the Company seeks to integrate its distribution by either acquiring independent sales agents, establishing country managers and/or creating direct sales organizations. As the Company integrates its distribution in selected locations and replaces or integrates local agents with its own sales organization, employees of the Company, rather than the independent agents and their personnel, will interface directly with its customers. In March 1997, the Company entered into agreements to acquire TelePassport Germany and TelePassport Austria, its independent agents in Germany and Austria, respectively, concurrently with the closing of the Offering. See "--Acquisitions."



     In addition, the Company seeks to enter new markets and expand operations in existing markets by acquiring complementary businesses with established customer bases in targeted locations. In January 1997, the Company entered into the Intelenet Agreement to acquire Intelenet's customer accounts, principally in Naples and Milan, Italy, and telecommunications equipment. The Intelenet Acquisition will provide the Company with an immediate customer base to gain entry initially into the Milan and Naples markets, and thereafter expand the TelePassport Network into additional cities in Italy. In March 1997, the Company entered into the HCL Agreement to acquire HCL, an alternative network access consultant and installer of PBXs in the United Kingdom. The Company anticipates that the acquisition of HCL will expand the Company's existing customer base in the United Kingdom by providing the opportunity for TelePassport services to be marketed and sold to HCL's customers, as well as enabling the Company to offer an integrated package of PBXs and TelePassport services in the United Kingdom. See "--Acquisitions."



     Independent local sales agents are paid a variable percentage of collected revenue and, in general, are only granted nonexclusive sales rights, are not required to meet minimum sales quotas and are selectively authorized to sell competitors' services. The Company currently has a total of approximately 200 independent sales agents serving its worldwide market. Customers of TelePassport Southern Africa (Pty.) Ltd. and TelePassport Germany, two independent agents of the Company, and MasterCall, Ltd., an agent in which the Company acquired a controlling interest in May 1995, generated 4.4%, 13.6% and 22.0%, respectively, of the Company's telecommunications revenues for the year ended December 31, 1994, 9.6%, 15.1% and 8.9% for the year ended December 31, 1995, and 12.8%,
17.9% and 5.0% for the year ended December 31, 1996.


     New agents are recruited through local advertising by the Company and referrals from existing agents and customers. Distribution managers screen prospective agents based on their prior experience in telecommunications or related industries and their distribution strategies, business plans, credit-worthiness and ability to finance their operations. The Company provides training for new agents, focusing particularly on the TelePassport services and provisioning new customers. In addition, agents are provided informational updates and training materials on an ongoing basis. Agents are required to prepare periodic revenue forecasts.

     The Company utilizes its independent local sales agents to provide the first line of customer service, enabling the Company to deliver such service cost effectively, in local languages and during local business hours. Agents are currently supported by one full-time international distribution manager located in New York and a department of 11 agent support representatives also based in New York. Each new agent is assigned to a dedicated agent support representative. The Company's agent support representatives enter orders, activate new customer accounts and provide product, billing inquiry and resolution assistance to agents and to customers referred by agents. In support of the multilingual requirements of an international distribution network, agent support representatives are fluent in many languages including English, Chinese, French, German, Italian and Japanese. The Company plans to increase the number of agent support representatives and to establish regional customer service support centers in Germany, the United Kingdom and Japan. The Company also provides extensive marketing support to its agents including design, production and distribution of corporate brochures and product and market-specific materials, planning and promotion for, and participation in, trade show and special events, targeted advertising, promotional campaigns and direct mail programs.

  Governmental and Supra-National Organizations Services

     The Company currently employs two full-time employees based in Germany responsible for direct sales to, and support of, government and supra-national contracts such as the USAFE Contract. In addition, the

Company employs a full-time sales manager located in New York and a full-time support representative also located in New York to coordinate sales and maintenance activities for the UN Arrangements. The Company supports its sales efforts by leveraging existing customer relationships and through marketing initiatives that include targeted direct mail campaigns, advertising in publications that serve government and supra-national organizations, follow-up telephone sales, and participation in seminars and conferences sponsored by government and supra-national organizations. In addition, the Company publishes industry-related articles on technology and trends in relevant publications to increase exposure and build its corporate image.

  Wholesale Services


     The Company employs a full-time director of international carrier relations located in New York to manage the Company's developing relationships with ITOs and alternative international telecommunications providers, and a full-time sales representative based in New York to manage the Company's United States carrier relationships. In addition, the Company employs a full-time sales representative and a dedicated support representative in New York for its wholesale platform services business. The Company's strategy with respect to its wholesale services is to pursue bilateral buy/sell arrangements wherever practicable. Toward that end, the Company participates in domestic and international carrier membership organizations and related forums and seminars. The Company also submits position papers on industry topics to various industry forums and is frequently invited to participate on panels at industry-sponsored events. Resellers of the Company's platform services are provided training with respect to service applications, maintenance procedures and the automated provisioning process.


  Strategic Relationships


     The Company will continue to pursue joint ventures and strategic relationships in order to sell its telecommunications services in selected markets. The Company believes that these relationships may expedite or expand penetration into a particular market. For example, the Company's relationship with Asahi Telecom has provided the Company with a telecommunications partner with access to established distribution in the Japanese market. The Company has also entered into a relationship with a vendor of PBXs and related equipment in Austria whereby such vendor promotes the Company's services to its customers and prospective customers as part of an integrated package. Such relationships are also being pursued with organizations offering similar services in other European countries. In addition, the Company is currently developing an affinity program with a hospitality services organization located in Europe that provides on-line reservation services to hotels, their business and private traveler customers, and travel agencies. The Company is pursuing independent agent relationships with franchisees of such organization to facilitate entry into the hotel/travel services market. The Company intends to market its travel calling card and prepaid debit card services through associated traveler membership organizations, providing value-added services and premium promotional offerings such as frequent hotel guest discounts and related travel packages, including rail, air and car rentals. See "--Japan and Asahi Telecom."


  Corporate Communications

     The Company employs a full-time manager for its corporate communications department based in its New York headquarters to promote the Company's corporate image and the TelePassport brand. The Company's corporate communications efforts include public relations, web site development, advertising, direct mail and promotional campaigns. The Company also plans, sponsors and participates in trade shows, seminars and special events, designs and develops product packaging and designs market-specific promotional programs and materials. The Company expects to expand its corporate communications department to three full-time employees in New York and expects to recruit an analyst and specialist in global regulatory trends and requirements.

SERVICES

     The Company provides international long distance services with value-added features on a retail basis to small and medium-sized businesses and residential customers, and also provides such services to supra-national and governmental organizations. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through a dedicated line for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, the volume of a customer's international long distance traffic and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company offers value-added features such as itemized billing and multiple payment methods. The Company also provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. See "Risk Factors--Substantial Government Regulation" and "Regulation of the International Telecommunications Industry."


     TelePassport retail services accounted for $23.8 million, or 65.0%, of the Company's telecommunications revenue for the year ended December 31, 1996, as compared to $20.8 million, or 75.4%, for the corresponding period in 1995. Historically, the majority of the Company's telecommunications revenue has been derived from the sale of call reorigination services. As additional markets deregulate and the Company expands the TelePassport Network within those markets, the Company anticipates that the percentage of telecommunications revenue derived from dedicated or switched access services will increase and the percentage of telecommunications revenue from call reorigination services will decrease. Sales to supra-national and governmental agencies accounted for $1.7 million, or 4.6%, of the Company's telecommunications revenue for the year ended December 31, 1996, which included sales of $0.6 million derived from a VPN contract with certain UN organizations and sales of retail services of $1.1 million (also included in the $23.8 million above). The Company did not have any such sales during the corresponding period in 1995. Wholesale services accounted for $12.2 million, or 33.3%, of the Company's telecommunications revenue for the year ended December 31, 1996, as compared to $6.8 million, or 24.6%, for the corresponding period in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Retail Services


     TELEPASSPORT WORLD Call reorigination service for voice and fax calling. The TelePassport international gateway in the New York metropolitan area "reoriginates" the call, causing the call to be placed from the United States rather than from the foreign country. The Company is able to take advantage of competitive United States rates, the Company's volume buying power and the LCR utilized in the TelePassport Network, to reduce its costs and offer lower prices to the customer. In addition to the price savings to the customer, the Company believes that, compared to many foreign telephone companies, TelePassport World also provides an improvement in the quality of the communication because of the Company's access to fiber optic routes out of the United States. TelePassport World offers many enhanced features including personalized voice prompts, which permit call back at a specified extension in a choice of eight languages, remote programmable service, which allows the flexibility of selecting the call back number, real time rating for remaining credit for prepaid debit cards and prepaid accounts and fraud protection for billed accounts, and comprehensive billing reports detailing each call. TelePassport World can technically be used from any country in the world to make a call to any country in the world.


     TELEPASSPORT VPN Virtual private network services for voice, fax and data communications between and among various sites on a private network, and voice and fax communications from any site on the virtual private network to any worldwide destination. TelePassport VPN services provide dedicated access to a TelePassport Network switching facility and then to a pre-defined group of locations within a CUG that can be modified as required, subject to regulatory limitations. This service entails some degree of customization to meet the needs of the customer, including specialized dialing plans, requires individual proposals and contract negotiations, and some installation of equipment at customer locations. The service can be designed so that all costs are translated to per minute charges in the same format as the local ITO, or so that the customer pays a monthly access fee and a lower per minute cost. TelePassport VPN is targeted at large businesses with significant international long distance telecommunication charges.

     TELEPASSPORT DIRECT Dedicated access service for voice and fax calling from a single site to any destination worldwide. TelePassport Direct supports a dedicated connection from the customer's PBX to the TelePassport switch. Due to the higher costs associated with the dedicated connection, the Company only markets TelePassport Direct to business customers with significant international long distance telecommunication charges.

     TELEPASSPORT CONNECT Local, customer-paid or domestic toll-free access services for voice and fax calling. TelePassport Connect is offered in countries where existing or imminent deregulation has made possible the installation of switching facilities and has opened the market for competitive switched access. The Company currently sells TelePassport Connect in the United States, the United Kingdom and Japan.


     TELEPASSPORT ONE Direct outbound telecommunications service for voice and fax. Switched or dedicated access permits the customer to use TelePassport through the automatic routing from the PSTN to TelePassport switching facilities ("Equal Access"), after dialing a four or five number code where Equal Access is unavailable, or through a dedicated connection to the Company's switching facilities. The Company currently offers this service in New York, and plans to introduce this service in the United Kingdom
(as 1-XXX service) during the first quarter of 1997.


     TELEPASSPORT EXPRESS An international calling card enabling a customer to place phone calls and send faxes from approximately 40 countries worldwide to any destination without incurring long distance charges to the phone used. TelePassport Express utilizes international toll-free numbers to access the TelePassport Network. The Company targets TelePassport Express to frequent business travelers and vacationers.

     TELEPASSPORT POWER CARD An international prepaid calling card. Similar to TelePassport Express, the TelePassport Power Card enables the customer to make phone calls and send faxes from approximately 40 countries worldwide to any country in the world, offering savings and convenience for international calling. It is sold in various denominations and currencies. The Company broadly targets the TelePassport Power Card to small and medium-sized businesses, as well as to specific groups of residential customers, including migrant population markets, students, collectors, and vacationers and other occasional travelers. The Company also markets the TelePassport Power Card to organizations for promotions and other private label opportunities, offering card design, production and promotional services.

     TELEPASSPORT POWER LINE Voice and fax communications from any phone in an origination country to a single, predetermined phone or fax machine anywhere in the world, through local customer-paid access or national or international toll-free numbers. The Company targets the TelePassport Power Line to businesses receiving significant calls per month at the same telephone or fax number from, for example, foreign-based customers calling a customer service or information hotline or traveling and foreign-based employees.

  Wholesale Services

     To increase utilization of the TelePassport Network, the Company sells switched minutes providing international call termination services to other telecommunications carriers and resellers on a wholesale basis in the United States, the United Kingdom and Japan. Frequently, the Company's wholesale services are reciprocal in that the Company sells such services to carriers who are also suppliers of the Company. Although wholesale traffic generally realizes lower margins than the Company's retail services, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network. The additional traffic enhances the Company's purchasing power with the underlying carriers for both switched minutes and leased lines.

     The Company also sells a turnkey system platform which performs call reorigination for other resellers. The Company recently introduced to potential resellers turnkey debit card platform services in New York, London and Tokyo. The wholesale platform may include, at the election of the customer, the integration of toll-free, call reorigination and direct access features. In addition to wholesale pricing, services offered to call reorigination and debit card platform resellers include end user retail rating and billing where applicable, authorization and PIN number inventories, the provision of call detail records for invoicing and audit purposes, comprehensive management reports, dedicated customer support and on-line customer activation through the Company's proprietary customer care system. See "--Information Systems."

JAPAN AND ASAHI TELECOM


     Since 1995, the Company has had a series of strategic relationships with Asahi Telecom. In March 1995, the Company and Asahi Telecom established TelePassport Japan, a Japanese company, as a joint venture to sell international long distance services in Japan. In April 1995, the Company installed an international gateway switching center at its Tokyo office to, among other things, provide TelePassport Japan with international long distance services for a fee. The switching facility uses innovative call reorigination technology designed to provide the high quality and functionality required for the Japanese market while complying with existing regulatory requirements. Asahi Telecom, an agent for Japan Telecom long distance services and a distributor of NEC PBXs in Japan, performed all sales and marketing for TelePassport Japan. The joint venture has been owned 51% by the Company and 49% by Asahi Telecom, and as of December 31, 1996, had approximately 800 customers, consisting principally of small and medium-sized businesses, and generated an aggregate of $4.0 million of revenues since its inception. Japan Telecom owns 33.5% and NEC owns 9.0% of Asahi Telecom.



     In February 1996, Asahi Telecom entered into an agreement with Japan Telecom, its network provider, under which Asahi Telecom is installing switches at Japan Telecom node sites, enabling Asahi Telecom to provide, through A.T. NET, its wholly owned subsidiary, one of Japan's first integrated national and international long distance services. A.T. NET primarily targets small and medium-sized Japanese companies located in Tokyo, Osaka, Nagoya and other Japanese cities and supplies national and international long distance services at prices which the Company believes are typically below those of Japan's dominant national and international long distance carriers. TelePassport Japan provided all international long distance services to A.T. NET.



     In an effort to enhance its presence in the Japanese telecommunications market and strengthen its relationship with Asahi Telecom, in March 1997, the Company, together with A.T. NET and Asahi Telecom entered into the A.T. NET Agreements under which the Company took the place of the joint venture as the provider of international long distance services to A.T. NET, Asahi Telecom and their respective affiliates. Under a reciprocal reselling arrangement, the Company is also entitled to receive preferential pricing to resell A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulation, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The Company believes that such arrangements will also provide it with an added competitive advantage with respect to the Company's wholesale business by allowing it to cost effectively originate and terminate international traffic from and to major metropolitan areas of Japan. In addition, to the extent that A.T. NET offers customized calling cards and prepaid debit cards for its customers, the Company will supply the related national and international long distance services to such cardholders. See "Regulation of the International Telecommunications Industry." Under the terms of the A.T. NET Agreements, the Company, A.T. NET and Asahi Telecom will enter into a sales and marketing agreement pursuant to which the Company, as an agent for A.T. NET, will have the non-exclusive right to sell and market A.T. NET services in return for commissions based on a percentage of revenues generated by those customers of A.T. NET for which the Company is an agent.



     As part of the A.T. NET Agreements, the Company has exercised an option to purchase for $3.0 million shares representing, in the aggregate, a 10% ownership interest in A.T. NET. The purchase price is payable at any time prior to May 31, 1997 and the Company intends to pay the purchase price from the net proceeds of the Offering. The Company is also entitled to designate one representative to A.T. NET's five-member board of directors for so long as the Company acts as the provider of international long distance services for A.T. NET. The A.T. NET Agreements also provide that A.T. NET and Asahi Telecom will enter into arrangements to provide to the Company's customers those services permitted by A.T. NET's Special Type II registration, which would effectively permit the Company to provide additional telecommunications services in Japan. See "Use of Proceeds" and "Regulation of the International Telecommunications Industry."



     Under the A.T. NET Agreements, Asahi Telecom purchased the Company's 51% interest in TelePassport Japan and the Company purchased TelePassport Japan's rights to foreign and private line customers, which accounted for approximately 10% of TelePassport Japan's revenues, the private line equipment associated with such customers and certain other assets. Asahi Telecom assumed TelePassport Japan's outstanding debt, which was $3.5 million as of December 31, 1996.

     The Company believes that its relationship with Asahi Telecom and ownership interest in A.T. NET provide the Company with a unique opportunity to competitively penetrate the Japanese market and advance the TelePassport brand. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries.


THE USAFE CONTRACT


     In May 1996, the United States Air Force Nonappropriated Fund ("AF NAF") Purchasing Office awarded the Company the USAFE Contract to install and maintain state-of-the-art digital PBX systems and telephones at the temporary lodging facilities on certain USAFE bases in Europe. The USAFE maintains such facilities on its military bases primarily for military and Department of Defense ("DoD") personnel performing temporary duty in Europe, for visiting military and United States government officials and for personnel awaiting new assignments or permanent housing. USAFE lodging facilities currently have no in-room telephone services and guests must use public phone booths in the lobbies where they are customarily restricted to five-minute calls. Under the USAFE Contract, the Company is required to provide local exchange and national and international long distance telecommunications services to each room for a period of ten years from the installation and acceptance of each system. Under the terms of the USAFE Contract, the Air Force will receive up to 10% of all long distance revenue depending upon the amount of revenue generated. The USAFE Contract contains a standard government "termination for convenience" clause pursuant to which the AF NAF contracting officer may terminate the contract if the officer determines that such action would be in the best interest of the United States government, provided that the Company may be entitled to recover certain costs upon termination.



     To date, the Company has received delivery orders for the temporary lodging facilities at two bases in Germany and one base in Italy and has received RFPs for nine bases: two in Germany, five in the United Kingdom, one in Spain and one in Turkey. The temporary lodging facilities on the 14 bases covered by the USAFE Contract house an aggregate of 3,733 rooms. The Company has completed the installation of telecommunications systems providing service to the temporary lodging facilities at the Ramstein and Rhein Main Air Force Bases in Germany. The Company expects to complete the installation of systems at nine additional bases by the end of 1997.



     The Company believes that the opportunity exists to expand the provision of TelePassport services under the USAFE Contract to the permanent dormitories within USAFE and into other areas of the United States armed forces in Europe. The USAFE Contract contains a provision that permits certain other DoD agencies in Europe to use the purchasing power of the AF NAF Purchasing Office under the terms of the USAFE Contract and present the Company with delivery orders for certain of their facilities in Europe. The Company intends to take advantage of this provision by actively pursuing delivery orders from other United States military facilities in Europe. Further, it is currently anticipated that in October 1997 the United States military will begin to privatize the provision of non-classified telecommunications services, which will result in the solicitation by individual military bases of competitive bids for such services. The Company intends to aggressively pursue such additional contracting opportunities. No assurance can be given that the Company will successfully expand its services or successfully bid on any additional United States military contracts.



     The Company believes its presence on the USAFE bases will also present it with an opportunity to market TelePassport services to the residents of the local communities surrounding the bases. Many of the USAFE bases are situated outside of clusters of small towns which are home to significant foreign populations. For example, the Rohr Valley, an area approximately 70 miles outside of Frankfurt, houses a group of USAFE bases, including the Ramstein and Rhein Main Air Force Bases, and contains an off-base population of more than 50,000 Americans.


     The Company believes that the USAFE Contract will significantly improve the TelePassport Network economies of scale for other service segments of the Company. The Company expects that the occupants of the temporary lodging facilities will generate significant phone traffic at night when there tends to be less phone usage from other customers. Accordingly, the Company can expand its total minutes of calls without an equivalent increase in capacity of leased lines.

THE UN ARRANGEMENTS


     The Company provides its services to the field offices of several UN and other supra-national and humanitarian organizations and non-governmental agencies. Since June 1993, the Company has been a supplier of call reorigination services for certain UN agencies and their affiliates in over 100 countries and has entered into service contracts with the field offices of other supra-national food, health, fiscal and labor organizations. In certain cases, the umbrella organization or agency agrees to guarantee payment to the Company from the individual foreign offices, internally promote the Company's TelePassport services and distribute TelePassport invoices through its own internal mail service. In general, the service contracts are terminable upon 30 days notice to the Company from either the agency on behalf of all of the covered field offices or an individual field office. The Company also typically agrees to offer the same services and discounted rates to the employees of the field offices and their family members. Charges for such services are billed directly to each individual's personal credit card.


     The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the field offices, enhancing opportunities for new customer development. See "--Sales and Marketing."

THE TELEPASSPORT NETWORK


     The TelePassport Network is a digital, advanced switch-based telecommunications network connected by leased fiber optic transmission facilities. The Company leases IPLCs from MCI, BT and IDC. The TelePassport Network currently has international gateway switching centers in New York and Tokyo. In addition, the Company has switching facilities in London and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. The construction of a state-of-the-art international gateway switching center and network management facility in New Jersey, which will replace the New York gateway, is substantially completed. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 cities over the next three years, depending on the availability of additional financing. These will be located, principally, in primary markets where the Company already has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. By the end of 1997, the Company plans to expand the TelePassport Network by upgrading existing and installing additional switching facilities in the New York metropolitan area, the United Kingdom, Austria and Japan and installing switching facilities in Frankfurt, Milan, Naples, Paris and Zurich. The Company anticipates that over the next three years, it will install additional switching facilities in California, Ireland, Spain, France, Italy, Denmark, Germany, Belgium, Sweden and the Netherlands. The Company also plans to invest in digital undersea fiber optic cable and to lease IPLCs in order to cost effectively interconnect the expanding TelePassport Network switching facilities. See "Risk Factors--Substantial Capital Requirements; Need for Additional Financing to Complete Network Expansion; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; and --Potential Difficulties Associated With Implementing Telepassport Network Expansion Strategy," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Information Systems."



     In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators in order to enhance the TelePassport Network. The Company purchases switched minute capacity from various carriers and depends on such agreements for termination of traffic from the TelePassport Network. For the years ended December 31, 1994, 1995, and 1996, respectively, MCI supplied 45.5%, 36.1% and 20.5%, WorldCom Inc. ("WorldCom") supplied 46.8%, 28.2% and 7.5%, and Cable & Wireless International, Inc. ("CWI") supplied 5.1%, 32.6% and 29.3% of the Company's aggregate purchased switched minute capacity. The Company believes that the loss of any one supplier would not have a material adverse effect on the Company's business, financial condition or results of operations. The Company is also a reseller of other carriers' national long distance. In Japan, as a result of the Company's strategic relationship with Asahi Telecom, the Company is entitled to resell, at preferred rates, A.T. NET's national long distance service. The Company plans to use the preferential pricing it will receive as a reseller of A.T. NET's national long distance to offer an integrated TelePassport national and international long distance service in Japan. In other markets, the Company works with multiple national long distance carriers to ensure that the pricing and service on each route are the best available and that the Company can provide an integrated long distance service to its customers. See "Risk Factors--Reliance on Third Parties for Leased Capacity" and "--Japan and Asahi Telecom."

     The economic benefits to the Company of owning and operating the TelePassport Network, in contrast to being a reseller of switched minute capacity, arise principally from reduced transmission costs. The transmission cost for a call that is not routed through the TelePassport Network is dependent upon the variable per minute cost that is paid to the underlying carrier. In contrast, the cost of a call routed over the TelePassport Network is dependent upon the total fixed costs associated with owning and operating the TelePassport Network. Accordingly, the reduction of transmission costs per call is a function of increasing the call volume over the TelePassport Network and maximizing the TelePassport Network's capacity. One method of increasing the capacity of the TelePassport Network is to optimize bandwidth usage by utilizing compression technology. Compression reduces transmission costs by completing multiple calls over a single circuit. As traffic volume through the TelePassport Network increases, transmission costs are expected to decline as a percentage of revenue. This economic benefit, however, is generally limited to traffic that can be originated or terminated in a city where the Company has a switching facility. If a Company-owned switching facility does not exist in an origination or destination city, the Company must transport the call over another carrier's facilities, at higher transmission costs and reduced margins. Accordingly, as the TelePassport Network is expanded, the Company anticipates being able to provide telecommunications services on a more cost-effective basis.

     The TelePassport Network utilizes "intelligent routing facilities" which incorporate proprietary software designed to maximize network routing efficiency and provide resiliency to the TelePassport Network. The Company's intelligent routing facilities route traffic over the Company's transmission facilities, other carriers' transmission facilities or a combination of such facilities, at the lowest cost to the Company. The LCR software is used to assist the Company in analyzing traffic patterns and determining network usage. If traffic cannot be handled over the least cost route due to overflow, the LCR system is designed to transmit the traffic over the next least cost route. To optimize utilization of the TelePassport Network, the capacity is engineered to accommodate 80% of busy hour traffic, allowing the overflow to route to alternative carriers. See "--Information Systems."

     In general, the Company relies upon other carriers' networks to provide redundancy in the event of technical difficulties on the TelePassport Network. The Company believes that the strategy of using other carriers' networks for redundancy is currently more cost-effective than purchasing or leasing its own redundant capacity. To the extent that the traffic over the TelePassport Network exceeds the Company's transmission capacity, the Company may elect or be required to route overflow traffic over other carriers' networks, which may result in reduced margins on such calls. The Company has developed and implemented the TelePassport Network Management System (the "Network Management System") to monitor the TelePassport Network, provide traffic flow statistics and identify capacity issues in real time. This information is analyzed for capacity planning and to allow additional throughput to be engineered to maximize utilization of the TelePassport Network.

     The Company has taken measures to protect the TelePassport Network from unforeseen disasters. The Company's back office operations, billing and switching systems are hardware redundant to prevent a single point of failure from bringing down the entire network. In addition, multiple power sources, surge protection equipment and universal power saver and battery backup provide emergency backup for all systems in the TelePassport Network.


     The TelePassport Network currently utilizes Summa Four SDS and Excel LNX2000 programmable switches, Network Equipment Technologies Inc.'s IDNX intelligent multiplexers, and Siemens HICOM switches. As future growth dictates, carrier grade switches will be incorporated into the major switching sites. The Company intends to deploy the first of these switches as early as June 1997. The Company is in the process of selecting other network hardware that will best support its use of advanced transport technologies. The TelePassport Network supports various signaling protocols and uses SS7, the industry standard signaling protocol. As upgraded, the TelePassport Network will support advanced technologies such as frame relay, ATM, X.25 packet switching and ISDN. These technologies assist in optimizing the use of bandwidth, which can effectively lower operational costs. See "Risk Factors--Potential Difficulties Associated with Implementing TelePassport Network Expansion Strategy."

     The Company's switching facilities are connected by IPLCs. Generally, the Company leases lines pursuant to one- to three-year leases. Because rates for international transmission lines are continuing to fall, the Company has not made, and has no current intention to make, leases of longer duration with any providers. The Company believes that the opportunities for resale will become increasingly attractive as countries deregulate and grant additional carrier licenses, and competitive pressures force carriers to find alternative sources of distribution. See "Risk Factors--Reliance on Third Parties for Leased Capacity."

INFORMATION SYSTEMS

     The Company has invested substantial resources to implement sophisticated information systems, which it believes are integral to being competitive and to effectively managing its business. The Company plans to continue to invest substantial capital and resources to enhance its information systems by replacing or upgrading certain existing systems and integrating new systems. The Company's information systems enable it to: (i) rapidly and economically integrate new customers; (ii) provide high quality customer service; (iii) provide customized billing information; (iv) provide sales tracking and traffic forecasting; (v) detect and minimize fraud; (vi) provide network security; (vii) provide network trouble shooting, maintenance and engineering modeling; and
(viii) generate administrative, financial and marketing reports. See "Risk Factors--Dependence on Effective Information Systems" and " --Business Strategy."

     The Company's proprietary Communications Order Maintenance System ("COMS") is a remote order entry and customer activation system, which allows sales agents to process orders electronically without the need for human intervention and the cost associated with manual processing and confirmation. COMS validates a customer's information at the agent location before the order is electronically transferred to the Company's proprietary Customer Records System ("CRS") at the Company's central back office operations. CRS automatically checks an incoming COMS order for creditworthiness and sets up the customer account in the CRS database and the switch database. During the next COMS transfer session, COMS is automatically updated by the CRS with the new customer information and status. COMS provides E-mail and trouble reporting that replicates the information held by the back office operations relating to the agent's customers, including financial transactions, billing information and account status. Substantially all of the Company's agents use the software, which is updated via new releases regularly. CRS is integrated with other operational support systems, including billing, credit card processing, provisioning, agent commissioning and trouble reporting. The CRS system provides user friendly, validated order entry and maintenance of all of the Company's accounts, agents, and wholesalers, including those set up remotely by COMS. The CRS provides authorized staff with complete customer and agent information including up-to-the-minute financial status, and real time call detail associated with the customer's usage. The Company plans to develop multiple language capability for the CRS and COMS systems and is presently developing a Japanese language interface. Non-English interfaces will provide the ability to hire non-English speaking staff at generally lower costs and to directly service non-English speaking customers, while still providing integration into the Company's systems.

     The Company's proprietary billing system utilizes real time worldwide call detail data collection allowing the Company to process credit cards several times per month and to set credit and fraud limits for customers, limiting exposure to bad debts. The Company generates approximately 16,000 invoices per month in multiple presentation formats. The Company is presently developing Japanese language billing.


     The Company's proprietary Accounts Receivable system provides fully automated handling of customer payments and collections activity, including automatic credit card processing, automatic international direct bank debiting and international wire transfers. The Accounts Receivable system is integrated into the CRS and the billing system.


     The Company plans to upgrade its existing information systems to include larger and faster servers to accommodate planned growth, to allow for the development of fully integrated international service centers, to allow full utilization of the intranet/Internet paradigm and to take advantage of developments in data warehousing, integrity and security.

COMPETITION

     The international telecommunications industry is highly competitive. The Company believes that competition will continue to intensify as the number of new service providers of various sizes increases due to the overall growth in the industry and the global trend toward deregulation. The Company's success depends upon its ability to compete with a variety of telecommunications providers in each of its markets.

     Competition for customers is primarily based upon price, the type and quality of services offered and customer relationships. Other providers of long distance telecommunications services include: (i) the ITO in each country; (ii) major carriers and their global alliances, such as Global One, a consortium which consists of Sprint Corp., DT and France Telecom; Unisource, a consortium which consists of Telia AB, PTT Telecom BV, Swiss Telecom PTT and Telefonica de Espana S.A.; Concert, a consortium which consists of BT and MCI; and World Partners, which consists of AT&T, Kokusai Denshin and Denwa Co., Ltd. ("KDD"), Singapore Telecommunications Ltd. and Unisource; (iii) secondary alliances of nontraditional carriers which own infrastructure, such as the consortium of Mannesmann AG and Deutsche Bahn AG; and VIAG InterKom GmbH, a joint venture between VIAG AG and BT; and (iv) alternative carriers, such as WorldCom; Viatel, Inc.; RSL Communications plc; and ACC Corp. Other potential competitors include cable television companies, wireless telephone companies, Internet access providers and large end users which have dedicated circuits or private networks. Many of the Company's current or potential competitors have substantially greater financial, marketing and other resources than the Company. The Company believes, however, that it will face less competition when it enters secondary regional markets because competitors will be concentrating on the larger metropolitan areas. See "Risk Factors -- Competition" and "-- Business Strategy."


     In February 1997, the WTO announced that 69 countries, including the United States, Japan, Switzerland, South Africa and all of the member states of the EU, entered into the WTO Agreement with the goal of increasing competition for telecommunications services in such markets. Under the WTO Agreement, beginning in 1998, such countries are expected to allow access to their domestic and international markets to competing telecommunications providers, allow foreign ownership interests in existing telecommunications providers and establish regulatory schemes to develop and implement policies to accommodate telecommunications competition. Implementation of the WTO Agreement is expected to result in greater competition from new market entrants and existing telecommunications providers in these markets. See "Risk Factors -- Substantial Government Regulation; and -- Competition" and "Regulation of the International Telecommunications Industry."


     The Company prices its services primarily by discounting against the ITOs in the geographic markets in which the Company operates. The Company has no control over the prices set by these ITOs, and some may be able to use their financial resources to cause severe price competition. Although the Company does not believe that there is an economic incentive for an ITO to pursue such a pricing strategy, there can be no assurance that severe price competition will not occur.

     The Company's marketing strategy is generally to focus on small and medium-sized businesses and residential customers that generate significant international long distance traffic. Thus, the Company tends not to compete with the major international carriers and the global alliances, which generally offer their lowest rates and best services primarily to larger, higher-volume businesses and less frequently to small and medium-sized businesses. Secondary alliances generally target their services to compete directly with the global alliances and ITOs and not with the Company. The Company's TelePassport Direct and TelePassport VPN services are targeted, however, at larger volume businesses which may also be targeted by the global and secondary alliances. Furthermore, the Company's marketing efforts toward supra-national and governmental organizations may also compete directly with major international carriers.

     In addition, the Company's pricing as a reseller is dependent upon the pricing strategy of larger carriers who supply the Company with switched minutes. To the extent such carriers target customers similar to those targeted by the Company, such carriers are also direct competitors of the Company. Accordingly, the business success of a reseller is significantly tied to the pricing policies established by potential competitors.

     Many of the newly emerging competitors are smaller carriers, most of which specialize in offering international telephone services utilizing call reorigination and other alternative access methods. Some of these alternative carriers have begun to build networks which are similar to, or more extensive than, the TelePassport Network. Competition for customers among these small carriers is primarily based on the carrier's reputation and the ability of a carrier to provide quality service at low prices. See "Risk Factors -- Competition" and " --Business Strategy."

     In general, the degree of deregulation in a particular country impacts the Company's ability to compete. In a deregulated country such as the United States, carriers can establish switching facilities, own or lease fiber optic cable, enter into operating agreements with foreign carriers and accordingly provide direct access service. In markets that have not deregulated or are slow in implementing deregulation, such as South Africa, international long distance carriers have used advances in technology to develop innovative alternative access methods, such as call reorigination. In other countries, such as Japan and most EU member states, where deregulation is imminent but not complete, carriers are permitted to offer facilities-based data and facsimile services, as well as limited voice services including those to CUGs, but are as yet precluded from offering full Voice Telephony. As countries deregulate, the demand for alternative access methods typically decreases as carriers are permitted to offer a wider range of facilities-based services.

TRADEMARKS AND PROPRIETARY INFORMATION


     Trademarks. The Company protects the Telepassport brand for its products and services by registration of the Telepassport trademark, where appropriate, both in the United States and in foreign countries.



     The Company has filed applications in the United States Patent and Trademark Office to register the word mark TelePassport and its stylized "globe" logo on the Principal Register for telephone communications services. The applications have been allowed, subject to the continued commercial use of the marks. The Company has also applied to register the word mark and logo for telephone communications services in up to 13 foreign countries. The Company intends to register its marks in countries where it plans to establish switching facilities. It is possible that prior registrations and/or uses of one or both marks (or a confusingly similar mark) may exist in one or more of such countries, in which case the Company might be precluded from registering and/or using the TelePassport mark and/or logo in such countries. The Company has also applied to register the mark MasterCall in countries where its services are marketed under this brand.



     Proprietary Information. To protect rights to its proprietary know-how and technology, Company policy requires certain of its employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while employed by the Company. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's confidential information will not otherwise become known or be independently developed by competitors or others.


PROPERTIES


     The Company currently subleases approximately 12,710 square feet of office space at its corporate headquarters in New York, New York. The sublease has an annual rental obligation of approximately $283,000, subject to adjustment, and expires on June 29, 2000. The Company entered an agreement to use and occupy an additional 954 square feet of office space at the same location on a temporary basis until the construction of the New Jersey international gateway switching center and network management facility is completed. The fee for the temporary space is $3,835 per month and the agreement, as extended, expires on March 31, 1997, subject to further extension by the Company upon 30 days' notice.


     The Company rents additional facilities in the United States to house its switching facilities and additional corporate offices. In Piscataway, New Jersey, the Company leases a 7,681 square foot facility to house its under-construction international gateway switching center and network management facility, as well as additional office space. The Piscataway lease has an annual rental obligation ranging from approximately $84,000 in the first year to $116,000 in the fifth year, and expires on January 31, 2002. The Company leases 160 square feet of space in New York City to house its current international gateway switching center, which will be replaced by the Piscataway facility upon its completion. Such lease has an annual rental obligation of approximately $48,000 and is currently on a month-to-month basis.


     The Company rents facilities in various foreign cities to house its switching facilities and office space primarily for the Company's overseas sales offices. In London, the Company's switching facility is located at the offices of a local telecommunications provider under the terms of a co-location agreement in consideration of a monthly fee of $1,500, subject to adjustment. In Tokyo, the Company leases space for offices and its switching facility for an annual rent of approximately $211,000, and in Germany, the Company rents 996 square feet near the Ramstein Air Force Base for an annual rent of approximately $10,500. The rental amounts set forth above in United States Dollars are based on foreign currency exchange rates in effect as of December 31, 1996.


EMPLOYEES

     As of December 31, 1996, the Company had 75 full-time and five part-time employees, approximately eight of whom were engaged in management, 30 of whom were engaged in sales and marketing, 14 of whom were engaged in network engineering, seven of whom were engaged in managing information systems and 21 of whom were engaged in administration. None of the Company's employees is covered by a collective bargaining agreement. Management believes that the Company's relationship with its employees is satisfactory.

LEGAL MATTERS


     The Company is a party to routine filings and customary regulatory proceedings with the FCC relating to its operations. See "Regulation of the International Telecommunications Industry."



     In December 1996, Cherry Communications Incorporated, a supplier of telecommunications services to the Company, filed a complaint in the United States District Court for the Northern District of Illinois Eastern Division against USFI, Inc. alleging breach of a carrier service agreement between the parties and seeking damages of at least $613,461. The parties have agreed to stay the litigation pending arbitration of the claim as provided by the service agreement between the parties. The Company believes that the outcome of this proceeding will not have a material adverse effect on the Company's cash flow, financial condition or results of operations.



     The Company is not currently a party to any other material litigation.


THE REORGANIZATION


     USFI, Inc., the principal operating subsidiary of the Company, was incorporated in January 1993 by Stephen E. Myers, Michael C. Anderson and James
D. Pearson (the "Principals"), to exploit opportunities in the international long distance market. In February 1995, the Principals formed USFI-Japan, L.L.C. to hold its interest in TelePassport Japan. In May 1996, the Principals formed TelePassport L.L.C. to act as a holding company for its operating subsidiaries formed in Japan, Switzerland, Austria and Germany and for the subsidiary operating the USAFE Contract. In December 1996, the Principals formed TelePassport Inc., the issuer of the Class B Common Stock offered hereby. Prior to the effective date of the registration statement of which this Prospectus is a part, TelePassport L.L.C. will be merged with TelePassport Inc. and all the outstanding shares and interests in USFI, Inc. and USFI-Japan, L.L.C will be contributed to TelePassport Inc. From and after the date of the Reorganization, all the assets and business of USFI, Inc. and USFI-Japan, L.L.C. will be owned and conducted by TelePassport Inc. As consideration for the contribution of their interests in USFI, Inc. and USFI-Japan, L.L.C., the current equity owners of the TelePassport Companies will receive an aggregate of 7,348,000 shares of Class A Common Stock which, combined with their current stockholdings, will constitute 100% of the outstanding Class A Common Stock, and which will represent 93.2% of the combined voting power of the Company upon completion of the Offering (and after giving effect to the Acquisitions). See "Description of Capital Stock."



ACQUISITIONS



     In March 1997, the Company entered into an agreement with Georg F. Hofer ("Hofer"), the sole stockholder of its German independent agent TelePassport Germany, to purchase all of the outstanding capital stock of TelePassport Germany concurrently with the closing of this Offering. The purchase price is $0.2 million in cash payable at the closing and that number of shares of Class B Common Stock equal to $3.8 million divided by the initial public offering price per share. Shares of Class B Common Stock equal to $2.6 million will be issued to Hofer at the closing and the remaining shares will be deposited into escrow to vest ratably over a period of 36 months, subject to certain conditions. The Company will also grant Hofer options under the Long Term Incentive Plan to purchase shares of Class B Common Stock equal to 0.25% of the shares outstanding on the closing date of the Offering, as well as certain piggyback registration rights. In addition, Hofer and TelePassport Germany will enter into a three-year employment agreement. See "Related Party Transactions" and "Description of Capital Stock." Also in March 1997, the Company entered into an agreement with Hofer and the other stockholders of TelePassport Austria to purchase all the capital stock of TelePassport Austria, its independent agent in Austria, concurrently with the closing of the Offering. The purchase price for the TelePassport Austria stock is that number of shares of Class B Common Stock equal to $0.3 million divided by the per share initial public offering price, all of which will be deposited into escrow to vest ratably over a period of 36 months, subject to certain conditions. In addition, two of the sellers will enter into three-year employment agreements with TelePassport Austria.



     In March 1997, the Company entered into the HCL Agreement with the shareholders of HCL to purchase of all the capital stock of HCL within 30 days after the closing of this Offering (the "HCL Closing"). The purchase price for 80% of the HCL shares consists of $0.3 million in cash plus that number of shares of Class B Common Stock equal to $1.0 million divided by the initial public offering price, all of which is payable at the HCL Closing. The purchase price for the remaining 20% of the HCL shares (the "HCL Final Payment") is payable after the third year (or, at the option of sellers, the fourth year) following the HCL Closing in cash or Class B Common Stock, at the Company's option, in an amount equal to 20% of HCL's annual revenues for such year, as calculated pursuant to the HCL Agreement. In addition, the Company will make a capital contribution to HCL of $250,000 at the HCL Closing. The Company has also agreed to enter into a three-year employment agreement with one of the HCL shareholders to manage the HCL operations. The HCL Final Payment will be forfeited if such employment is terminated by the employee without cause or by the Company with cause prior to the date such payment is due.



     In addition, in January 1997, the Company entered into the Intelenet Agreement pursuant to which, for $35,000, the Company acquired an option to purchase Intelenet's customer accounts, principally in Milan and Naples, and telecommunications equipment. The option is exercisable until 30 days after the closing of this Offering for an aggregate price equal to (i) the cost of Intelenet's equipment, less $10,000, which is payable in cash upon exercise of the option, and (ii) an amount, payable in three installments, equal to a percentage of the revenues generated by Intelenet's customers in three of the nine months following the installment of new switching facilities. The Company has also agreed to enter into a one-year employment agreement with the president of an affiliate of Intelenet. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances."

          REGULATION OF THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

OVERVIEW

     International telecommunications services are subject to the laws and regulations of the countries in which those services are provided. Applicable laws and regulations differ significantly in the countries in which the Company operates or plans to operate. Some of those countries prohibit or limit the services which the Company provides or plans to provide as well as the transmission and access methods used to provide those services. In consultation with local counsel in countries where the Company operates or plans to operate, the Company has pursued a strategy of providing its services to the fullest extent believed permissible under each country's laws and regulatory policies. Based upon those consultations, the Company may aggressively interpret local laws and regulations with respect to services that require relatively little resource and capital expenditures, such as call reorigination. The Company's policies are to make significant resource and capital investments, however, only in countries whose laws and regulations clearly allow it to provide such services using the Company's preferred transmission and access methods, and to pursue the highest form of licensing available. See "Risk Factors -- Substantial Government Regulation."

     If the Company's interpretation of a country's laws or regulations is found to be incorrect, the Company may seek to modify its operations so as to comply with such laws or regulations, or alternatively may be required to cease operations in that country. To date, the Company has not been subject to any fines, penalties or other sanctions, nor has it been the subject of any legal or regulatory action or inquiry as a result of any alleged violations of telecommunications laws or regulations.


     Since June 1995, 18 countries have formally notified the FCC that call reorigination services violate their laws. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against United States call reorigination providers. Of these 18 countries, two countries have requested assistance from the FCC in enforcing their prohibitions on call reorigination within their respective territories. The Company has customers in 17 of these countries, including one country which has requested that the FCC take action against the Company. The customers in these 17 countries accounted for an aggregate of approximately 6.0% of telecommunications revenue in 1996. To date, the FCC has not initiated any action against the Company. The Company believes that, even if it was required to cease operating in one or more of such markets, there would not be a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Substantial Government Regulation."


REGULATORY FRAMEWORK

     The regulatory frameworks of the United States and those jurisdictions which the Company considers its core target markets are briefly set forth below. This discussion is intended to provide a general outline of key applicable laws and regulations of those countries and is not intended to be a comprehensive description of the laws or regulatory policies of each country.


     In February 1997, the WTO announced that 69 countries, including the United States, Japan, Switzerland, South Africa and all of the member states of the EU, entered into the WTO Agreement. Under the WTO Agreement, beginning in 1998, such countries are expected to allow access to their domestic and international markets to competing telecommunications providers, allow foreign ownership interests in existing telecommunications providers and establish regulatory schemes to develop and implement policies to accommodate telecommunications. The WTO Agreement will provide an opportunity for new market entrants, such as the Company, to acquire and operate telecommunications switching facilities in certain of these countries, several of which presently do not permit the provision of facilities-based services in competition with services provided by the incumbent telecommunications providers. See "Risk Factors -- Substantial Government Regulation; and -- Competition."

  United States


     The Company's provision of international telecommunications service between the United States and foreign points is subject to regulation by the FCC. The Company was required to obtain FCC 214 Authorizations to provide international long distance services. The Company believes that it has obtained all authorizations from the FCC required for the conduct of its current operations, but that it may need additional FCC authorizations in the future.

     The Company has been authorized by the FCC pursuant to Section 214 to provide international service by the resale of switched services of United States carriers, and to provide international switched service by the resale of international private lines interconnected with the public switched networks of the United States and those countries determined by the FCC to afford resale opportunities equivalent to those available under United States law. To date, such interconnected private line resale has been permitted by the FCC only to four countries: Canada, the United Kingdom, Sweden and New Zealand. It is possible that interconnected private line resale to additional countries may be allowed in the future. Pursuant to FCC rules and policies, the Company's authorization to provide service via the resale of interconnected international private lines will be expanded to include countries subsequently determined by the FCC to afford equivalent resale opportunities to those available under United States law, if any. See "Risk Factors--Substantial Government Regulation." In addition, the Company has been authorized by the FCC pursuant to
Section 214 to provide global facilities-based service between the United States and all international points which are not "Ineligible Destination Countries" under the FCC's exclusion list, which list currently excludes only Cuba.

     With respect to the Company's authorization to provide service between the United States and countries determined by the FCC to afford equivalent resale opportunities, the FCC allows the Company to forward such traffic from the equivalent country to non-equivalent countries by acquiring at published rates and reselling the international switched service of a carrier in the equivalent country. Similarly, the FCC allows the Company to terminate inbound traffic in the United States over interconnected private lines which originates in a non-equivalent country and which is routed from that country to the equivalent country using the originating country's international switched service, as opposed to private lines. These configurations are referred to by the FCC as "switched hubbing." See "Risk Factors--Substantial Government Regulation."

     The FCC's grant of the Company's FCC 214 Authorization to resell international switched services also permits the Company to offer service by means of call reorigination using uncompleted call signaling. That authorization is subject, however, to several FCC rulings addressing call reorigination. The FCC has determined that call reorigination service using uncompleted call signalling does not violate United States or international law but has held that United States companies providing such services must do so in compliance with the laws of the countries in which they operate.


     The FCC may condition, modify or revoke any of the Section 214 Authorizations awarded to the Company for violations of the Communications Act, the FCC's rules and policies or the conditions of those authorizations. In addition, the FCC has held that it would consider enforcement action against United States companies engaged in call reorigination by means of uncompleted call signaling in countries where such services are expressly prohibited. See "Risk Factors -- Substantial Government Regulation."


     Under revised rules established by the FCC in 1996, the Company must offer its international services pursuant to tariff schedules containing the rates, terms and conditions applicable to its international telecommunications services and filed with the FCC on not less than one day's prior notice. This is in lieu of the 14-day notice period previously required by the FCC. The Company has filed a tariff with the FCC. Other FCC requirements applicable to the Company include the filing of contracts with other carriers, including operating agreements, and the periodic filing of certain reports regarding the Company's international traffic and revenues. In addition, the Company is subject to certain FCC-imposed fees including an annual regulatory assessment fee and an annual payment to the Telecommunications Relay Service Fund.

     The Company's primary business is the provision of international telecommunications services and the Company does not currently market or promote interstate or intrastate telecommunications services. Nonetheless, it is technically possible for existing customers of the Company's international services who are located in the United States to utilize the Company's services to place interstate or intrastate calls. The provision of interstate service is subject to the jurisdiction of the FCC. The Company is classified by the FCC as a non-dominant common carrier. Its charges, practices, classifications, and regulation of its services must be just and reasonable, and may not be unreasonably discriminatory. Historically, interstate common carriers were required to maintain tariffs with the FCC. Since the Company does not specifically market interstate services, it has not maintained an interstate tariff with the FCC. To the extent its customers utilize TelePassport services for interstate services, however, the Company could be subject to sanctions for failure to maintain an interstate tariff. The Company believes that imposition of sanctions is unlikely and that any such sanctions would not have a material adverse effect on its financial condition or results of operations. Domestic intrastate long distance services are subject to various state laws and regulatory requirements including certification and tariff filing requirements. The Company currently is not authorized to provide intrastate service in any state and does not maintain any intrastate tariffs. If, in the future, the Company seeks to provide intrastate services, it would apply to obtain state authorizations and file tariffs, as may be required, before commencing service. To the extent that the Company provides intrastate service in any state where it is not authorized to provide such service, the regulatory authorities in such states could impose sanctions against the Company for unauthorized operation.


  European Union

     In Europe, the regulation of the telecommunications industry is governed at a supra-national level by the EU. The EU was established by the Treaty of Rome and subsequent conventions and through its operating bodies, the Council of Ministers, the Commission (the "Commission") and the Parliament, is authorized to issue EU "directives." EU member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom) are required to implement these directives through national legislation. If an EU member state fails to adopt, or does not properly or fully adopt, such directives, the Commission may take action to require proper implementation through the European Court of Justice.


     Since 1987, the EU has issued a number of directives aimed at generating competition in the telecommunications markets by liberalizing the provision of telecommunications services and network infrastructure. In 1990, the EU issued a Directive on Competition in the Markets for Telecommunications Services (the "Telecommunications Services Directive") which required each EU member state to abolish all exclusive and special rights concerning the provision of telecommunications services other than voice telephony services. The aim of the Telecommunications Services Directive was to permit the competitive offering of services other than voice telephony, such as value-added services and the delivery of voice services to CUGs. Differing interpretations of the Telecommunications Services Directive and other EU initiatives, as well as varying national policies to liberalize more quickly than the EU requires, have led to variations among the EU member states as to which services may be delivered and the manner in which they may be provided.



     Subsequent directives adopted by the EU, including the Full Competition Directive adopted in March 1996, require the liberalization of all voice telephony service in the EU and the provision of competitive infrastructures by January 1, 1998. Extensions until 2000 were granted to Ireland and Portugal, each of which believes it has a less developed network, and requests for extensions have been submitted by Luxembourg, Spain and Greece. Spain has since volunteered to liberalize by the second half of 1998 and the Commission expects that Greece will be liberalized by 2001. To date, Sweden, Finland, Denmark and the United Kingdom have liberalized facilities-based services.


     As discussed above, each EU member state in which the Company currently conducts its business has a different regulatory scheme and such differences are expected to continue beyond January 1998. The Company's regulatory requirements vary considerably from country to country. The Company believes that, to the extent required for the provision of its current services, it has either received all necessary approvals, filed applications for such approvals, received comfort letters or obtained licenses from the applicable regulatory authorities. The EU is currently considering the adoption of a directive to establish a common framework for the granting and administration of licenses to provide telecommunications services and infrastructure. To the extent such directives are adopted by the EU and implemented by the member states in which the Company operates, the Company may in the future be required to obtain additional licenses, or renew, modify or replace existing licenses. See "Risk Factors--Substantial Government Regulation."


     The Company believes that the VAT Directive does not require the Company to charge VAT to EU based customers because it is located outside of the EU. It is anticipated that the VAT Directive will be amended in 1997 to specifically impose VAT on telecommunications services used within the EU and supplied by non-EU based carriers. Under interim rules, Germany has already begun to impose VAT on such services effective January 1, 1997. Under the rules, EU based businesses that purchase telecommunications services from non-EU based carriers will be required to self-account for VAT on such services. Those EU based business customers that are not entitled to recover 100% of VAT, such as banks and insurance companies, will be required to pay VAT directly to the authorities. To the extent that the Company's services are and in the future become subject to VAT, the Company's competitive price advantage will be reduced. See "Risk Factors--Risks Associated With Imposition of VAT on Company's Services."



     In March 1997, the EU's Telecommunications Council approved a directive setting forth general rules regarding the granting of telecommunications licenses. At the request of certain countries, including Germany, the EU agreed to issue a declaration allowing member states to base their respective license fees on present, as well as estimated future, administrative costs incurred in the management, control and enforcement of individual licenses. As a result of authorizing member states to consider such future administrative costs, license fees in those states that include such expenses may be higher than typical license fees currently charged. See "Risk Factors--Substantial Government Regulation."


  United Kingdom

     In the United Kingdom, the Company's services are subject to and affected by the UK Telecommunications Act. The TI Secretary is responsible for granting telecommunications licenses and has the power to revoke them, and the DGT and Oftel are responsible for enforcing the conditions of such licenses. The DGT is required to take enforcement action under the UK Telecommunications Act if it discovers a non-trivial breach of a license condition.


     BT and its predecessors were the sole providers of public telecommunications services in all but a small part of the United Kingdom until the early 1980's when the British government granted Mercury Communications Ltd. ("Mercury"), now a subsidiary of Cable and Wireless, a license to run its own telecommunications system. In 1991, the British government established a "multi-operator" policy with respect to voice telephony services using fixed access systems to replace the duopoly by BT and Mercury that existed from the early 1980's until 1991. Under the multi-operator policy, the TI Secretary will consider on its merits any application for a license to operate a telecommunications network within the United Kingdom. At the end of 1996, this policy was extended with respect to international facilities and 44 new operators were authorized to connect their United Kingdom networks to systems outside of the United Kingdom.


     The Company was granted an ISR license under the UK Telecommunications Act on October 11, 1995, authorizing it to operate a switched system and provide switched telecommunications services to the public. The license was granted for a period of one year and continues thereafter in force and effect, subject to revocation by the TI Secretary on one month's prior notice. The license contains general conditions concerning, among other things, the use of interfaces that comply with accepted international standards, the use of automatic calling equipment, restrictions on types of self-advertising that use the licensed system, such as the telemarketing of products covered by the license, and certain administrative items, such as the payment of fees. In addition, the license contains certain conditions relating to the provision of international telecommunications services. Historically, the TI Secretary had specifically designated certain countries for ISR traffic that it considered as maintaining equivalent competitive regulatory frameworks. In July 1996, however, the authorization to provide ISR traffic was extended to all countries, prompting the TI Secretary to implement a "proportionate return" condition. The "proportionate return" condition requires licensees, such as the Company, to ensure that the ratio of incoming to outgoing ISR traffic over the licensed system during certain relevant periods is the same as the ratio of all incoming to outgoing traffic to each of those destinations from the United Kingdom over an earlier period. These rules do not apply to traffic from countries within the

European Economic Area (which includes the EU member states, Iceland, Liechtenstein and Norway) or the United States, Canada, Australia and New Zealand. The Company is required to keep information and to submit reports concerning these provisions. Except in relation to the countries specifically exempted, the Company will be in breach of a license condition if its ISR traffic is not "two way," both into and out of the country concerned. This provision does not apply where customers connect to a Company switching facility in a relevant country by means of leased lines. The Company presently utilizes its license primarily for the traffic between the United Kingdom and the United States.


     All public telecommunications operators and ISR operators, as well as several other categories of operators, operate under individual licenses granted by the TI Secretary pursuant to the UK Telecommunications Act. Licenses granted to large public operators, such as BT and Mercury, contain conditions relating to the rights of the public and other operators to connect to such systems. Such conditions are not generally imposed on ISR licenses. However, ISR licenses, in most circumstances, provide for "relevant connectable system status" with respect to BT and other large public operators, giving ISR operators a right to connect to the networks of the large public operators and enjoy wholesale, as opposed to retail, rates with respect to interconnection tariffs and charges. The Company's license provides for "relevant connectable system status" with respect to BT, which entitles the Company to interconnect with BT's systems at wholesale, as opposed to retail, rates with respect to interconnection tariffs and charges subject to the continuing consent of the DGT. The DGT has recently issued a policy statement indicating that, due to the diminishing need to guaranty relevant connectable system status at wholesale rates as a result of increasing competition, ISR operators who have applied for their licenses after February 5, 1996 will not automatically receive relevant connectable system status. Rather, such status will be granted only to those ISR operators that contribute significantly to competition in the United Kingdom's international telecommunications market and then only until such time as full competition in such market is established. ISR operators, such as the Company, who applied for their licenses prior to February 5, 1996 will continue to have relevant connectable system status subject to the determination by the DGT to revoke such status.



     Wholesale interconnection rates with BT are presently determined by the DGT. The DGT is considering a proposal for implementation in 1997 pursuant to which BT would determine its own interconnection charges, subject to applicable price ceilings and floors set by DGT. The status of this proposed structure and its potential impact on the Company are presently unclear.


     To reduce transmission costs and expand its current capacity, the Company is exploring the acquisition of one or more IRUs for traffic between the London switching facility and the planned central New Jersey international gateway switching center. The Company is required to apply to the TI Secretary to obtain an IF License that would permit it to operate its own international facilities-based voice services in the United Kingdom.


     The DGT intends to introduce into telecommunications licenses a fair trading provision prohibiting licensees from engaging in anti-competitive behavior. It is not presently clear when such conditions will be introduced into the Company's license, but such conditions are likely to be submitted to the Company for inclusion in its license during 1997. A violation of such a provision by a licensee, such as entering into a telecommunications cartel, could lead to loss of the license. BT was unsuccessful in recent litigation challenging the authority of the DGT to impose such a condition. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."


  Germany

     In the Federal Republic of Germany, liberalization of the telecommunications market is taking place through a three-step process called Postal Reform I--III. Postal Reform I in 1989 divided the state-owned Federal Post Office ("Bundespost") into three government entities: the postal service, the banking service and telecommunications (later to become DT), and ended the government's monopoly on the provision of terminal equipment (i.e., telephones). Postal Reform II in 1995 resulted in the conversion of the three government entities into private stock corporations. Postal Reform III, currently taking place, is expected to complete the privatization and liberalization process by establishing a regulatory framework.

     The constitutional basis for the liberalization of telecommunications was achieved by the addition to the German constitution of a new Article 87(f). Under Article 87(f), the national government is obliged to ensure appropriate and sufficient telecommunications services throughout Germany. The primary business objective of DT was re-defined as the provision of telecommunications services in competition with other suppliers. The legal basis for the new regulatory environment in Germany is the TKG, which, with respect to most of its provisions, became effective August 1, 1996, replacing a number of traditional telecommunications statutes. The Company's services in Germany are subject to the TKG. See "Risk Factors--Substantial Government Regulation."


     The TKG lays the groundwork for a competitive telecommunications environment in Germany. Since July 1, 1996, owners of telecommunications networks have been permitted to offer their services (other than voice telephony) on the German market and on January 1, 1998, DT's monopoly over voice telephony is scheduled to end. In general, under the TKG, carriers with dominant market positions, such as DT, are required to interconnect their networks with the networks of other service suppliers. The anticipated break-up of DT's monopoly over voice telephony has led to a number of alliances among companies that desire to be key players in Germany's new market, in particular electricity providers. For example, VIAG Interkom GmbH is a joint venture between VIAG AG and BT. To the extent that alliance participants are also part of monopolies in Germany's energy market, which is still not open for competition, such companies could potentially create a negative impact on the liberalization process for telecommunications.



     Currently in Germany, regulation of the telecommunications industry is governed by the German Ministry of Post and Telecommunications (the "German Ministry"), and to a certain extent by the Commission. As of January 1998, the German Ministry, in its capacity as a regulator, will be replaced by a new regulatory authority yet to be established under the TKG. The new regulatory authority will act within the German Federal Ministry of Economics and will have the leading role in developing the new regulatory environment. Under the TKG, in general, a TKG license is required by any person that: (i) operates transmission facilities for the provision of telecommunications services to the public; or
(ii) offers Voice Telephony services to the public through telecommunications networks operated by such provider. The criteria for granting licenses are broadly outlined in the TKG and the new regulatory authority will be responsible for interpreting these guidelines and granting the TKG Licenses. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."


  Switzerland


     Until recently, the telecommunications industry in Switzerland was regulated by the Law on Telegraph and Telephone Traffic under which Swiss PTT maintained a monopoly of the Swiss telecommunications market. In June 1991, in response to the liberalization taking place in the EU, the Swiss Parliament adopted a new law on telecommunications. This regulation has partially liberalized the Swiss telecommunications market, limiting the ITO monopoly to voice telephony and the telecommunications infrastructures. As of July 1, 1995, the Federal Government amended the Telecommunications Services Federal Decree of March 25, 1992 in order to authorize private companies to provide voice telecommunications services to CUGs. As a result of this action by the government, telecommunications companies may provide telephone services over leased lines for a group of customers. No permit or notice is required in order to form a CUG or to offer telephone services for a CUG.



     Although Switzerland is not an EU member state, the EU directives mandating liberalization have nevertheless had an indirect effect on Swiss law, as the Swiss government has expressed its intention to maintain Swiss telecommunications regulations in line with EU directed liberalization. In response to the EU's adoption of the resolution supporting the liberalization of all voice telephony services by January 1, 1998, the Swiss federal government proposed that Parliament further open the Swiss telecommunications market for services and network infrastructures. On October 1, 1996, the Swiss federal government proposed a draft law (the "Draft Law") designed to increase competition in the telecommunications service area and to guarantee "universal" services for the entire Swiss population at reasonable prices. The Company's services in Switzerland will be subject to the Draft Law in the final form in which it is enacted into law.


     The Draft Law currently provides that any operator offering telecommunications services through self-controlled infrastructures will be required to obtain a license from the Swiss federal authorities. The government will be required to grant a license if the applicant possesses the technical abilities to offer the services and is able to offer sufficient guarantees that it will comply with Swiss law. All other service providers will be required only to notify the government of the services offered by them.

     Any operator that acquires a dominant position in the market will be required to guarantee the interconnection of its services and installations to other suppliers. If an agreement regarding interconnection cannot be reached between a dominant operator and a supplier, an independent federal commission will determine the conditions of such interconnection.

     In addition, the Draft Law introduces a licensing system for universal services. This includes the obligation to offer telephone services transmission data, service for urgent calls, a network of public telephones and access to the Swiss telephone directories. The Swiss federal government will be authorized to increase the services to be rendered by the holders of such universal service licenses. Telecom PTT, a department within Swiss PTT, will guarantee the universal service obligations without any compensation from the telecommunications industry for a transition period of five years. By the end of such transition period, the licenses for universal service obligations will be offered for tender on a region-by-region basis so that continuous coverage will be made available to the entire country. If provision of the universal service obligations cannot cover costs in particular areas, a subsidy will be offered in the form of investment contributions, which will be financed from a fund derived from license fees collected from holders of service licenses.


     The Draft Law creates an independent telecommunications commission that will principally be responsible for licensing and approving interconnection decisions. In response to the pressure from the EU liberalization directives, the Swiss Parliament may attempt to adopt the Draft Law during 1997 in order to make it effective by January 1, 1998.


     The Company is not currently required to obtain a license to provide call reorganization services in Switzerland. In the event that the Draft Law becomes effective on substantially the terms initially published, the Company would be required to notify the government of its provision of services or, depending upon the extent to which the Company expands its operations in Switzerland, obtain a license. See "Risk Factors-- Substantial Government Regulation."

  Austria


     The Company's services in Austria are subject to the Austrian Telecommunications Act. In general, the Austrian Telecommunications Act requires a license for the construction and operation of any telecommunications equipment. A license may be refused on the basis of certain public policy rules. Currently, the Austrian ITO generally maintains a monopoly over the fixed public telecommunications network and voice telephony. The government is considering the Austrian Proposed Legislation incorporating the EU directives to liberalize the provision of voice telephony services and infrastructures by January 1998. The Austrian Proposed Legislation would, in effect, end this monopoly, and require dominant providers to grant interconnectivity on a nondiscriminatory basis. Under the proposed law, in general, telecommunications services would be subject only to a notification requirement, but a license would be required for the provision of voice telephony services. Under the proposed law, in order to provide the public switched services that the Company intends to provide in Austria, the Company would be required to obtain an Austrian Telecommunications License. It is currently contemplated that a new regulatory agency would be established which would grant licenses containing fixed durations but subject to renewal for so long as the licensee complies with applicable laws and regulations. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."


  Japan


     Prior to the liberalization of the Japanese telecommunications market in 1985, domestic and international calls were monopolized by Nippon Telegraph and Telephone Public Corporation ("NTT") and KDD, respectively. The Company's services are subject to the Japanese Law that became effective on April 1, 1985. Under the Japanese Law, both domestic and international telecommunications services may be provided by "Type I" and "Type II" carriers. As of March 31, 1996, there were 126 Type I carriers, 50 Special Type II carriers and approximately 3,000 General Type II carriers. As part of the 1985 reform, NTT was privatized and renamed Nippon Telegraph and Telephone Corporation.

     Type I carriers provide telecommunications services through their own telecommunication circuit facilities. In order to conduct Type I telecommunications business, the carrier must be licensed by the Japanese Ministry. Under the Japanese Law, the Japanese Ministry must approve an application for a Type I license if certain conditions prescribed by the Japanese Law are met. These conditions are broadly written, however, and in practice, the Japanese Ministry enjoys a considerable degree of discretion in determining whether to grant a Type I license. The terms and conditions (including the tariff) for the provision of telecommunications services by a Type I carrier must be approved by the Japanese Ministry. Foreign ownership in a Type I carrier is limited to less than one-third, or 20% in the case of NTT and KDD, of the outstanding shares. The Japanese Ministry has announced a proposal to amend the Japanese Law to eliminate the restrictions on foreign ownership of Type I telecommunications carriers, except with respect to NTT and KDD, in which foreign ownership will continue to be restricted to less than 20%. The amendment is expected to become effective in January 1998.



     Type II carriers provide telecommunications services using telecommunications facilities and services provided by Type I carriers. A Type II telecommunications business is defined in the Japanese Law as a telecommunications business other than a Type I telecommunications business. Type II telecommunications business is classified into Special Type II and General Type II. Special Type II telecommunications business is defined as (i) the provision of national and international telecommunication services to an unspecified number of general subscribers through facilities that exceed the minimum capacity prescribed by Cabinet Order (currently an equivalent of two thousand 64K bps lines), and (ii) the provision of telecommunications services through facilities for telecommunication between a location within Japan and a location outside Japan. The latter definition of a Special Type II business is interpreted by the Japanese Ministry in such a way that only services provided through such facilities as leased circuits connecting a node situated in Japan and one situated outside Japan fall under this definition. In order to conduct Special Type II telecommunications services, a carrier must be registered with the Japanese Ministry. The conditions for registration as a Special Type II carrier are significantly less stringent than conditions for license as a Type I carrier. The terms and conditions for provision of telecommunications services by a Special Type II carrier must be filed with the Japanese Ministry but it is not necessary that such terms and conditions be approved by the Japanese Ministry.


     General Type II telecommunications business is defined as Type II telecommunications business other than Special Type II business. General Type II telecommunications business may be conducted by any person who files a notice with the Japanese Ministry with respect thereto. There is no requirement for a General Type II carrier to file with the Japanese Ministry the terms and conditions for provision of services nor must a General Type II carrier obtain the Japanese Ministry's approval. There is no restriction on foreign ownership of a Special or General Type II carrier.

     To use the facilities and services provided by a Type I carrier, a Special or General Type II carrier may enter into a "non-tariff based contract" with the Type I carrier. Non-tariff based contracts with Type I carriers are subject to the approval of the Japanese Ministry.


     The Company, through its Japanese subsidiary, has filed notice with the Japanese Ministry as a General Type II carrier and is in the process of seeking Special Type II registration. In addition, the A.T. NET Agreements provide that A.T. NET and Asahi Telecom will enter into arrangements to provide to the Company's customers those services permitted by A.T. NET's Special Type II registration. The Company's registration as Special Type II carrier would permit the Company to provide additional national and international services in Japan. See "Risk Factors--Substantial Government Regulation" and "Business-- Japan and Asahi Telecom."


  South Africa


     The telecommunications industry in South Africa is principally regulated by the SA Post Office Act and the recently enacted SA Telecommunications Act.
Section 78 of the SA Post Office Act confers a statutory monopoly on Telkom, a state-owned company, for the construction, maintenance or use of any telecommunications line. A "telecommunications line" is broadly defined in the SA Post Office Act as including "any apparatus, instrument, pole, mast, wire, pipe, pneumatic or other tube, thing or means which is or may be used for or in connection with the sending, conveying, transmitting or receiving of signs, signals, sounds, communications or other information." It is anticipated that the government will promulgate regulations by mid-1997 that will provide for the repeal of Section 78 of the SA Post Office Act pursuant to Section 106 of the SA Telecommunications Act. Accordingly, while the SA Telecommunications Act ultimately envisages the liberalization of telecommunications in South Africa, Telkom continues to exercise at least a temporary monopoly over fixed line telephony.


     The Company's services in South Africa are subject to such Acts. The stated principal objectives of the SA Telecommunications Act are ensuring fair competition within, and encouraging investment and innovation in, the South African telecommunications industry. Once Section 32 of the SA Telecommunications Act becomes effective, it will prohibit any person from providing a telecommunications service except under, and in accordance with, a telecommunications license issued to that person in accordance with the SA Telecommunications Act. A "telecommunications service" is defined as any service provided by a "telecommunication system." A "telecommunications system" is, in turn, defined as "any system or series of telecommunication facilities or radio, optical or other electromagnetic apparatus or any similar technical system used for the purpose of telecommunication." The Company believes that the SA Post Office Act and the SA Telecommunications Act allow the Company to provide its call reorigination services and that such laws do not require the Company to obtain a license for the provision of such services. The law does, however, require a license for the connection, operation and maintenance of automatic dialing devices for the provision of call reorigination services, or any similar telecommunications apparatus. The Company believes that its agents in South Africa that supply such equipment have obtained the required licenses. It is uncertain how and whether, if at all, the licensing provisions contained in
Section 32 and accompanying Section 34, once promulgated, will affect the provision of the Company's call reorigination services.



     Once Section 34 of the SA Telecommunications Act is promulgated, a telecommunications service provider will only be able to apply for a license to provide a telecommunications service if invited to do so by the Minister of Posts, Telecommunications and Broadcasting (the "South African Minister") via notice in the Government Gazette. Under the SA Telecommunications Act, Telkom is currently the only entity which has been granted a license to provide, among other things, public switched telecommunication services, local access telecommunication services and public pay telephone services. The initial term of Telkom's license is 25 years. Although no date has been specified by statute for the abolition of Telkom's monopoly over fixed-line telephony, the White Paper on Telecommunications Policy published by the South African Minister in the Government Gazette dated March 13, 1996, anticipates that Telkom's current monopoly will be phased out over a period of six years.



     The SA Telecommunications Act established a new telecommunications regulatory authority called the South African Telecommunications Regulatory Authority ("SATRA"). Although the members of SATRA were appointed by presidential proclamation and took office on February 3, 1997, SATRA is not yet fully operational and the regulation of the telecommunications industry is in the meantime managed by the Department of Posts and Telecommunications. SATRA's functions will include the granting of telecommunication licenses, albeit that applications for such licenses may not be sought until such time as the South African Minister calls for such applications by way of invitation in the Government Gazette. SATRA will be governed by and represented by its council, the members of which are appointed by the President on the advice of Parliament's standing committees on communications. Although the SA Telecommunications Act states that SATRA will be independent and impartial in the performance of its functions, it will be required to act in accordance with policy directions issued by the South African Minister. Such policy directions are required to be consistent with the objective of the SA Telecommunications Act of ensuring fair competition within the telecommunications industry. See "Risk Factors--Substantial Government Regulation."

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the Company's directors and officers (ages as of December 31, 1996).


        NAME            AGE                            POSITION
--------------------    ----    ------------------------------------------------------
Stephen E. Myers         48     Chairman of the Board
James D. Pearson         42     President, Chief Executive Officer and Director
Francis J. Mount         54     Executive Vice President and Chief Operating Officer
John C. Brizendine       52     Executive Vice President
Jan Piazza               42     Vice President, Sales and Marketing
Paul K. Heun             36     Vice President, Network Services
R. Gordon Mills          63     Chief Financial Officer and Secretary
Charles Hoepper          47     Vice President, Finance
Michael C. Anderson      56     Director


     The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.


     Stephen E. Myers, the founder of the Company, has been Chairman of the Board of Directors of the Company since February 1993. Mr. Myers is a co-founder, and since 1976 has been Chairman and a principal shareholder of US Cable and the US Cable Group. At various times, US Cable has served up to approximately 235,000 cable subscribers in more than 150 communities throughout the United States.



     James D. Pearson has been a Director of the Company since February 1993 and has been President and Chief Executive Officer of the Company since 1994. Since 1992, Mr. Pearson has been President and Chief Executive Officer of US Cable and the US Cable Group. From 1982 to 1991, Mr. Pearson served as the Chief Financial Officer for US Cable. Prior to joining US Cable, Mr. Pearson served as a Second Vice President for the Continental Illinois National Bank and Trust in Chicago as a lender to the media, communications, and sports industries.



     Francis J. Mount was appointed Vice President and Chief Operating Officer of the Company in January 1996 and was subsequently promoted to Executive Vice President and Chief Operating Officer in June 1996. From 1990 to January 1996, Mr. Mount was employed by MCI, most recently as Director, Global Technical Services, responsible for supporting international development, alliance management and all technical operations and services outside of the United States. This included the construction and maintenance of large networks such as Hyperstream, Concert and private networks for large accounts such as J.P. Morgan, Proctor and Gamble and IBM. From March 1967 to December 1989, Mr. Mount was employed at AT&T in various positions, including Chief Executive Officer pro tem, Chief Technical Officer in a Cable & Wireless joint venture in Jamaica and District Manager, International Business Development.



     John C. Brizendine is a co-founder of the Company and has been Executive Vice President of the Company since February 1993. Mr. Brizendine has been instrumental in the development and market introduction of the TelePassport service line, the formation of the Company's wholesale business and the establishment of the Company's strategic relationships in Japan. From 1969 to 1992, Mr. Brizendine held several executive and management positions at IBM. In such capacities, Mr. Brizendine was responsible for marketing IBM database and data communications software systems and the market introduction of image management systems in the United States. Mr. Brizendine was also responsible for the adaptation and introduction strategy for IBM telecommunications and database software in Italy and Japan.



     Jan Piazza has been Vice President, Sales and Marketing, of the Company since September 1995, in which capacity she is responsible for wholesale and retail sales, major account management and corporate communications. From 1987 to August 1995, Ms. Piazza served in various positions at a predecessor of WorldCom, most recently as Vice President of Product Development and Carrier Sales. From 1983 to 1987, Ms. Piazza was Director of Sales Administration and Customer Service for Argo Communications, a then start-up satellite provider, which introduced the first gateway switch to France. From 1980 to 1983, Ms. Piazza was Manager of Subscriber Services at Manhattan Cable Television in New York City.


     Paul K. Heun has been Vice President, Network Services, of the Company since April 1996 and is responsible for the day to day operation of the TelePassport Network worldwide. From January 1995 to April 1996, Mr. Heun was employed by AT&T where he was involved in the formation of an AT&T local access company. Beginning in April 1989, Mr. Heun was employed within the international division of MCI where he held several positions in which his responsibilities ranged from assignments in data services and voice to servicing projects related to the Japanese community and running MCI's switch operations in New York City.



     R. Gordon Mills has been Chief Financial Officer of the Company since June 1993. It is anticipated that Mr. Mills will become Controller of the Company subsequent to the closing of the Offering. From 1991 to 1993, Mr. Mills was Vice President, Finance, of Total Office Today, Inc., a commercial stationery company servicing medium and large-sized companies. From 1981 to 1991, Mr. Mills served as Corporate Controller of the Haagen Dazs Company during its transition from an entrepreneurial business to a worldwide manufacturer and distributor of premium ice creams. Mr. Mills is a former member of the Board of Directors of The Commerce & Industry Association of New Jersey and currently serves as Board Chairman of a regional food service company.



     Charles Hoepper has been Vice President, Finance, of the Company since March 1997. It is anticipated that Mr. Hoepper will become Chief Financial Officer of the Company subsequent to the closing of the Offering. From 1991 to 1997, Mr. Hoepper was employed by Suburban Propane L.P., a natural propane distributor, most recently as its Chief Financial Officer. From 1985 to 1991, Mr. Hoepper was a Director of Finance at MCI.


     Michael C. Anderson, a founder of the Company, has been a Director of the Company since February, 1993. Mr. Anderson is also a co-founder of US Cable and has served as Executive Vice President of US Cable and the US Cable Group since 1976. Prior to co-founding US Cable, Mr. Anderson held key positions in marketing, sales and management for both domestic and international corporations, including Shell Oil Co. One of Mr. Anderson's primary responsibilities at US Cable has been corporate development, including numerous system acquisitions, consolidations and divestitures. Mr. Anderson's current activities include initiatives throughout Spain to develop strategic alliances and seek cable/telephony franchises to construct state-of-the-art, broadband fiber-based full-service networks.


     Following the Offering, the Company intends to establish a Board of Directors of six persons. Upon the closing of the Offering, the Board will consist of three members and have three vacancies. To fill the vacancies on the Board of Directors, the Board of Directors of the Company intends to appoint, within 60 days of the Offering, three directors, at least two of whom are neither officers nor employees of the Company or its affiliates. All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS


     Effective upon the Offering, the Board of Directors will have three standing committees: the Compensation Committee, the Audit Committee and the Executive Committee. Upon their appointment, the three directors who will fill the vacancies on the Board of Directors will serve on the Compensation Committee and the Audit Committee. The members of the Executive Committee will be Messrs. Myers (Chairman), Anderson and Pearson. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Long Term Incentive Plan. See "Management--Long Term Incentive Plan." The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company, review management's procedures and policies with respect to the Company's internal accounting controls and review related party transactions. The functions of the Executive Committee are to address significant corporate, operating and management matters between meetings of the full Board of Directors.

DIRECTOR COMPENSATION


     Currently, the Company's directors do not receive cash compensation for service on the Board of Directors or committees thereof, although directors are reimbursed for certain out-of-pocket expenses in connection with attendance at Board of Directors and committee meetings. Following completion of the Offering, non-employee Directors will each receive options for 5,000 shares of Class B Common Stock and will be compensated at the rate of $12,000 per year, payable quarterly. The Company has adopted the Long Term Incentive Plan under which the Company may, from time to time and in the discretion of the Board of Directors (or committee), grant options to directors in a manner complying with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below summarizes the compensation earned by the Company's Chief Executive Officer and the Company's four (other) most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"), for services rendered during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                   ANNUAL COMPENSATION
                                                     ------------------------------------------------
                                                                          OTHER ANNUAL    ALL OTHER
                                                      SALARY     BONUS    COMPENSATION   COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR     ($)        ($)         ($)            ($)
--------------------------------------------  -----  --------   --------  ------------   ------------
James D. Pearson, President and Chief
  Executive Officer(1)......................  1996         --      --              --             --
Francis J. Mount,
  Chief Operating Officer...................  1996   $150,000   $37,000            --     $30,000(2)
John C. Brizendine,
  Executive Vice President..................  1996   $138,000   $25,000            --             --
Jan Piazza,
  Vice President, Sales and Marketing.......  1996   $100,000   $30,000    $52,000(3)             --
Paul K. Heun,
  Vice President, Network Services..........  1996   $110,000   $20,000            --     $20,000(4)


---------------

(1) Mr. Pearson received no compensation from the Company during 1996. See "Related Party Transactions." See "--Employment Agreements" for Mr. Pearson's compensation arrangement with the Company following the completion of the Offering.

(2) This amount represents an incentive payment paid to Mr. Mount upon his appointment as Chief Operating Officer of the Company.

(3) This amount represents commissions earned by Ms. Piazza in 1996.

(4) This amount represents an incentive payment paid to Mr. Heun upon his appointment as Vice President, Network Services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board of Directors did not have a Compensation Committee prior to the date of this Prospectus. Accordingly, the entire Board of Directors made all determinations concerning compensation of executive officers. The members of the Compensation Committee effective upon the Offering and appointment of additional directors will consist of three directors, at least two of whom are neither officers nor employees of the Company or its affiliates. There are no Compensation Committee (or Board of Directors) interlock relationships with respect to the Company.

EMPLOYMENT AGREEMENTS


     Effective upon the closing of the Offering, the Company will enter into a two-year employment agreement with James D. Pearson as President and Chief Executive Officer. The agreement will provide for a per annum base salary of $175,000, plus a minimum annual bonus of $100,000. The agreement will provide
that Mr. Pearson shall not, for a period of      years after termination of the
agreement, compete with or solicit any employee or agent of the Company or any of the Company's affiliates. The agreement will be terminable only for "Cause" (as defined in the agreement). In the event of a "Change of Control" (as defined in the agreement), Mr. Pearson will be entitled to receive a payment in the amount of 24 months base salary. Under the agreement, Mr. Pearson shall devote to the Company's affairs substantially all of his business time and attention.



     Effective upon the closing of the Offering, the Company will also be subject to employment agreements with Francis J. Mount as Executive Vice President and Chief Operating Officer, Paul K. Heun as Vice President, Network Services, Jan Piazza as Vice President, Sales and Marketing and Charles Hoepper as Chief Financial Officer. The agreements will be terminable by either party in accordance with the terms thereof, and provide for base salaries of $150,000, $110,000, $100,000 and $175,000, respectively, plus annual bonuses generally based on performance. The agreements will provide that the employees shall not, for a period of two years after termination of their respective agreements, compete with or solicit any employee or agent of the Company or any of the Company's affiliates.



LONG TERM INCENTIVE PLAN



     In 1997, the Board of Directors adopted the Long Term Incentive Plan and, prior to the Offering, the Company's stockholders will approve the Long Term Incentive Plan. The primary purpose of the Long Term Incentive Plan is to provide a means through which the Company may attract and retain competent persons to become directors and consultants of the Company and through which the Company may attract and retain able persons to enter and remain in the employ of the Company. Eligible persons include selected employees, officers, directors and consultants of the Company.



     The Long Term Incentive Plan is administered by a committee, as defined in the Long Term Incentive Plan (the "Committee"), appointed by the Board of Directors. Awards may be granted by the Committee to eligible persons in the form of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, stock awards and other stockbased compensation ("Incentive Awards").



     The aggregate number of shares of Class B Common Stock that may be issued pursuant to Incentive Awards under the Long Term Incentive Plan may not exceed 1,903,500 shares; provided, however, that stock appreciation rights that are exercisable as an alternative to an option and shares of Class B Common Stock returned to the Company as a result of forfeitures will not be considered in applying the foregoing limitation. The maximum number of shares which may be the subject of options and stock appreciation rights granted in any calendar year to
an eligible individual shall not exceed             shares.



     The Long Term Incentive Plan permits the Committee to grant Incentive Awards which would constitute "performance-based compensation" for purposes of
Section 162(m) of the Internal Revenue Code. The maximum dollar amount of Incentive Awards constituting performance-based compensation that may be granted
to an eligible individual during any calendar year shall not exceed           .



     In case of a Change of Control Event (as defined in the Long Term Incentive
Plan), (i) all restrictions on restricted stock awarded under the Long Term Incentive Plan will expire, and (ii) all stock options outstanding under the Long Term Incentive Plan will become immediately vested and exercisable.



     As of the date of this Prospectus, Incentive Awards to purchase an aggregate of 886,390 shares of Class B Common Stock will be issued and outstanding pursuant to the Long Term Incentive Plan.



     It is anticipated that the Company will file a registration statement under the Securities Act to register the shares of Class B Common Stock to be issued under the Long Term Incentive Plan.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of the Class B Common Stock being offered hereby and the issuance of 340,000 shares of Class B Common Stock in connection with the Agent Acquisitions and the acquisition of HCL, certain information with respect to the beneficial ownership of the Company's voting securities by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of any class of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group:



                                                               SHARES                                    PERCENTAGE OF VOTING
                                                            BENEFICIALLY    PERCENTAGE OF CLASS(2)            POWER(2)(3)
                                                              OWNED(1)     -------------------------   -------------------------
                                                            ------------   PRIOR TO                    PRIOR TO
               NAME                     TITLE OF CLASS         NUMBER      OFFERING   AFTER OFFERING   OFFERING   AFTER OFFERING
-----------------------------------  ---------------------  ------------   --------   --------------   --------   --------------
Stephen E. Myers (4)...............  Class A Common Stock      6,210,015     84.5%         84.5%          84.5%        78.8%
                                     Class B Common Stock             --       --            --             --
Michael C. Anderson (5)............  Class A Common Stock        730,590      9.9           9.9            9.9          9.3
                                     Class B Common Stock             --       --            --             --
James D. Pearson (6)...............  Class A Common Stock        406,939      5.5           5.5            5.5          5.2
                                     Class B Common Stock         55,673         *          1.0               *
Francis J. Mount (7)...............  Class A Common Stock             --       --            --             --           --
                                     Class B Common Stock         50,041         *             **             *          --
John C. Brizendine (8).............  Class A Common Stock             --       --            --             --           --
                                     Class B Common Stock         89,077         *          1.6            100
Jan Piazza (9).....................  Class A Common Stock             --       --            --             --           --
                                     Class B Common Stock             --       --            --             --
Paul K. Heun (10)..................  Class A Common Stock             --       --            --             --           --
                                     Class B Common Stock             --       --            --             --
Directors and executive officers...  Class A Common Stock      7,305,900     99.4%         99.4%          99.4%
as a group (9 persons total) (11)    Class B Common Stock        194,791         *          3.5%              *        93.2%


---------------


 *Notwithstanding an aggregate of 886,390 shares issuable upon exercise of a like number of options granted pursuant to the Long Term Incentive Plan, zero shares of Class B Common Stock are outstanding prior to the Offering.



** Represents less than 1%.


 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.


 (2) Assumes 7,350,000 shares of Class A Common Stock outstanding prior to and after the Offering, and zero and 5,340,000 shares of Class B Common Stock outstanding, respectively, prior to and after the Offering.



 (3) Determined with respect to matters submitted to all stockholders for a vote, assuming in such case the Class A Common Stock and the Class B Common Stock vote together as a single class. Each share of Class A Common Stock is entitled to ten votes and each share of Class B Common Stock is entitled to one vote. See "Description of Capital Stock."



 (4) The address for Mr. Myers is 249 Royal Palm Way, Suite 301, Office D, Palm Beach, Florida 33480. Includes 37,479 shares of Class A Common Stock representing Mr. Myers' portion of the shares underlying the currently exercisable portion of the Pearson Option (as hereafter defined), shares of Class A Common Stock held in trust for the benefit of Mr. Myers and his children and 186,300 shares of Class A Common Stock held in two separate trusts for the benefit of members of Mr. Myers' family, the trustee of such trusts having the right to transfer the shares to other trusts, the beneficiaries of which may include such family members or others, as well as Mr. Myers. See "Related Party Transactions."



 (5) The address for Mr. Anderson is 249 Royal Palm Way, Suite 301, Office D, Palm Beach, Florida 33480. Includes 4,165 shares of Class A Common Stock representing Mr. Anderson's portion of the shares underlying the currently exercisable portion of the Pearson Option (as hereafter defined). See "Related Party Transactions."

 (6) The address for Mr. Pearson is 28 West Grand Avenue, Montvale, New Jersey 07645. Includes 55,673 shares of Class B Common Stock issuable upon exercise of a like number of vested options granted to Mr. Pearson pursuant to the Long Term Incentive Plan. Also includes 41,644 shares of Class A Common Stock currently issuable upon exercise of the Pearson Option (as hereafter defined), but excludes 166,574 shares underlying such option which are not currently exercisable. See "Related Party Transactions."



 (7) The address for Mr. Mount is 1212 Avenue of the Americas, New York, NY 10036. Includes 50,041 shares of Class B Common Stock currently issuable upon exercise of a like number of options granted to Mr. Mount pursuant to the Long Term Incentive Plan, but excludes 42,007 shares underlying options which are not currently exercisable. See "Management."



 (8) The address for Mr. Brizendine is 1212 Avenue of the Americas, New York, NY 10036. Includes 89,077 shares of Class B Common Stock issuable upon exercise of a like number of vested options granted to Mr. Brizendine pursuant to the Long Term Incentive Plan. See "Management."



 (9) The address for Ms. Piazza is 1212 Avenue of the Americas, New York, NY 10036. Does not include 50,000 shares of Class B Common Stock issuable upon exercise of a like number of options granted to Ms. Piazza pursuant to the Long Term Incentive Plan which are not currently exercisable. See "Management."



(10) The address for Mr. Heun is 1212 Avenue of the Americas, New York, NY 10036. Does not include 30,000 shares of Class B Common Stock issuable upon exercise of a like number of options to be granted to Mr. Heun pursuant to the Long Term Incentive Plan which are not currently exercisable. See "Management."



(11) Includes 194,791 shares of Class B Common Stock currently issuable upon exercise of a like number of options under the Long Term Incentive Plan, but excludes 214,507 shares underlying options which are not currently exercisable.

                           RELATED PARTY TRANSACTIONS


     On December 27, 1994, U.S. FiberCom Network, Inc., an inactive affiliate under common control, was merged with and into the Company. For accounting purposes, the transaction was treated as a contribution of the net assets of U.S. FiberCom Network, Inc. to the Company and the assets were recorded at their historical carrying value by the Company. The net assets, primarily consisting of property and equipment and amounts due from the Company, had a net historical carrying value of $1.0 million, resulting in an increase to additional paid-in capital of this amount. Prior to the contribution, the Company utilized certain of the fixed assets of U.S. FiberCom Network, Inc. and was charged certain expenses amounting to $0.01 million.



     For the year ended December 31, 1996, US Cable advanced an aggregate of $0.16 million for certain expenses incurred by the Company.


     Since the Company's inception, James D. Pearson, the Company's President and Chief Executive Officer, has provided services to the Company while employed by US Cable. To date, the Company has paid no compensation to Mr. Pearson.


     In March 1995, the Company entered into an agreement with TelePassport Japan to provide international telecommunications services and to lease switching equipment. For the years ended December 31, 1995 and 1996, the Company's consolidated revenues included approximately $0.4 million and $3.4 million, respectively, for such services provided. See "Business--Japan and Asahi Telecom."



     In February 1997, the Company agreed to purchase certain equipment and software from Network Equipment Technologies, Inc. ("NET"), subject to a certain volume purchase and license agreement expected to be entered into in March 1997 (the "NET Purchase Agreement"). In February 1997, Stephen E. Myers, the Company's Chairman of the Board, entered into an escrow agreement with NET and the Company (the "NET Escrow Agreement") whereby Mr. Myers deposited $0.75 million (the "Escrow Deposit") with an escrow agent to secure the Company's payment obligations under the proposed NET Purchase Agreement. Pursuant to the terms of the NET Escrow Agreement, after delivery to the escrow agent of proper notice that the Company has paid its obligations under the NET Purchase Agreement, Mr. Myers will be entitled to the Escrow Deposit without interest thereon. See "Use of Proceeds."



     In March 1997, the Company entered into an agreement to acquire all of the capital stock of TelePassport Germany, its independent agent in Germany. At the closing of such acquisition, TelePassport Germany will repay to Hofer, if it has not already done so prior to such date, outstanding debt of up to $110,000. In connection with the execution of the TelePassport Germany agreement, the Company loaned TelePassport Germany $200,000 and agreed to lend TelePassport Germany an additional $100,000 to $300,000, at the option of TelePassport Germany, prior to the closing. The loan bears interest at the rate of 12% per annum and is repayable in full on September 20, 1997. The Company will also grant Hofer options to purchase shares of Class B Common Stock, as well as certain piggyback registration rights. In addition, Hofer and TelePassport Germany will enter into an employment agreement. See "Business--Sales and Marketing" and "Description of Capital Stock."



     As of the date of this Prospectus, Messrs. Myers and Anderson have granted to Mr. Pearson a seven-year option to purchase an aggregate of 208,218 shares of Class A Common Stock (representing 3% of the outstanding shares of Common Stock owned by Messrs. Myers and Anderson prior to the Offering) at an exercise price of $2.50 per share. The option to purchase 20% of the shares is immediately exercisable and the remainder vests at a rate of 20% per year over the next four years, subject to accelerated vesting under certain circumstances. See "Principal Shareholders."



     For information concerning the TelePassport Companies, see "Business--The Reorganization." For information concerning employment and consulting agreements with, and compensation of, the Company's executive officers and directors, see "Management--Employment Agreements" and "Management--Long Term Incentive Plan."


     The Company believes that the terms of each of the foregoing transactions and those that will exist after the consummation of the Offering are no less favorable to the Company than could have been obtained from non-affiliated third parties, although no independent appraisals were obtained.

                          DESCRIPTION OF CAPITAL STOCK


     Upon consummation of the Offering and after giving effect to the issuance of 340,000 shares of Class B Common Stock in connection with the Agent Acquisitions and the acquisition of HCL, the authorized capital stock of the Company will consist of 9,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock, of which 7,350,000 shares of Class A Common Stock will be issued and outstanding, 5,340,000 shares of Class B Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding.



     The following description of certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws is a summary only and is qualified in its entirety by the provisions of such documents, copies of each of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK


     The Class B Common Stock and the Class A Common Stock are substantially identical, except for disparity in voting power, convertibility and transferability. The Class B Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock. The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock. In the event any shares of Class A Common Stock are transferred to any person or entity not affiliated (as defined in the Amended and Restated Certificate of Incorporation) with the transferor or the Company, then such shares shall automatically convert into a like number of shares of Class B Common Stock. Except as otherwise required by law, under the Company's Amended Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock will vote together on all matters submitted to vote of stockholders, including the election of directors. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will represent 92.7% of the combined voting power of the Company. Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.


PREFERRED STOCK


     The Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Class B Common Stock. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not have any current intentions to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.



REGISTRATION RIGHTS



     In connection with the Company's acquisition of TelePassport Germany, its independent agent in Germany, the Company has agreed to grant Hofer piggy-back registration rights, subject to certain exceptions, for a period of two years commencing six months after the closing of the Offering with respect to all of the shares of Class B Common Stock issued to Hofer under the agreement. In addition, the Company has granted similar rights to a stockholder with respect to 44,100 shares of Class B Common Stock issuable upon conversion of a like number of shares of Class A Common Stock.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS


     Certain provisions of the Delaware General Corporation Law and of the Amended and Restated Certificate of Incorporation and By-Laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.


     Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder unless (i) prior to the time the person became an interested stockholder, either the business combination or the transaction which resulted in the person becoming an interested stockholder is approved by the board of directors of the corporation,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, as well as the affiliates and associates of such person. The restrictions of Section 203 do not apply if, among other things, a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Amended Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law.


     Class A Voting Rights. Shares of Class A Common Stock are entitled to ten votes per share, as compared to one vote per share for the Class B Common Stock. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will represent 92.7% of the combined voting power of the Company. Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. This may have the result of discouraging a change in control of the Company, even if a Class B stockholder considered to be in such stockholder's best interest.



     Preferred Stock. The Company is authorized to issue 1,000,000 shares of undesignated Preferred Stock. Under certain circumstances, the issuance of Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.


DIRECTOR LIABILITY AND INDEMNIFICATION


     Pursuant to the Company's Amended and Restated Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. The Company and the

Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities, including liabilities under the Securities Act. See "Underwriting." Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     The Registrant intends to apply for a director and officer liability insurance policy, under which each director and certain officers of the Company would be insured against certain liabilities. In addition, prior to the effectiveness of the Offering, the Company will enter into indemnity agreements with each of its officers and directors.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 7,350,000 shares of Class A Common Stock outstanding and 12,690,000 shares of Common Stock outstanding (13,440,000 shares if the over-allotment option is exercised in full). Of the shares of Common Stock to be issued and outstanding after the Offering, all of the shares of Class B Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The outstanding shares of Class A Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be "affiliates" of the Company, who has beneficially owned his or her shares for at least two years since the later of the date of the acquisition of the securities from the Company or from an affiliate is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of one percent of the then outstanding shares of securities of the same class or the average weekly trading volume of such securities during the four calendar weeks immediately preceding such sale, or the filing of notice of proposed sale, if required, subject to the availability of adequate current public information about the Company. After three years have elapsed since the later of the date the securities were acquired from the Company or from an affiliate of the Company, such shares may be sold without limitation by persons who are not affiliates of the Company at the time of sale and have not been affiliates of the Company for at least three months under Rule 144(k). Effective April 29, 1997, an amendment to Rule 144 will reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of sales by non-affiliates under Rule 144(k).



     The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the Long Term Incentive Plan.



     Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Class B Common Stock acquired on the exercise of outstanding options prior to the date of this Prospectus may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period (one year, upon the effective date of the amendment to Rule 144). The Company intends to file one or more registration statements under the Securities Act to register the shares of Class B Common Stock issued and reserved for issuance in compensatory arrangements and under the Long Term Incentive Plan. Registration would permit the resale of such shares by non-affiliates and affiliates, subject to the lock-up described above, in the public market without restriction under the Securities Act.


     Prior to the Offering, there has been no public trading market for the shares of Class B Common Stock and there can be no assurance that a regular trading market will develop after the Offering, or that if developed it will be sustained. In addition, no prediction can be made as to the effect, if any, that market sales of shares of Class B Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Class A or Class B Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Class B Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a summary of the principal United States federal income and estate tax consequences of the ownership and sale or other disposition of Class B Common Stock by a person (a "non-U.S. holder") which, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986 (the "Code"). This summary does not address all aspects of United States federal income and estate taxes which may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspect of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change.

     Dividends. Dividends paid to a non-U.S. holder of Class B Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends (i) are effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and the non-U.S. holder provides the payer with proper documentation or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

     Dividends which are effectively connected with such a United States trade or business or, if a tax treaty applies, are attributable to such a United States permanent establishment, are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a non-U.S. holder of Class B Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A non-U.S. holder of Class B Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

     Disposition of Class B Common Stock. A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on the sale or other disposition of Class B Common Stock unless (i)(a) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the non-U.S. holder,
(ii) in the case of an individual non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are satisfied, or (iii)(a) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held the Class B Common Stock (the "applicable period"), and (b) assuming that the Class B Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the non-U.S. holder owns, actually or constructively, at any time during the applicable period more than 5% of the outstanding Class B Common Stock. The Company believes it is not currently a U.S. real property holding corporation and does not anticipate becoming such a corporation.

     If an individual non-U.S. holder falls under the clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class B Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Federal Estate Taxes. Class B Common Stock held by a holder who is neither a United States citizen nor a United States resident (as specifically defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     United States Information Reporting Requirements and Backup Withholding Tax. The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class B Common Stock to a non-U.S. holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class B Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Class B Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a Untied States trade or business. The payment of the proceeds of a sale of shares of Class B Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Proposed Regulations would provide alternative methods for satisfying the certification requirements described above.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS B COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS B COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1997, between the Company and the U.S.
Underwriters (the "U.S. Underwriting Agreement"), the underwriters named below (the "U.S. Underwriters"), for whom Credit Suisse First Boston Corporation and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                                            NUMBER OF
                                   UNDERWRITER                             U.S. SHARES
        -----------------------------------------------------------------  -----------
        Credit Suisse First Boston Corporation...........................
        Smith Barney Inc. ...............................................
                                                                             -------
                  Total..................................................
                                                                             =======

     The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.


     The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation, on behalf of the U.S. Underwriters and the Managers, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 750,000 additional shares of Class B Common Stock from the Company at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class B Common Stock offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the Prospectus relating to the International Offering bears to the total number of shares of Class B Common Stock in such tables.


     The Company has reserved for purchase from the Underwriters up to shares of Class B Common Stock which may be purchased by employees and friends of the Company through a directed share program. Such sales will be at the initial public offering price. The number of shares of Class B Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

     The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price
less a concession of $          per share, and that the U.S. Underwriters and
such dealers may allow a discount of $          per share on sales to certain
other dealers. After the Offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of Credit Suisse First Boston Corporation, on behalf of the U.S. Underwriters, and Credit Suisse First Boston (Europe) Limited ("CSFBL"), on behalf of the Managers.


     Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to Class B Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) a corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class B Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price, less such amount as may be mutually agreed upon by Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Class B Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Class B Common Stock.

     This Prospectus may be used by underwriters and dealers in connection with sales of International Shares to persons located in the United States, to the extent such sales are permitted by the contractual limitations on sales described above.


     The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the Long Term Incentive Plan.



     Credit Suisse First Boston Corporation, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transaction and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class B Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit Credit Suisse First Boston Corporation to reclaim a selling concession from a syndicate member when Class B Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class B Common

Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


     The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the U.S. Underwriters and the Managers may be required to make in respect thereof.


     Application has been made to list the shares of Class B Common Stock on the Nasdaq National Market under the symbol "TEPP."


     Prior to the Offering there has been no public market for the Class B Common Stock. The initial public offering price for the Class B Common Stock will be determined by negotiation among the Company and Credit Suisse First Boston Corporation as the representative of the U.S. Underwriters and CSFBL on behalf of the Managers and does not reflect the market price of the Class B Common Stock following the Offering. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Class B Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Class B Common Stock will develop and continue after the Offering.

     The Representatives have informed the Company that they do not expect discretionary sales by the U.S. Underwriters and the Managers to exceed 5% of the number of shares being offered in the Offering.

                          NOTICE TO CANADIAN RESIDENTS
RESALE RESTRICTIONS

     The distribution of the shares of Class B Common Stock in Canada is being made only on a private placement basis exempt from the requirements that a prospectus be prepared and filed with the securities regulatory authorities in each province where trades of the shares of Class B Common Stock are effected. Accordingly, any resale of the shares of Class B Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of Class B Common Stock purchased by them.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares of Class B Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such shares of Class B Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities offered hereby are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Class B Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares purchased by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Common Stock Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of shares of Class B Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the shares of Class B Common Stock will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS


     The consolidated financial statements and schedule of TelePassport Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, which, as to the years 1996 and 1995, are based in part on the report of Deloitte Touche Tohmatsu, independent auditors. The financial statements and schedule referred to above are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.



     The financial statements of TelePassport Japan Co., Ltd. as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period from March 6, 1995 (date of incorporation) to December 31, 1995 included in this Prospectus and Registration Statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report thereon appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 including all amendments thereto (the "Registration Statement") under the Securities Act with respect to the Class B Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits filed therewith.

     After consummation of the Offering, the Company will be subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file reports, proxy statements and other information with the Commission. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

     The Company intends to distribute to its stockholders annual reports containing audited financial statements certified by its independent auditors and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               GLOSSARY OF TERMS

     Accounting or Settlement Rate--The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     ATM (Asynchronous Transfer Mode)--A high capacity transmission method for voice, data and image communications.


     Call reorigination--A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to place a call. Technical innovations have enabled telecommunications carriers to offer a "transparent" form of call reorigination without the usual "hang-up" and "callback" whereby the call is automatically and swiftly processed.


     COMS (Communication Order Maintenance System)--TelePassport's proprietary customer order entry system.

     Correspondent agreement--Agreement between international long distance carriers that provides for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated per minute rate and provides for a method by which revenues are distributed between the two carriers.

     CUG (Closed User Group)--A group of specified users, such as employees of a company, permitted by applicable regulations to access a private voice or data network.

     Dedicated access--A means of accessing a network through the use of a permanent point-to-point circuit typically leased from an ITO. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     Dedicated leased line--Any circuit (typically supplied by and leased from an ITO) designated to be at the exclusive disposal of a given subscriber.

     Dial up access--A form of service whereby access to a network is obtained by dialing an international toll-free number or a paid local access number.

     Direct access--A method of accessing a network through the use of private lines.

     Facilities-based carrier--A carrier which owns long distance interexchange and transmission facilities.

     Fiber optic--Otherwise known as optical fiber, this is a transmission medium consisting of high-grade glass fiber through which light beams are transmitted carrying a high volume of telecommunications traffic.

     International gateway--A switching facility that provides connectivity between international carriers and performs any necessary signaling conversions between countries.

     IPLC (International Private Line Circuits)--Point-to-point permanent connections which can carry voice and data. IPLCs are owned and maintained by ITOs or third party resellers.

     IRU (Indefeasible Rights of Use)--The rights to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

     ISDN (Integrated Services Digital Network)--a hybrid digital network capable of providing transmission speeds of up to 128 kilobits per second for both voice and data.

     ISR (International Simple Resale)--The use of international leased lines for the resale of Voice Telephony to the public.

     ITO (Incumbent Telecommunications Operator)--The dominant carrier in each country, often government-owned or protected; commonly referred to as the Postal, Telephone and Telegraph Company, or PTT.

     LCR (Least Cost Routing)--Routing of calls in the least expensive manner.

     Local connectivity--Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of an ITO.

     Local exchange--A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     PBX (Public Branch Exchange)--Switching equipment that allows connection of private extension telephones to the PSTN or to a private line.

     PSTN (Public Switched Telephone Network)--An abbreviation used by the ITO, PSTN refers to a telephone network which is accessible by the public at large through private lines, wireless systems and pay phones.

     Private line--A dedicated telecommunications connection between end user locations.

     Resale--Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SS7 (Signaling System 7)--An international standardized signaling system for use in digital networks.

     Switched access--A method of accessing a network through the PSTN.

     Switched minutes--The number of minutes of telephone traffic carried on a network using switched access.

     Switching facility--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     VPN (Virtual Private Network)--Carrier-provided services that provide capabilities similar to those of private lines, such as conditioning, error testing and higher speed, full-duplex, four wire transmission with a line quality adequate for data.


     Voice telephony--A term used by the EU, defined as the commercial provision for the public of the direct transport and switching of speech in real-time between public switched network termination points, enabling any user to use equipment connected to such a network termination point in order to communicate with another termination point.


     X.25--A form of packet switching (a system whereby messages are broken down into smaller units called packets which are then individually addressed and routed through the network). The Company uses X.25 packet switching as a means of originating callback requests.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
TELEPASSPORT INC. AND SUBSIDIARIES:
  Report of Independent Auditors......................................................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996........................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995
     and 1996.........................................................................   F-4
  Consolidated Statements of Stockholders' Deficit for the Years Ended December 31,
     1994, 1995 and 1996..............................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995
     and 1996.........................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

TELEPASSPORT JAPAN CO., LTD.:
  Independent Auditors' Report........................................................  F-14
  Balance Sheets as of December 31, 1996 and 1995.....................................  F-15
  Statements of Operations for the Year Ended December 31, 1996 and the Period from
     March 6, 1995 (Date of Incorporation) to December 31, 1995.......................  F-16
  Statements of Shareholders' Capital Deficiency for the Year Ended December 31, 1996
     and the Period from March 6, 1995 (Date of Incorporation) to December 31, 1995...  F-17
  Statements of Cash Flows for the Year Ended December 31, 1996 and the Period from
     March 6, 1995 (Date of Incorporation) to December 31, 1995.......................  F-18
  Notes to Financial Statements.......................................................  F-19

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
TelePassport Inc.


     We have audited the accompanying consolidated balance sheets of TelePassport Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of TelePassport Japan Co., Ltd., an unconsolidated 51% owned subsidiary (see Note 1), have been audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for TelePassport Japan Co., Ltd., is based solely on their report.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and, for 1995 and 1996, the report of other auditors provide a reasonable basis for our opinion.



     In our opinion, based on our audits and, for 1995 and 1996, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TelePassport Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


Hackensack, New Jersey


     The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the financial statements.


                                          ERNST & YOUNG LLP

Hackensack, New Jersey

March 19, 1997

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
ASSETS
Current assets:
  Cash..................................................................  $   420     $  1,088
  Accounts receivable:
     Customers, less allowance of $683 and $790.........................    3,852        4,332
     Foreign joint venture..............................................      304        1,838
  Prepaid expenses and other current assets.............................       75          366
                                                                          -------     --------
     Total current assets...............................................    4,651        7,624
Property and equipment, net (Note 3)....................................    1,974        5,194
Deferred costs, net of accumulated amortization of $20 and $58..........      133          596
Goodwill, net of accumulated amortization of $5 and $14.................      122          113
Deposits................................................................      123          353
                                                                          -------     --------
          Total assets..................................................  $ 7,003     $ 13,880
                                                                          =======     ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................................  $ 4,797     $ 10,494
  Accrued liabilities...................................................    1,845        1,788
  Reseller deposits.....................................................      263          309
  Capital lease obligations.............................................        3           61
  Due to affiliates.....................................................      327        1,476
                                                                          -------     --------
     Total current liabilities..........................................    7,235       14,128
Capital lease obligations...............................................                   289
Loan from affiliates (Note 7)...........................................    1,258
Commitments and contingencies (Note 5)
Equity in accumulated net loss of foreign joint venture, net of
  investment and long-term advances.....................................      348        1,801
Stockholders' deficit:
  Preferred stock, $.01 par value, authorized 1,000,000 shares, none issued.............................................................
  Class A common stock, $.01 par value, authorized 9,000,000 shares;
     issued and outstanding, 7,350,000 shares...........................       74           74
  Class B common stock, $.01 par value, authorized 20,000,000 shares;
     none issued........................................................
  Additional paid-in capital............................................    5,410       15,718
  Accumulated deficit...................................................   (7,319)     (18,124)
  Cumulative translation adjustment.....................................       (3)          (6)
                                                                          -------     --------
     Total stockholders' deficit........................................   (1,838)      (2,338)
                                                                          -------     --------
          Total liabilities and stockholders' deficit...................  $ 7,003     $ 13,880
                                                                          =======     ========


                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
Telecommunications revenue.............................  $   12,775     $   27,643     $   36,550
Costs and expenses:
  Cost of telecommunications services (Note 6).........       8,907         20,075         29,880
  Selling expenses.....................................       1,687          2,579          3,800
  General and administrative expenses..................       5,173          5,349          8,804
  Non cash compensation (Note 5).......................                                     2,718
  Depreciation and amortization (Note 2)...............         100            395            714
                                                         ----------     ----------     ----------
          Total costs and expenses.....................      15,867         28,398         45,916
                                                         ----------     ----------     ----------
Loss from operations...................................      (3,092)          (755)        (9,366)
Other income (expense) -- net (Note 5).................        (315)            37             14
Equity in net loss of foreign joint venture............                       (703)        (1,453)
                                                         ----------     ----------     ----------
Loss before minority interest..........................      (3,407)        (1,421)       (10,805)
Minority interest......................................                         20
                                                         ----------     ----------     ----------
Net loss...............................................  $   (3,407)    $   (1,401)    $  (10,805)
                                                         ==========     ==========     ==========
Net loss per common share..............................  $     (.45)    $     (.19)    $    (1.43)
                                                         ==========     ==========     ==========
Weighted average common shares outstanding.............   7,546,805      7,546,805      7,546,805
                                                         ==========     ==========     ==========


                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)


                                                          ADDITIONAL                 CUMULATIVE
                                             CLASS A       PAID-IN     ACCUMULATED   TRANSLATION
                                           COMMON STOCK    CAPITAL       DEFICIT     ADJUSTMENT     TOTAL
                                           ------------   ----------   -----------   -----------   -------
Balance at January 1, 1994...............      $ 74        $  1,321     $  (2,511)                 $(1,116)
  Capital contributions..................                     1,885                                  1,885
  Contribution of USFN net assets........                     1,045                                  1,045
  Net loss for 1994......................                                  (3,407)                  (3,407)
                                               ----        --------     ---------                  -------
Balance at December 31, 1994.............        74           4,251        (5,918)                  (1,593)
  Capital contributions..................                     1,159                                  1,159
  Net loss for 1995......................                                  (1,401)                  (1,401)
  Foreign currency translation...........                                                $(3)           (3)
                                               ----        --------     ---------        ---       -------
Balance at December 31, 1995                     74           5,410        (7,319)        (3)       (1,838)
  Capital contributions..................                     7,590                                  7,590
  Compensation related to stock
     options.............................                     2,718                                  2,718
  Net loss for 1996......................                                 (10,805)                 (10,805)
  Foreign currency translation...........                                                 (3)           (3)
                                               ----        --------     ---------        ---       -------
Balance at December 31, 1996.............      $ 74        $ 15,718     $ (18,124)       $(6)      $(2,338)
                                               ====        ========     =========        ===       =======


                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1994        1995         1996
                                                               -------     -------     --------
OPERATING ACTIVITIES
  Net loss...................................................  $(3,407)    $(1,401)    $(10,805)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization...........................      100         395          714
     Provisions for losses on receivables....................      645         184          352
     Non cash compensation...................................                             2,718
     Equity in net loss of foreign joint venture.............                  703        1,453
     Minority interest.......................................                  (20)
     Changes in operating assets and liabilities:
       Increase in accounts receivable from customers and
          foreign joint venture..............................   (1,691)     (2,788)      (2,366)
       (Increase) decrease in other current assets...........      (37)         28         (291)
       Increase in deposits..................................                  (76)        (230)
       Increase in accounts payable and accrued expenses.....    2,505       2,644        5,640
       Increase (decrease) in reseller deposits..............      152          (6)          46
       Increase in due to affiliates.........................       64         263        1,149
                                                               -------     -------     --------
  Net cash used in operating activities......................   (1,669)        (74)      (1,620)
INVESTING ACTIVITIES
  Investment in/advances to TelePassport Japan...............                 (355)
  Purchase of interest in Mastercall (net of cash
     acquired)...............................................                  (70)
  Purchase of equipment......................................     (304)     (1,655)      (3,537)
  Increase in deferred costs.................................      (14)       (139)        (217)
                                                               -------     -------     --------
  Net cash used in investing activities......................     (318)     (2,219)      (3,754)
FINANCING ACTIVITIES
  Capital contributions (including $34 of cash of USFN in
     1994)...................................................    1,919       1,159        6,332
  Advances from affiliates...................................      333       1,258
  Deferred costs in connection with initial public
     offering................................................                              (284)
  Repayment of capital lease obligation......................                  (21)          (3)
                                                               -------     -------     --------
  Net cash provided by financing activities..................    2,252       2,396        6,045
  Effect of exchange rate changes on cash....................                   (1)          (3)
                                                               -------     -------     --------
  Increase in cash...........................................      265         102          668
  Cash at beginning of year..................................       53         318          420
                                                               -------     -------     --------
  Cash at end of year........................................  $   318     $   420     $  1,088
                                                               =======     =======     ========


                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1996

1.  ORGANIZATION AND NATURE OF BUSINESS


     These financial statements reflect the combination of USFI, Inc. ("USFI"), USFI-Japan, LLC ("USFI-Japan") and TelePassport LLC (collectively "the USFI Companies"). TelePassport Inc. ("TelePassport" or the "Company") was incorporated in Delaware on December 9, 1996 for the purpose of acquiring and continuing the operations of the USFI Companies. TelePassport and each of the USFI Companies are entities under common control. In connection with the initial public offering of the Company's common stock, TelePassport LLC merged into TelePassport and the stock of USFI and USFI-Japan was contributed to TelePassport (the "reorganization") (see Note 9).


     USFI, which was incorporated in New York on February 12, 1993, provides least cost routing for international long distance telecommunication services, which primarily originate and terminate outside of the United States. Substantially all billings for service are denominated in U.S. currency.

     Customers are principally located in Western Europe, Japan and South Africa. No individual customer represents a significant percentage of revenues, however, the Company utilizes outside agents to sell its services in certain geographic areas, with agents in Germany and South Africa representing customers with revenue aggregating 15% and 18%, and 10% and 13%, respectively, of total 1995 and 1996 revenues. The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit or letter of credit. At December 31, 1995 and 1996, the Company had letters of credit issued on its behalf from customers in the amount of approximately $525,000 and $327,000, respectively.

     On May 15, 1995, USFI acquired a 51% interest in Mastercall, Ltd. ("Mastercall"), a joint venture that resells USFI's international telecommunications services in the United Kingdom, for a purchase price of approximately $148,000. The acquisition was accounted for using the purchase method of accounting and the results of operations have been included in the financial statements of the Company from the date of acquisition.

     USFI-Japan was organized in February 1995 for the sole purpose of establishing and investing in TelePassport Japan Co., Ltd. ("TelePassport Japan"), a 51% owned joint venture which commenced operations in March 1995. TelePassport Japan provides international telecommunication services to Japanese customers through the utilization of services provided by USFI. The Company accounts for this investment under the equity method as it has significant influence but does not exercise control over TelePassport Japan under the terms of the shareholder agreement with its joint venture partner.

     Summarized financial information for TelePassport Japan as of December 31, 1995 and 1996 and for the period from March 6, 1995 (date of incorporation) to December 31, 1995 and the year ended December 31, 1996 is as follows (in thousands):


                                                                  1995       1996
                                                                 -------    -------
            Total assets.......................................  $ 1,128    $ 3,111
            Total liabilities..................................    1,878      6,378
            Telecommunications revenue.........................      418      3,531
            Net loss...........................................    1,378      2,849



     TelePassport LLC was organized in May 1996 for the purpose of building an international framework for USFI's operations.



     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996

1.  ORGANIZATION AND NATURE OF BUSINESS (CONTINUED)

course of business. The Company plans on funding its anticipated capital requirements to continue as a going concern from anticipated proceeds from the initial public offering of its Common Stock. Alternatively should the public offering not be completed as planned, the Company has obtained commitments from its shareholders to provide the Company with sufficient financial support to enable it to continue as a going concern.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Depreciation

     Furniture and equipment are recorded at cost and are depreciated over the estimated useful lives of three to five years, utilizing the straight-line method. Assets acquired pursuant to capital lease arrangements and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the leases. Depreciation expense was $98,000, $371,000 and $667,000 for the years ended December 31, 1994, 1995 and
1996, respectively.

  Deferred Costs and Goodwill


     Deferred costs include costs to obtain trademarks and certain organizational costs and, as of December 31, 1996, $284,000 in connection with the Company's initial public offering. Goodwill consists of approximately $127,000 relating to the 1995 acquisition of Mastercall (see Note 1). Such costs are amortized on the straight-line basis generally as follows:


                                                                        PERIOD OF
                                      ASSET                            AMORTIZATION
            ---------------------------------------------------------  ------------
            Trademarks...............................................     5 years
            Organization costs.......................................     5 years
            Goodwill.................................................    15 years

  Revenue Recognition


     The Company recognizes revenue from services and the related costs at the time the services are rendered.



  Income Taxes



     Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.


  Net Loss Per Share


     Net loss per common and common equivalent share is based on the weighted average number of shares of common stock outstanding during each period, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, options granted within one year of the Company's initial public offering which have an exercise price less than the initial

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

public offering price are treated as outstanding for all periods presented (using the treasury stock method at the initial public offering price) even though the effect is to reduce the loss per share.


  Basis of Consolidation

     The consolidated financial statements include the accounts of TelePassport and subsidiaries. All significant intercompany accounts and transactions have been eliminated.

3.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:


                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1996
                                                              ----------     ----------
        Furniture and equipment.............................  $  892,009     $1,518,918
        Switching equipment.................................   1,716,820      4,817,196
        Leasehold improvements..............................      89,425         59,587
                                                              ----------     ----------
                                                               2,698,254      6,395,701
        Less accumulated depreciation.......................     724,547      1,201,337
                                                              ----------     ----------
                                                              $1,973,707     $5,194,364
                                                              ==========     ==========


4.  INCOME TAXES


     Certain of the USFI Companies have elected to be taxed as "S" Corporations for federal income tax purposes and, as such, any income or loss of such companies were reported directly to the shareholders for inclusion in their tax returns. Due to the reorganization (see Note 1), such USFI companies will no longer be taxed as "S" Corporations and their tax attributes are assumed by the Company. Therefore, additional deferred taxes will be recorded for the Company. The components of deferred income tax assets and liabilities as of December 31, 1995 and 1996 would have been as follows if the reorganization had occurred as of the respective dates:



                                                                      YEAR ENDED DECEMBER 31,
                                                                     --------------------------
                                                                        1995           1996
                                                                     ----------     -----------
DEFERRED TAX ASSETS
Allowance for doubtful accounts....................................  $  272,540     $   315,527
Accrued liabilities................................................     303,887         385,472
Accumulated amortization...........................................                       3,286
NOL carryforwards..................................................     426,860       1,163,446
                                                                     ----------     -----------
                                                                      1,003,287       1,867,731
Less valuation allowance...........................................    (928,176)     (1,741,515)
                                                                     ----------     -----------
Total deferred tax assets..........................................      75,087         126,216

DEFERRED TAX LIABILITIES
Accumulated depreciation...........................................     (75,087)       (126,216)
                                                                     ----------     -----------
Total deferred tax liabilities.....................................     (75,087)       (126,216)
                                                                     ----------     -----------
Net deferred tax assets............................................  $       --     $        --
                                                                     ==========     ===========

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996


4.  INCOME TAXES (CONTINUED)


     At December 31, 1996, the Company has available net operating loss carryforwards for New York City purposes of $13,146,000, which expire in 2009-2011.



     Had the reorganization described above occurred and had the Company operated as a 'C' Corporation, the reconciliation of the income tax computed at the U.S. federal statutory rate to income tax expense would have been as follows:



                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1994           1995           1996
                                                       -----------     ---------     -----------
Tax (benefit) at U.S. statutory rate.................  $(1,158,281)    $(175,362)    $(3,673,700)
State and local taxes, net of federal benefit........     (202,359)      (30,637)       (499,380)
Losses of foreign subsidiaries.......................                                    773,500
Non-deductible items.................................        5,675         6,116           5,059
Change in valuation allowance........................    1,353,973       198,814       3,393,637
Other................................................          992         1,069             884
                                                       -----------     ---------     -----------
                                                       $        --     $      --     $        --
                                                       ===========     =========     ===========


5.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office and switch site space under noncancellable operating leases. In December 1996, the Company entered into a capital lease agreement for switching equipment. The future minimum annual rental commitments under capital and operating leases having terms in excess of one year as of December 31, 1996 are as follows:


                                                                       OPERATING      CAPITAL
                                                                       ----------     --------
1997.................................................................  $  609,000     $ 75,000
1998.................................................................     645,000       82,000
1999.................................................................     412,000       82,000
2000.................................................................     213,000       82,000
2001.................................................................     116,000       82,000
Thereafter...........................................................                    6,000
                                                                       ----------     --------
Total minimum lease payments.........................................  $1,995,000      409,000
                                                                       ==========
Less amount representing interest....................................                   59,000
                                                                                      --------
Present value of net minimum lease payments..........................                 $350,000
                                                                                      ========



     Rent expense was $260,000, $256,000 and $301,000 for the years ended December 31, 1994, 1995 and 1996, respectively.


  Litigation


     During 1994, the Company became involved in a contract dispute which was presented to an arbitrator and, in August 1995, an award in the amount of $333,450 representing damages and administrative fees and costs was determined to be payable by the Company. The award amount has been included in 1994 other income (expense) and was paid in 1996.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996


5.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Company is involved in litigation in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Company's cash flows, financial condition or results of operations.

  Letters of Credit

     At December 31, 1994, the Company had letters of credit outstanding amounting to $400,000 on behalf of certain telecommunications carriers which expired on various dates during 1995.

  Incentive Plans


     Certain of the Company's subsidiaries have Incentive Plans which entitle certain key employees to participate in certain distributions, if any, by the Company of cash or property to two of the Company's principal stockholders. Participation commences when the amount of distributions paid exceeds certain stipulated amounts. No such distributions have been made. Based on the estimated value of the Incentive Plans to such employees, the Company recorded $2,718,000 of compensation expense in 1996. In connection with the Company's initial public offering (see Note 9), the Incentive Plans were terminated in 1997. In 1997, the Board of Directors adopted the 1997 Long Term Incentive Plan (the "1997 Plan") and, pursuant to the 1997 Plan, options to purchase 886,390 shares were granted including options to purchase 258,881 shares of Class B common stock at an exercise price of $4.50 per share to employees who previously participated in the Incentive Plans (see Note 10.)



6.  MAJOR SUPPLIERS



     During 1996, 1995 and 1994, MCI, World Com, Inc. and Cable & Wireless International, Inc. provided the Company with a majority of its international telecommunications network services. Charges for such services are included in cost of telecommunications services in the accompanying statement of operations.


7.  RELATED PARTIES


     In March 1995, the Company entered into an agreement with TelePassport Japan to provide international telecommunications services and to lease switching equipment to TelePassport Japan. Telecommunications revenue for 1995 and 1996 include approximately $371,000 and $3,400,000 for services provided to TelePassport Japan. The equipment under lease has a net book value of $140,000 and $186,000 at December 31, 1996 and 1995, respectively, and is included in property and equipment.


     Loan from affiliates at December 31, 1995 represents a note due to US Cable Corporation ("US Cable"), an affiliate of certain stockholders. During 1996, such stockholders assumed the note from US Cable and contributed the outstanding balance to capital.

     Included in due to affiliates at December 31, 1995 and 1996 are amounts due to TelePassport Japan for carrier charges paid by TelePassport Japan on behalf of the Company and amounts due to US Cable for expenses paid on behalf of the Company.

     On December 27, 1994 the net assets of US FiberCom Network, Inc. ("USFN"), an inactive affiliate under common control, were merged into USFI, with the net assets recorded at their historical carrying value by USFI. Net assets, primarily consisting of advances to USFI, had a net historical carrying value of $1,045,000, resulting in an increase to additional paid-in capital of this amount. Prior to the merger, the Company utilized the fixed assets of USFN and was charged certain expenses amounting to $86,000, which is included in 1994 general and administrative expenses.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996

8.  EMPLOYEE BENEFIT PLAN

     Effective January 1, 1994, the Company implemented a defined contribution plan that qualifies as a deferred salary arrangement under Section 401(a) of the Internal Revenue Code. All full-time employees meeting minimum service requirements are eligible to participate and may contribute up to 18% of their pre-tax earnings subject to certain Internal Revenue Code restrictions. The Company matches 50% of each employee's contribution up to an annual maximum of $390 for 1994 and $500 per employee for 1995 and 1996. Total Company contributions were $7,000, $14,000 and $16,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

9.  STOCKHOLDERS' EQUITY

     In January 1997, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's Common Stock.

     The Certificate of Incorporation authorizes the issuance of Preferred Stock, $.01 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined by the Board of Directors.


10.  LONG TERM INCENTIVE PLAN



     In 1997, the Board of Directors adopted the 1997 Long Term Incentive Plan (the "1997 Plan"). The 1997 Plan provides for the Compensation Committee (the "Committee") to grant to qualified employees and directors of the Company options to purchase shares of Class B Common Stock. Options may be granted by the Committee to eligible persons in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance units or shares and other stock-based compensation. As of the effective date of the registration statement, options to purchase 600,000 shares were granted at the initial offering price. In addition, options for 258,881 shares were granted at an exercise price of $4.50 per share (see Note 5) and options for 27,509 shares were granted at an exercise price of $6.50 per share.


11.  BUSINESS SEGMENT

     The Company operates in a single industry segment. For the years ended December 31, 1994, 1995 and 1996 substantially all of the Company's telecommunications revenues were derived from traffic transmitted through its New York switch facilities. The geographic origin of revenue is as follows:


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1994        1995        1996
                                                        -------     -------     -------
                                                        (IN THOUSANDS)
        North America...............................    $ 1,484     $ 6,700     $ 8,579
        Europe......................................      7,189      13,976      17,310
        Japan.......................................      2,440       2,057       3,611
        Southern Africa.............................      1,088       4,285       6,532
        South America...............................        574         625         518
                                                        -------     -------     -------
                                                        $12,775     $27,643     $36,550
                                                        =======     =======     =======


     Substantially all telecommunications revenue with the exception of revenue received from its equity investee (TelePassport Japan), are derived from unaffiliated customers.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996

12.  SUBSEQUENT EVENTS


     On March 12, 1997, the Company sold its 51% interest in TelePassport Japan to Asahi Telecom ("Asahi") its joint venture partner for $217,000. The Company also purchased equipment with a net book value of approximately $60,000 and assumed certain customers of TelePassport Japan for total consideration of $223,000. Concurrent with these transactions, the Company entered into a series of agreements with Asahi, which included the option to purchase for $3,000,000 a 10% interest in A.T. Net, a wholly-owned subsidiary of Asahi. At the date of sale, the Company's carrying value of its investment in TelePassport Japan was negative. Upon exercise of the option and payment of the exercise price, the Company intends to reduce the cost of its investment ($3,000,000) in A.T. Net by the carrying value of its investment in TelePassport Japan at the date of sale.



     In March 1997, the Company entered into an agreement to purchase 100% of the outstanding capital stock of TelePassport GmbH, its German independent agent, concurrent with the closing of the initial public offering of the Company's common stock. The purchase price consists of $200,000 in cash and 173,333 shares of common stock. In addition, 80,000 shares of common stock will be deposited in escrow to vest ratably over a period of 36 months.



     In March 1997, the Company entered into an agreement to purchase 100% of the outstanding capital stock of Hercules Consultants, Limited ("HCL") within 30 days after the closing of the initial public offering. HCL is an alternative network access consultant and installs and maintains telecommunication equipment in the United Kingdom. The purchase price for 80% of the HCL shares consist of $300,000 in cash and 66,667 shares of common stock payable at the closing.



     Also, in March 1997, the Company entered into an agreement to purchase 100% of the outstanding capital stock of TelePassport Telekom GmbH, its independent agent in Austria, concurrent with the closing of the initial public offering. The purchase price consists of 20,000 shares of common stock, all of which will be deposited into escrow to vest ratably over a period of 36 months.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of TelePassport Japan Co., Ltd.:


We have audited the accompanying balance sheets of TelePassport Japan Co., Ltd. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' capital deficiency, and cash flows for the year ended December 31, 1996 and the period from March 6, 1995 (date of incorporation) to December 31, 1995 (all expressed in Japanese yen). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, such financial statements present fairly, in all material respects, the financial position of TelePassport Japan Co., Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from March 6, 1995 (date of incorporation) to December 31, 1995, in conformity with accounting principles generally accepted in the United States of America.



Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1 to the financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.


/s/ DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

February 7, 1997, except for Note 9, as to which the date is March 4, 1997.

                          TELEPASSPORT JAPAN CO., LTD.


                                 BALANCE SHEETS



                                                            THOUSANDS OF YEN
                                                         ----------------------    U.S. DOLLARS
                                                                                     (NOTE 1)
                                                              DECEMBER 31          ------------
                                                         ----------------------    DECEMBER 31,
                                                           1996         1995           1996
                                                         ---------    ---------    ------------
ASSETS
CURRENT ASSETS:
  Cash.................................................  Y  39,344    Y   4,858    $   339,172
  Accounts receivable:
     Trade.............................................     34,090       14,011        293,879
     Shareholder and affiliated companies (Note 3).....    182,465       42,714      1,572,974
     Other.............................................     26,442        5,736        227,948
  Inventory............................................     38,576                     332,552
  Prepaid expenses and other current assets............      6,989        4,318         60,250
                                                         ---------    ---------    -----------
          Total current assets.........................    327,906       71,637      2,826,775
                                                         ---------    ---------    -----------
ASSETS UNDER CAPITAL LEASES (Note 4)...................     39,682       36,503        342,086
  Accumulated amortization.............................     (9,860)      (3,230)       (85,000)
                                                         ---------    ---------    -----------
          Net assets under capital leases..............     29,822       33,273        257,086
                                                         ---------    ---------    -----------
TELEPHONE RIGHTS.......................................      2,283        2,278         19,681
                                                         ---------    ---------    -----------
REFUNDABLE LEASE DEPOSITS..............................        135        7,615          1,164
                                                         ---------    ---------    -----------
ORGANIZATION COST......................................      1,020        1,342          8,794
                                                         ---------    ---------    -----------
          TOTAL........................................  Y 361,166    Y 116,145    $ 3,113,500
                                                         =========    =========    ===========
LIABILITIES AND SHAREHOLDERS' CAPITAL DEFICIENCY
CURRENT LIABILITIES:
  Short-term bank loans (Note 5).......................  Y 410,000    Y  62,000    $ 3,534,483
  Current maturities of capital lease obligations (Note
     4)................................................      7,898        6,817         68,086
  Accounts payable:
     Trade.............................................     37,128       19,244        320,069
     Shareholders and affiliated companies (Note 3)....    236,678       43,790      2,040,328
     Other.............................................        282          275          2,431
  Accrued expenses and other current liabilities.......      3,485        1,779         30,042
                                                         ---------    ---------    -----------
          Total current liabilities....................    695,471      133,905      5,995,439
LONG-TERM DEBT FROM SHAREHOLDERS (Note 3)..............     32,360       32,360        278,966
LONG-TERM CAPITAL LEASE OBLIGATIONS (Note 4)...........     21,769       27,032        187,664
                                                         ---------    ---------    -----------
          Total liabilities............................    749,600      193,297      6,462,069
                                                         ---------    ---------    -----------
COMMITMENTS (Notes 4 and 7)
SHAREHOLDERS' CAPITAL DEFICIENCY
  Common stock, Y50 thousand par value -- authorized,
     200 shares; issued and outstanding, 100 shares....     52,000       52,000        448,276
  Additional paid-in capital (Note 8)..................                     570
  Deficit..............................................   (440,434)    (129,722)    (3,796,845)
                                                         ---------    ---------    -----------
          Total shareholders' capital deficiency.......   (388,434)     (77,152)    (3,348,569)
                                                         ---------    ---------    -----------
          TOTAL........................................  Y 361,166    Y 116,145    $ 3,113,500
                                                         =========    =========    ===========


                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.


                            STATEMENTS OF OPERATIONS



                                                               THOUSANDS OF YEN
                                                        -------------------------------
                                                                          PERIOD FROM      U.S. DOLLARS
                                                                         MARCH 6, 1995       (NOTE 1)
                                                                           (DATE OF        ------------
                                                         YEAR ENDED     INCORPORATION)      YEAR ENDED
                                                        DECEMBER 31,    TO DECEMBER 31,    DECEMBER 31,
                                                            1996             1995              1996
                                                        ------------    ---------------    ------------
NET SALES.............................................    Y386,091         Y  39,382        $ 3,328,371
                                                        ----------      ------------        -----------
COSTS AND EXPENSES (Note 3):
  Direct costs........................................     446,957            44,641          3,853,078
  Selling, general and administrative expenses........     231,901           121,015          1,999,147
                                                        ----------      ------------        -----------
          Total costs and expenses....................     678,858           165,656          5,852,225
                                                        ----------      ------------        -----------
          Operating loss..............................     292,767           126,274          2,523,854
                                                        ----------      ------------        -----------
OTHER EXPENSES (Note 3):
  Interest expenses -- net............................       6,433             1,757             55,457
  Other expenses -- net...............................      12,082             1,691            104,155
                                                        ----------      ------------        -----------
          Total other expenses........................      18,515             3,448            159,612
                                                        ----------      ------------        -----------
NET LOSS..............................................    Y311,282         Y 129,722        $ 2,683,466
                                                        ==========      ============        ===========


                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.


                 STATEMENTS OF SHAREHOLDERS' CAPITAL DEFICIENCY



                                                                          THOUSANDS OF YEN
                                                               --------------------------------------
                                                                           ADDITIONAL
                                                 NUMBER OF     COMMON       PAID-IN
                                                  SHARES        STOCK       CAPITAL         DEFICIT
                                                 ---------     -------     ----------     -----------
ISSUANCE OF COMMON STOCK.......................     100        Y52,000        Y570
  Net loss.....................................                                             Y(129,722)
                                                    ---        -------        ----          ---------
BALANCE, DECEMBER 31, 1995.....................     100        Y52,000        Y570          Y(129,722)
  Net loss.....................................                                              (311,282)
  Offset against deficit (Note 8)..............                               (570)               570
                                                    ---        -------        ----          ---------
BALANCE, DECEMBER 31, 1996.....................     100        Y52,000         Nil          Y(440,434)
                                                    ===        =======        ====          =========



                                                                    U.S. DOLLARS (NOTE 1)
                                                           ---------------------------------------
                                                                        ADDITIONAL
                                                            COMMON       PAID-IN
                                                            STOCK        CAPITAL         DEFICIT
                                                           --------     ----------     -----------
BALANCE, DECEMBER 31, 1995.............................    $448,276      $  4,914      $(1,118,293)
  Net loss.............................................                                 (2,683,466)
  Offset against deficit (Note 8)......................                    (4,914)           4,914
                                                           --------        ------      ------------
BALANCE DECEMBER 31, 1996..............................    $448,276           Nil      $(3,796,845)
                                                           ========        ======      ============


                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.


                            STATEMENTS OF CASH FLOWS



                                                             THOUSANDS OF YEN
                                                     --------------------------------
                                                                        PERIOD FROM       U.S. DOLLARS
                                                                       MARCH 6, 1995        (NOTE 1)
                                                                         (DATE OF         ------------
                                                      YEAR ENDED      INCORPORATION)       YEAR ENDED
                                                     DECEMBER 31,     TO DECEMBER 31,     DECEMBER 31,
                                                         1996              1995               1996
                                                     ------------     ---------------     ------------
OPERATING ACTIVITIES:
  Net loss.........................................   Y  (311,282)       Y(129,722)       $ (2,683,466)
                                                      -----------        ---------        ------------
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Amortization..................................         6,952            3,499              59,931
     Changes in operating assets and liabilities:
       Increase in accounts receivable.............      (180,537)         (62,461)         (1,556,353)
       Increase in inventory.......................       (38,575)                            (332,543)
       Increase in prepaid expenses and other
          current assets...........................        (2,670)          (4,318)            (23,017)
       Increase in accounts payable................       210,497           63,309           1,814,630
       Increase in accrued expenses and other
          current liabilities......................         1,988            1,779              17,137
                                                      -----------        ---------        ------------
          Total adjustments........................        (2,345)           1,808             (20,215)
                                                      -----------        ---------        ------------
          Net cash used in operating activities....      (313,627)        (127,914)         (2,703,681)
                                                      -----------        ---------        ------------
INVESTING ACTIVITIES:
  Payments for refundable lease deposits...........                         (7,615)
  Refund of refundable lease deposits..............         7,480                               64,483
  Payments of organization cost....................                         (1,611)
  Purchases of telephone rights....................            (5)          (2,278)                (43)
                                                      -----------        ---------        ------------
          Net cash provided by (used in) investing
            activities.............................         7,475          (11,504)             64,440
                                                      -----------        ---------        ------------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock...........                         52,570
  Borrowing of short-term bank loans...............       348,000           62,000           3,000,000
  Borrowings of long-term debt from shareholders...                         32,360
  Repayments of capital lease obligations..........        (7,362)          (2,654)            (63,466)
                                                      -----------        ---------        ------------
          Net cash provided by financing
            activities.............................       340,638          144,276           2,936,534
                                                      -----------        ---------        ------------
NET INCREASE IN CASH...............................   Y    34,486        Y   4,858        $    297,293
                                                      -----------        ---------        ------------
CASH, BEGINNING OF PERIOD..........................         4,858                               41,879
                                                      -----------        ---------        ------------
CASH, END OF PERIOD................................   Y    39,344        Y   4,858        $    339,172
                                                      ===========        =========        ============
ADDITIONAL CASH FLOW INFORMATION:
  Interest Paid....................................   Y     3,172        Y   1,757        $     27,345
NONCASH INVESTING AND FINANCING ACTIVITY:
  Acquisition of assets under capital leases.......         3,179           36,503              27,405


                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1996 AND

     PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995


1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     1. Basis of Presentation -- The accompanying financial statements of TelePassport Japan Co., Ltd. (the "Company") are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts as of and for the year ended December 31, 1996, is included herein solely for the covenience of readers outside Japan and has been made at the rate of Y116=U.S.$1, the approximate rate of exchange at December 31, 1996. The U.S. dollar amounts should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.


     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). The Company maintains its books of account in conformity with accounting principles generally accepted in Japan. No adjustments were required to the financial statement amounts in order for them to be in conformity with US GAAP.

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has obtained commitments from its shareholders to provide the Company with sufficient financial support to enable it to continue as a going concern.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     2. Revenue Recognition -- Revenues from telephone services and related direct costs are recognized in the period in which the services are rendered.



     3. Inventory -- Inventory, which consists of in-bound ringer equipment, is stated at the lower of cost or market, cost being determined on the average method.



     4. Assets Under Capital Leases -- Assets leased under long-term noncancelable lease agreements are capitalized in conformity with the provisions of SFAS No. 13, as amended. Amortization of assets under capital leases is computed on the straight-line method over the lease terms.



     5. Organization Cost -- Organization cost is stated at net of accumulated amortization. Amortization is computed on the straight-line method over five years.



     6. Income Taxes -- Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax basis of assets and liabilities and for tax credit and loss carryforwards based on provisions of the enacted tax laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.



2.  ORGANIZATION AND NATURE OF BUSINESS


     The Company was incorporated on March 6, 1995, under the Commercial Code of Japan and in accordance with the shareholders' agreement (the "shareholders' agreement") dated March 13, 1995, between USFI-Japan LLC ("USFI-JAPAN"), a U.S. limited liability company, and Asahi Telecom Co., Ltd. ("ASAHI"), a Japanese corporation. The Company is owned 51% by USFI-JAPAN and 49% by ASAHI.

     The Company provides international direct dial telephone services for Japanese customers by utilization of the services of USFI, Inc. ("USFI"), an affiliate of USFI-JAPAN, for transmission of customer telephone calls to international points.

                          TELEPASSPORT JAPAN CO., LTD.

3.  RELATED PARTY TRANSACTIONS


     The balances and transactions with related parties as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the period from March 6, 1995 to December 31, 1995, are summarized as follows:



                                                           THOUSANDS OF YEN       U.S. DOLLARS
                                                         --------------------     ------------
                                                           1996        1995           1996
                                                         --------     -------     ------------
    Balances as of December 31:
      Accounts receivable:
         USFI..........................................  Y158,707     Y30,130      $ 1,368,164
         ASAHI.........................................                12,584
         A.T. NET Corporation..........................    15,823                      136,405
         USFI-Network KK...............................     7,935                       68,405
                                                         --------     -------      -----------
              Total....................................  Y182,465     Y42,714      $ 1,572,974
                                                         ========     =======      ===========
      Accounts payable:
         USFI..........................................  Y197,444     Y37,783      $ 1,702,104
         ASAHI.........................................    24,276       4,267          209,276
         USFI-JAPAN....................................     1,234       1,740           10,638
         USFI-Network KK...............................    13,724                      118,310
                                                         --------     -------      -----------
              Total....................................  Y236,678     Y43,790      $ 2,040,328
                                                         ========     =======      ===========
      Long-term debt:
         USFI-JAPAN....................................  Y 16,180     Y16,180      $   139,483
         ASAHI.........................................    16,180      16,180          139,483
                                                         --------     -------      -----------
              Total....................................  Y 32,360     Y32,360      $   278,966
                                                         ========     =======      ===========
    Transactions for the year ended December 31, 1996
      and the period from March 6, 1995 to December 31,
      1995:
      Carrier charges -- USFI..........................  Y367,557     Y36,826      $ 3,168,595
                                                         ========     =======      ===========
      Commission expense -- ASAHI......................  Y 49,111     Y 4,972      $   423,371
      Maintenance fee -- ASAHI.........................  Y 13,600                  $   117,241
                                                         ========     =======      ===========
      Dialer cost -- ASAHI.............................  Y  3,600                  $    31,034
                                                         ========     =======      ===========
      Debit card commission -- USFI....................  Y  3,175                  $    27,371
                                                         ========     =======      ===========
      Collection fee -- A.T. NET Corporation...........  Y    490                  $     4,224
                                                         ========     =======      ===========
      Management fee expense:
         USFI-JAPAN....................................               Y 1,198
         ASAHI.........................................                 1,151
                                                         --------     -------      -----------
              Total....................................               Y 2,349
                                                         ========     =======      ===========
      Interest expense:
         USFI-JAPAN....................................  Y  1,135     Y   506      $     9,784
         ASAHI.........................................     1,135         496            9,784
                                                         --------     -------      -----------
              Total....................................  Y  2,270     Y 1,002      $    19,568
                                                         ========     =======      ===========

                          TELEPASSPORT JAPAN CO., LTD.

     The Company was required to pay carrier charges to USFI for its services for transmission of customer telephone calls to international points according to the "Private Label Reseller Agreement" dated March 13, 1995, between USFI and the Company. The carrier charges are included in direct costs in the accompanying statements of operations. USFI exempted the Company from equipment rental payments set forth in section 10 of the Agreement for the year ended December 31, 1996.



     Under the shareholders' agreement, the Company pays management fees equal to 3.06% of gross revenues to USFI-JAPAN with respect to services it provides in connection with the technical operations of the Company and 2.94% of gross revenues to ASAHI with respect to services it provides in connection with sales and marketing operations of the Company. USFI-JAPAN and ASAHI exempted the Company from payments of such management fees for the year ended December 31, 1996. Management fees for the period from March 6, 1995 to December 31, 1995 are included in selling, general and administrative expenses in the accompanying statements of operations.


     The Company has a sales and marketing agreement with ASAHI which stipulates the payment of commissions at a certain percentage of customer collections net of taxes, fees, refunds, credits and any other non-long distance charges. Commissions are included in selling, general and administrative expenses.


     The Company pays maintenance fees and dialer cost to ASAHI for the services of providing support to the customers, maintaining auto-dialers and operating switching equipment under the service agreement dated April 1, 1996 between ASAHI and the Company.



     The Company receives commissions for handling sales of the prepaid card of USFI at 35% of collections at an assumed exchange rate of Y100 per U.S. dollar.



     Under the collecting agent agreement between the Company and A.T. NET Corporation ("ATN"), a wholly owned subsidiary of ASAHI, ATN assumes the billing and collection function for certain customers and accepts the credit risk of non-payment by the customers. ATN pays to the Company 100% of the amount billed by ATN to the customers less compensation of 3% of the customer billing amount for such services.



     The Company pays several expenditures on behalf of USFI-Network KK ("USFI-NETWORK"), a Japanese corporation owned 100% by USFI Global Network Services LLC which is an affiliate of USFI-JAPAN.



     Under the shareholders' agreement, Y16,180 thousand ($139,483) is loaned to the Company by each of USFI-JAPAN and ASAHI. The loans are unsecured and due in July 2000, bearing interest at 7% per annum, payable annually.


4.  CAPITAL LEASES

     The Company leases machinery and equipment under long-term noncancelable lease agreements. Such leases are accounted for as capital leases.

                          TELEPASSPORT JAPAN CO., LTD.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1996:



                             YEAR ENDING                            THOUSANDS
                             DECEMBER 31                             OF YEN       U.S. DOLLARS
    --------------------------------------------------------------  ---------     ------------
      1997........................................................   Y 8,902        $ 76,741
      1998........................................................     8,902          76,741
      1999........................................................     8,902          76,741
      2000........................................................     4,884          42,104
      2001........................................................       276           2,380
                                                                     -------        --------
              Total minimum lease payments........................    31,866         274,707
      Less -- amount representing interest and estimated executory
         costs....................................................     2,199          18,957
                                                                     -------        --------
      Present value of net minimum lease payments.................    29,667         255,750
      Less -- current maturities..................................     7,898          68,086
                                                                     -------        --------
      Long-term capital lease obligations.........................   Y21,769        $187,664
                                                                     =======        ========


5. SHORT-TERM BANK LOANS


     Short-term bank loans represent unsecured borrowings under bank overdraft agreements and bear interest at an annual rate of 1.625% at December 31, 1996. Under the bank overdraft agreements, the Company can borrow up to the maximum amount of Y450,000 thousand ($3,879,310).


     As is customary in Japan, the bank overdraft agreements provide, under certain circumstances, that the Company shall provide collateral or guarantees for present and future indebtedness immediately upon the banks' request. Basic agreements with banks also provide that the banks have the right to offset cash deposited with them against borrowings or any other indebtedness outstanding in the case of default or other similar events.

6. OPERATING LOSS CARRYFORWARDS


     At December 31, 1996, the Company had net operating loss carryforwards of Y434,528 thousand ($3,745,931) for Japanese tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire as follows:



                           EXPIRE IN                      THOUSANDS OF YEN     U.S. DOLLARS
        ------------------------------------------------  ----------------     ------------
        2000............................................      Y132,598          $ 1,143,086
        2001............................................       301,930            2,602,845
                                                          ------------         ------------
                  Total.................................      Y434,528          $ 3,745,931
                                                          ============         ============



     The following is the detail of deferred tax balances at December 31, 1996 and 1995:



                                                     THOUSANDS OF YEN        U.S. DOLLARS
                                                  ----------------------     ------------
                                                    1996          1995           1996
                                                  ---------     --------     ------------
        Deferred tax assets:
          Accrued liabilities...................                Y    888     $
          Net operating loss carryforwards......  Y 217,264       61,368        1,872,966
                                                  ---------     --------     ------------
                  Total.........................    217,264       62,256        1,872,966
        Valuation allowance.....................   (217,264)     (62,256)      (1,872,966)
                                                  ---------     --------     ------------
                  Total.........................        Nil          Nil              Nil
                                                  =========     ========     ============

                          TELEPASSPORT JAPAN CO., LTD.

7. COMMITMENTS


     Rent expenses for office premises and parking space under cancelable long-term leases amounted to Y7,191 thousand ($61,991) and Y7,642 thousand for the year ended December 31, 1996 and for the period from March 6, 1995 to December 31, 1995, respectively.



8. ADDITIONAL PAID-IN CAPITAL



     The Commercial Code of Japan requires at lease 50% of the issue price of new shares, with a minimum of the par value thereof, to be designated as stated capital as determined by resolution of the Board of Directors. Proceeds in excess of amounts designated as stated capital are credited to additional paid-in capital.



     The Company may transfer portions of additional paid-in capital to stated capital by resolution of the Board of Directors. Additional paid-in capital may also be used to reduce deficit by resolution of the shareholders.



9. SUBSEQUENT EVENTS



     Effective March 4, 1997, the Company, USFI-JAPAN, USFI, USFI-NETWORK, ASAHI and ATN have executed the NTP purchase and sale agreement and certain other agreements for the purpose of restructuring the domestic and international telephone services provided in Japan by USFI and ASAHI and their affiliates. Under the NTP purchase and sale agreement, ASAHI agreed to purchase from USFI-JAPAN 51% of the common stock of the Company. Upon completion of this sale transaction, the Company will become a wholly owned subsidiary of ASAHI. Also under the agreement, the Company agreed to sell and transfer to USFI-NETWORK twelve customer accounts, private line equipment for the transferred customers and two employees for the aggregate consideration of Y26,217 thousand, which would result in gain of approximately Y19,000 thousand in 1997. The revenues from the transferred customers amounted to Y10,831 thousand in 1996.



     Concurrently, the shareholders' agreement discussed in Note 2 and the Private Label Reseller Agreement and the sales and marketing agreement with ASAHI discussed in Note 3 have been terminated. The Company has newly executed a reseller agreement with USFI-NETWORK, pursuant to which the Company will be granted the right to resell certain USFI-NETWORK services.

------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  -----
Prospectus Summary..............................      3
Risk Factors....................................     10
Use of Proceeds.................................     26
Dividend Policy.................................     26
Dilution........................................     27
Capitalization..................................     28
Selected Financial Data.........................     29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................     31
The International Telecommunications Industry...     38
Business........................................     41
Regulation of the International
  Telecommunications Industry...................     59
Management......................................     68
Principal Stockholders..........................     72
Related Party Transactions......................     74
Description of Capital Stock....................     75
Shares Eligible For Future Sale.................     78
Certain United States Tax Consequences to Non-
  United States Holders of Common Stock.........     79
Underwriting....................................     82
Notice to Canadian Residents....................     84
Legal Matters...................................     85
Experts.........................................     85
Additional Information..........................     86
Glossary of Terms...............................     87
Index to Financial Statements...................    F-1


                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------



------------------------------------------------------

                               TelePassport Inc.


                                5,000,000 Shares


                              Class B Common Stock
                               ($0.01 par value)

                                   PROSPECTUS


                           Credit Suisse First Boston


                               Smith Barney Inc.

------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                  SUBJECT TO COMPLETION, DATED MARCH 20, 1997


                                5,000,000 Shares


                               TelePassport Inc.
                                                                          [LOGO]
                              Class B Common Stock


                               ($0.01 par value)

                               ------------------


All the shares of Class B Common Stock, par value $0.01 per share (the "Class B
 Common Stock"), of TelePassport Inc. ("TelePassport" or the "Company") offered hereby are being sold by the Company. Of the 5,000,000 shares of Class B Common Stock being offered, 1,000,000 shares (the "International Shares") are initially being offered by the Managers (as defined herein) outside the United States and
 Canada (the "International Offering") and 4,000,000 shares (the "U.S. Shares" and together with the International Shares, the "Shares") are initially being concurrently offered by the U.S. Underwriters (as defined herein), in the United
   States and Canada (the "U.S. Offering" and together with the International Offering, the "Offering"). The initial price to public and the underwriting discounts and commissions of the International Offering and the U.S. Offering
                  are identical. See "Subscription and Sale."



 The Company's common stock has been designated into two classes, consisting of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and the Class B Common Stock (collectively, the "Common Stock"). The Class B Common
   Stock and the Class A Common Stock are substantially identical, except for disparity in voting power, convertibility and transferability. The Class B
Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock. The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock.
 Except as otherwise required by law, under the Company's Amended and Restated Certificate of Incorporation, shares of Class A Common Stock and Class B Common
  Stock will vote together on all matters submitted to a vote of stockholders, including the election of directors. Upon completion of the Offering and after giving effect to certain acquisitions, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will represent 92.7% of the combined voting power of the Company. Accordingly, the holders of the Class A Common Stock will have the ability to elect all of the
       Company's Board of Directors. See "Description of Capital Stock."



 Prior to the Offering, there has been no public market for the Class B Common Stock. It is anticipated that the initial public offering price will be between
   $14.00 and $16.00 per share. For information relating to the factors to be considered in determining the initial public offering price, see "Subscription and Sale."



Application has been made for quotation of the shares of Class B Common Stock on The Nasdaq Stock Market's National Market ("NNM") under the symbol "TEPP."

                               ------------------

 THE CLASS B COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE CLASS B COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 10
                                    HEREIN.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                     UNDERWRITING
                                                        PRICE        DISCOUNTS AND     PROCEEDS TO
                                                      TO PUBLIC       COMMISSIONS      COMPANY(1)
                                                  ---------------------------------------------------
Per Share.......................................  $                $                $

Total (2).......................................  $                $                $

(1) Before deduction of expenses payable by the Company estimated at $     .


(2) The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 750,000 additional shares to cover over-allotments of shares. If such option is exercised in full, the
    total Price to Public will be $         , Underwriting Discounts and
    Commissions will be $         and Proceeds to Company will be $         .

                               ------------------

    The International Shares are offered by the several Managers when, as and if issued by the Company, delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the
International Shares will be ready for delivery on or about            , 1997,
against payment in immediately available funds.


Credit Suisse First Boston (Europe) Limited                    Smith Barney Inc.


               The date of this Prospectus is            , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................   10
USE OF PROCEEDS.......................   26
DIVIDEND POLICY.......................   26
DILUTION..............................   27
CAPITALIZATION........................   28
SELECTED FINANCIAL DATA...............   29
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   31
THE INDUSTRIAL TELECOMMUNICATIONS
  INDUSTRY............................   38
BUSINESS..............................   41
REGULATION OF THE INTERNATIONAL
  TELECOMMUNICATIONS INDUSTRY.........   59

                                        PAGE
                                        -----
MANAGEMENT............................   68
PRINCIPAL STOCKHOLDERS................   72
RELATED PARTY TRANSACTIONS............   74
DESCRIPTION OF CAPITAL STOCK..........   75
SHARES ELIGIBLE FOR FUTURE SALE.......   77
CERTAIN UNITED STATES TAX CONSEQUENCES
  TO NON-UNITED STATES HOLDERS OF
  COMMON STOCK........................   78
SUBSCRIPTION AND SALE.................   81
LEGAL MATTERS.........................   84
EXPERTS...............................   84
ADDITIONAL INFORMATION................   85
GLOSSARY OF TERMS.....................   86
INDEX TO FINANCIAL STATEMENTS.........   F-1


                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUBSCRIPTION AND SALE."


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           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]

                             SUBSCRIPTION AND SALE

     The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated             , 1997, between the Company and the
Managers (the "Subscription Agreement"), severally and not jointly, agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:


                                                                           NUMBER OF
                                  MANAGER                             INTERNATIONAL SHARES
        ------------------------------------------------------------  --------------------
        Credit Suisse First Boston (Europe) Limited.................
        Smith Barney Inc. ..........................................
                                                                              ------
                  Total.............................................
                                                                              ======


     The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the nondefaulting Managers may be increased or the Subscription Agreement may be terminated.

     The Company has entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.


     The Company has granted to the Managers and the U.S. Underwriters an option, exercisable by Credit Suisse First Boston Corporation, on behalf of the Managers and the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 750,000 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the Shares. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table bears to the total number of International Shares in such table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the prospectus relating to the U.S. Offering bears to the sum of the total number of Shares in such tables.



     The Company has been advised by Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers at such price less a commission of $ per share and that the Managers and such dealers may reallow a commission of
$          per share on sales to certain other dealers. After the initial public offering, the public offering price and commission and re-allowance may be changed by the Managers.



     The public offering price, the aggregate underwriting discounts and commissions per share and the per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers will be made only upon the mutual agreement of Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters.


     Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock in the United States or Canada or to any other dealer who does not so agree. Each

                                      Alt-3

           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]

of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) an individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.


     Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Class B Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Class B Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Class B Common Stock.



     Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Class B Common Stock will not offer or sell any shares of Class B Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.



     Purchasers of shares of Class B Common Stock outside the United States may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Price to Public set forth on the cover page of this Prospectus.



     The Company, its officers, directors and all existing holders of Common Stock, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing for a period of 180 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the Long Term Incentive Plan.



     Credit Suisse First Boston Corporation, on behalf of the Managers and the U.S. Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class B Common Stock in the open market after the distribution has


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           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]


been completed in order to cover syndicate short positions. Penalty bids permit Credit Suisse First Boston Corporation to reclaim a selling concession from a syndicate member when the Class B Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class B Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


     The Company has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.


     Application has been made to list the shares of Class B Common Stock on the NNM under the symbol "TEPP."


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           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]


     Prior to the Offering, there has been no public market for the Class B Common Stock. The initial public offering price for the Class B Common Stock was determined by negotiation between the Company and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, and Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, and does not reflect the market price for the Class B Common Stock following the Offering. Among the principal factors considered in determining the initial pubic offering price were market conditions for initial public offerings, the history of and prospects for the Company's businesses, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Class B Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Class B Common Stock will develop and continue after the Offering.



     The Managers and the U.S. Underwriters have informed the Company that they do not expect discretionary sales by the Managers and the U.S. Underwriters to exceed 5% of the number of shares of Class B Common Stock being offered in the Offering.


                                      Alt-6

           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]


                                 LEGAL MATTERS


     The validity of the shares of Class B Common Stock will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS


     The consolidated financial statements and schedule of TelePassport Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, which, as to the years 1996 and 1995, are based in part on the report of Deloitte Touche Tohmatsu, independent auditors. The financial statements and schedule referred to above are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.



     The financial statements of TelePassport Japan Co., Ltd. as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period from March 6, 1995 (date of incorporation) to December 31, 1995 included in this Prospectus and Registration Statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report thereon appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                      Alt-7

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereunder (including the shares of Class B Common Stock which may be issued pursuant to the over-allotment option). All of the amounts shown are estimates (except for the SEC and the NASD filing fees).


        SEC filing fee...............................................  $    27,878.79
        NASD, Inc. filing fee........................................        9,700.00
        NASDAQ listing fee...........................................       30,600.00
        Transfer agent's fee.........................................       20,000.00
        Printing and engraving expenses..............................      250,000.00
        Legal fees and expenses......................................      600,000.00
        Accounting fees and expenses.................................      250,000.00
        Miscellaneous expenses.......................................      311,821.21
                                                                       --------------
                  Total..............................................  $ 1,500,000.00
                                                                       ==============


---------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933 (the "Securities Act"). The Registrant's Bylaws provide that the Registrant will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.


     The Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.



     Reference is made to Section 7 of the Underwriting Agreement (Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, against certain civil liabilities, including liabilities under the Securities Act.



     The Registrant intends to apply for a director and officer liability insurance policy, under which each director and certain officers of the Company would be insured against certain liabilities. In addition, prior to the effectiveness of the Offering, the Company will enter into indemnity agreements with each of its officers and directors.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES.


     The Registrant was organized as a Delaware corporation on December 9, 1996. Upon the completion of the Offering, the following stockholders will receive the stated number of shares of Class A Common Stock of the Registrant pursuant to the Reorganization:



        Stephen E. Myers...............................................   6,210,015(1)
        Michael C. Anderson............................................     730,590(2)
        James D. Pearson...............................................     365,295(3)
        Seth Davis.....................................................      44,100
                  Total


---------------


(1) Includes 1,700 shares purchased from the Registrant in December 1996 for $17.



(2) Includes 200 shares purchased from the Registrant in December 1996 for $2.



(3) Includes 100 shares purchased from the Registrant in December 1996 for $1.


     The Company believes that the issuances described above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The recipients of the securities above represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. No underwriter or underwriting discount or commission was involved in any of such issuances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

     The following Exhibits are filed herewith and made a part hereof.


1.1*        Form of Underwriting Agreement.
1.2*        Form of Subscription Agreement.
2.1*        Agreement of Merger between TelePassport LLC and TelePassport
            Inc.
3.1*        Amended and Restated Certificate of Incorporation of the
            Registrant.
3.2*        Amended and Restated By-Laws of the Registrant.
4.1         Specimen Stock Certificate for shares of Class B Common Stock.
4.2*        Form of Lock-Up Agreement.
5.1*        Opinion of Baer Marks & Upham LLP.
10.1        Agreement dated May 1, 1996, between the United States AF NAF
            Purchasing Office and USFI, Inc.
10.2*       Form of Independent Representative's Agreement.
10.3*       The Registrant's Long Term Incentive Plan.
10.4*       Form of Customer Wholesale Agreement.
10.5        Letter Agreement dated March 11, 1997, among Franz Hruby,
            Wolfgang Schlick, Georg Hofer and TelePassport Telekom GmbH.
10.6        Share Purchase Agreement dated March 14, 1997, among USFI,
            Inc., Stephen Charles Edwards and Michael Peter Riley.
10.7        Letter Agreement dated as of March 1, 1997 between USFI, Inc.
            and Georg Hofer.
10.8**      Option Agreement dated January 21, 1997, between TelePassport
            Inc. and Intelenet, Inc.

10.9*       Telecommunication Equipment Housing Agreement dated November
            14, 1995.
10.10**     Sublease Agreement dated January 28, 1993, between US Fibercom
            Network, Inc. and United States Tennis Association.
10.11**     License Agreement dated November 6, 1996, between USFI, Inc.
            and 48th Americas Company.
10.12**     Collocation and Facilities Management Service Agreement dated
            May 22, 1995, between Voyager Networks, Inc. and USFI, Inc.
10.13*      Lease Agreement dated March 1, 1995, between Tokuyo Sangyo Inc.
            and USFI Network K.K. (Translation from Japanese to English).
10.14*      Employment Agreement with James D. Pearson.
10.15*      Employment Agreement with Francis J. Mount.
10.16*      Employment Agreement with Jan Piazza.
10.17*      Employment Agreement with Paul K. Heun.
10.18       USFI Provider Reseller Agreement dated as of March 4, 1997, by and among USFI Network K.K., A.T. Net KK and Asahi Telecom Co.,
            Ltd.
10.19       Securities Purchase Agreement dated as of March 4, 1997 among
            USFI Network KK, Nihon TelePassport K.K., USFI-Japan, L.L.C.,
            USFI Inc., Asahi Telecom Co., Ltd. and A.T. Net K.K.
10.20       NTP Purchase and Sale Agreement dated as of March 4, 1997 among
            Nihon TelePassport K.K., USFI, Inc., USFI-Japan, L.L.C., USFI
            Network K.K., Asahi Telecom Co., Ltd. and A.T. Net K.K.
10.21       USFI Provider Reseller Agreement (For NTP) dated as of March 4,
            1997, by and among USFI Network K.K., Nihon TelePassport K.K.
            and Asahi Telecom Co., Ltd.
10.22       A.T. Net Provider Reseller Agreement dated as of March 4, 1997, by and among USFI Network K.K. and A.T. Net K.K.
10.23*      Form of Indemnity Agreement.
21.1*       Subsidiaries of the Registrant.
23.1        Consent of Baer Marks & Upham LLP (included in Part II of this
            Registration Statement).
23.2        Consent of Ernst & Young LLP, independent auditors (included in
            Part II of this Registration Statement).
23.3        Consent of Deloitte Touche Tohmatsu, independent auditors
            (included in Part II of this Registration Statement).
24.1**      Powers of Attorney.
27.1        Financial Data Schedule.


---------------

 * To be filed by amendment.


** Previously filed.


     (b) FINANCIAL STATEMENT SCHEDULES

        Report of Ernst & Young LLP, independent auditors
        Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:


     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.



     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (c) (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of March 1997.


                                          TELEPASSPORT INC.

                                          By:      /s/ JAMES D. PEARSON
                                            ------------------------------------
                                            James D. Pearson
                                            President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:



                   SIGNATURE                                 TITLE                    DATE
-----------------------------------------------   ----------------------------   ---------------


                       *                            Chairman of the Board of      March   , 1997
-----------------------------------------------            Directors
               Stephen E. Myers

             /s/ JAMES D. PEARSON                  President, Chief Executive     March 20, 1997
-----------------------------------------------   Officer (Principal Executive
               James D. Pearson                      Officer) and Director

              /s/ R. GORDON MILLS                   Chief Financial Officer       March 20, 1997
-----------------------------------------------     (Principal Financial and
                R. Gordon Mills                       Accounting Officer)

                       *                                    Director              March   , 1997
-----------------------------------------------
              Michael C. Anderson

            * /s/ JAMES D. PEARSON                                                March 20, 1997
-----------------------------------------------
              As Attorney-in-fact

                               CONSENT OF COUNSEL


     We hereby consent to the reference to our firm in Amendment No. 1 to the Registration Statement on Form S-1 of TelePassport Inc., dated March 20, 1997, under the caption "Legal Matters." In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 (the "Securities Act"), or the rules or regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.


                                          BAER MARKS & UPHAM LLP

New York, New York

March 20, 1997

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to
the use of our reports dated             , 1997, in Amendment No. 1 to the
Registration Statement (Form S-1 No. 333-20977) and related Prospectus of TelePassport Inc. for the registration of 5,750,000 shares of its Class B Common Stock.


Hackensack, New Jersey
               , 1997

     The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey

March 19, 1997

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in this Amendment No. 1 to the Registration Statement relating to the registration of the Class B Common Stock of TelePassport Inc. on Form S-1 dated March 20, 1997 of our report dated February 7, 1997, except for
Note 9, as to which the date is March 4, 1997, appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE TOUCHE TOHMATSU
Tokyo, Japan


March 20, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
TelePassport Inc.


     We have audited the consolidated financial statements of TelePassport Inc. and subsidiaries as of December 31, 1996, and 1995 and for each of the three years in the period ended December 31, 1996, and have issued our report thereon
dated           , 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.



     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


Hackensack, New Jersey
            , 1997

     The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the financial statements.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey

March 19, 1997

                       TELEPASSPORT INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)


                                                                                                    COLUMN E
                                              COLUMN B           COLUMN C                           --------
                                             -----------     -----------------       COLUMN D       BALANCE
                 COLUMN A                    BALANCE AT          ADDITIONS         ------------      AT END
-------------------------------------------   BEGINNING      CHARGED TO COSTS      DEDUCTIONS-         OF
                DESCRIPTION                   OF PERIOD        AND EXPENSES          DESCRIBE        PERIOD
-------------------------------------------  -----------     -----------------     ------------     --------
Year ended December 31, 1994
  Allowance for doubtful accounts..........     $ 320              $ 645               $465(a)        $500
                                                =====              =====               ====           ====
Year ended December 31, 1995
  Allowance for doubtful accounts..........     $ 500              $ 184               $  1(a)        $683
                                                =====              =====               ====           ====
Year ended December 31, 1996
  Allowance for doubtful accounts..........     $ 683              $ 352               $245(a)        $790
                                                =====              =====               ====           ====


---------------

(a) Accounts written off as uncollectible.

                                 EXHIBIT INDEX


1.1*       Form of Underwriting Agreement.
1.2*       Form of Subscription Agreement.
2.1*       Agreement of Merger between TelePassport LLC and
           TelePassport Inc.
3.1*       Amended and Restated Certificate of Incorporation of the
           Registrant.
3.2*       Amended and Restated By-Laws of the Registrant.
4.1        Specimen Stock Certificate for shares of Class B Common
           Stock.
4.2*       Form of Lock-Up Agreement.
5.1*       Opinion of Baer Marks & Upham LLP.
10.1       Agreement dated May 1, 1996, between the United States AF
           NAF Purchasing Office and USFI, Inc.
10.2*      Form of Independent Representative's Agreement.
10.3*      The Registrant's Long Term Incentive Plan.
10.4*      Form of Customer Wholesale Agreement.
10.5       Letter Agreement dated March 11, 1997, among Franz Hruby,
           Wolfgang Schlick, Georg Hofer and TelePassport Telekom
           GmbH.
10.6       Share Purchase Agreement dated March 14, 1997, among USFI,
           Inc., Stephen Charles Edwards and Michael Peter Riley.
10.7       Letter Agreement dated as of March 1, 1997 between USFI,
           Inc. and Georg Hofer.
10.8**     Option Agreement dated January 21, 1997, between
           TelePassport Inc. and Intelenet, Inc.
10.9*      Telecommunication Equipment Housing Agreement dated
           November 14, 1995.
10.10**    Sublease Agreement dated January 28, 1993, between US
           Fibercom Network, Inc. and United States Tennis
           Association.
10.11**    License Agreement dated November 6, 1996, between USFI,
           Inc. and 48th Americas Company.
10.12**    Collocation and Facilities Management Service Agreement
           dated May 22, 1995, between Voyager Networks, Inc. and
           USFI, Inc.
10.13*     Lease Agreement dated March 1, 1995, between Tokuyo Sangyo
           Inc. and USFI Network K.K. (Translation from Japanese to
           English).
10.14*     Employment Agreement with James D. Pearson.
10.15*     Employment Agreement with Francis J. Mount.
10.16*     Employment Agreement with Jan Piazza.
10.17*     Employment Agreement with Paul K. Heun.
10.18      USFI Provider Reseller Agreement dated as of March 4, 1997, by and among USFI Network K.K., A.T. Net KK and Asahi
           Telecom Co., Ltd.
10.19      Securities Purchase Agreement dated as of March 4, 1997
           among USFI Network KK, Nihon TelePassport K.K., USFI-Japan,
           L.L.C., USFI Inc., Asahi Telecom Co., Ltd. and A.T. Net
           K.K.
10.20      NTP Purchase and Sale Agreement dated as of March 4, 1997
           among Nihon TelePassport K.K., USFI, Inc., USFI-Japan,
           L.L.C., USFI Network K.K., Asahi Telecom Co., Ltd. and A.T.
           Net K.K.
10.21      USFI Provider Reseller Agreement (For NTP) dated as of
           March 4, 1997, by and among USFI Network K.K., Nihon
           TelePassport K.K. and Asahi Telecom Co., Ltd.

10.22      A.T. Net Provider Reseller Agreement dated as of March 4,
           1997, by and among USFI Network K.K. and A.T. Net K.K.
10.23*     Form of Indemnity Agreement.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Baer Marks & Upham LLP (included in Part II of
           this Registration Statement).
23.2       Consent of Ernst & Young LLP, independent auditors
           (included in Part II of this Registration Statement).
23.3       Consent of Deloitte Touche Tohmatsu, independent auditors
           (included in Part II of this Registration Statement).
24.1**     Powers of Attorney.
27.1       Financial Data Schedule.


---------------


 * To be filed by amendment.



** Previously filed.



     (b) FINANCIAL STATEMENT SCHEDULES



        Report of Ernst & Young LLP, independent auditors


        Schedule II -- Valuation and Qualifying Accounts



     All other schedules have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.